Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232308

HARTMAN vREIT XXI, INC.

SUPPLEMENT NO. 5 DATED APRIL 9, 2021
TO THE PROSPECTUS DATED JULY 27, 2020

This document supplements, and should be read in conjunction with, our prospectus dated July 27, 2020, relating to our offering of up to $185,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 5 have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 5 is to disclose the filing of our Annual Report on Form 10-K for the year ended December 31, 2020.

Annual Report on Form 10-K for the Year Ended December 31, 2020

On March 31, 2021, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2020, a copy of which is attached to this Supplement as Appendix A (without exhibits).

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________
FORM 10-K

☒ Annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2020

 ☐ Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ___ to ___

Commission File Number 333-232308
__________

Hartman vREIT XXI, Inc.
(Exact name of registrant as specified in its charter)

Maryland	38-3978914
(State of Organization)	(I.R.S. Employer Identification Number)
2909 Hillcroft
Suite 420
Houston
Texas	77057
(Address of principal executive offices)	(Zip Code)
______________
(713) 467-2222
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:  None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐   No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.    Yes ☐   No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒   No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  Yes ☐    No ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company ☒ Emerging Growth Company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐   No ☒

There is no established market for the registrant's shares of common stock. There were 8,673,052 shares of common stock held by non-affiliates as of June 30, 2020; the last business day of the registrants most recently completed second fiscal quarter.

As of March 15, 2021, there were 8,844,988 shares of the Registrant's common shares issued and outstanding.

HARTMAN vREIT XXI, INC.

Cautionary Note Regarding Forward-Looking Statements

As used herein, the terms “we,” “us” or “our” are to Hartman vREIT XXI, Inc. and, as required by context, Hartman vREIT XXI Operating Partnership L.P., which we refer to as our “operating partnership,” and their respective subsidiaries.

Certain statements included in this annual report on Form 10-K (this “Annual Report”) that are not historical facts (including statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions, or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events on our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements.  Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to raise capital in our ongoing initial public offering;
●	the fact that we have a limited operating history and commenced operations on November 14, 2016;
●	our ability to effectively deploy the proceeds raised in our initial public offering;
●	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;
●	uncertainties related to the national economy, the real estate industry in general and in our specific markets;
●	legislative or regulatory changes, including changes to laws governing REITS;
●	construction costs that may exceed estimates or construction delays;
●	increases in interest rates;
●	availability of credit or significant disruption in the credit markets;
●	litigation risks;
●	risks inherent to the real estate business, including tenant defaults, potential liability related to environmental matters and the lack of liquidity of real estate investments;
●	inability to obtain new tenants upon the expiration of existing leases at our properties;
●	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws;
●	the continuing adverse impact of the novel coronavirus (“COVID-19”) on the U.S.and Texas economies and our financial condition and results of operations;
●	the potential need to fund tenant improvements or other capital expenditures out of operating cash flow;
●	conflicts of interest arising out of our relationship with our advisor and its affiliates;
●	our ability to generate sufficient cash flows to pay distributions to our stockholders;
●	our ability to retain our executive officers and other key personnel of our advisor and other affiliates of our advisor; and
●	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this Annual Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk

Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

PART I
Item 1.    Business
We were formed as a Maryland corporation on September 3, 2015 to acquire, develop and operate a diverse portfolio of value-oriented commercial properties, including office, retail, industrial and warehouse properties, located primarily in Texas. We intend to acquire properties in which there is a significant potential for growth in income and value from re-tenanting, repositioning, redevelopment, and operational enhancements. We believe that real estate, and in particular commercial real estate, provides an excellent investment for those investors looking for diversification, income and wealth preservation and growth in their portfolio. We believe that we have significant experience in acquiring and managing these types of properties, largely through our relationships with our sponsor and other affiliates.

On June 24, 2016, our registration statement on Form S-11, registering our initial public offering of up to $269,000,000 in shares of our common stock, was declared effective by the SEC, and we commenced our initial public offering. On January 9, 2017, we amended our charter to (i) designate our authorized shares of common stock as Class A shares of common stock and Class T shares of common stock and (ii) convert each share of our common stock outstanding as of date of the amendment to our charter into a share of our Class A common stock.  On February 6, 2017, our amended registration statement on Form S-11, providing for our public offering of up to $269,000,000 in Class A shares of our common stock and Class T shares of our common stock, was declared effective by the SEC and we commenced offering Class A and Class T shares of our common stock.

In our initial public offering, we offered to the public up to $250,000,000 in any combination of shares of Class A and Class T common stock and up to $19,000,000 in shares of Class A and Class T common stock to stockholders pursuant to its distribution reinvestment plan.

In our follow-on offering, we are offering to the public up to $180,000,000 in any combination of shares of Class A and Class T common stock and up to $5,000,000 in shares of its Class A and Class T common stock to stockholders pursuant to its distribution reinvestment plan.

On May 12, 2020, the Company's board of directors authorized the classification and designation of Class I and Class S common stock. As of December 31, 2020, 900,000,000 shares of capital stock are classified as common stock, par value $0.01 per share, 270,000,000 are classified and designated as Class A common stock (“Class A Shares”), 280,000,000 are classified and designated as Class S common stock ("Class S Shares"), 280,000,000 are classified and designated as Class I common stock ("Class I Shares"), and 70,000,000 are classified and designated as Class T Common stock (“Class T Shares”). The additional share classes were included in an amendment to the Company's registration statement and prospectus which was declared effective by the Securities and Exchange Commission on July 27, 2020.

Effective January 26, 2021, the sale price of our Class A, Class S, Class I and Class T common shares to the public is $11.38, $10.61, $10.24 and $10.89 per share, respectively, representing the net asset value per share as determined by the board of directors plus the applicable sales commissions and managing broker dealer fees. The sale price of all classes of common shares to our shareholders pursuant to the distribution reinvestment plan is $10.23 per share.

Our board of directors may, in its sole discretion and from time to time, change the price at which we offer shares to the public in the primary offering or pursuant to our distribution reinvestment plan to reflect changes in our estimated value per share and other factors that our board of directors deems relevant. If we revise the price at which we offer our shares of common stock based upon changes in our estimated value per share, we do not anticipate that we will do so more frequently than quarterly. Our estimated value per share will be approved by our board of directors and calculated by our advisor based upon current available information which may include valuations of our assets obtained by independent third-party appraisers or qualified independent valuation experts.

As of December 31, 2020, we had accepted subscriptions for, and issued 8,342,318, net of redemptions, shares of our Class A common stock in our public offering, including 577,288 shares issued pursuant to our distribution reinvestment plan, and 468,982, net of redemptions, shares of our Class T common stock in our public offering, including 25,797 shares issued pursuant to our distribution reinvestment plan resulting in gross proceeds of $86,942,755. We intend to use the net proceeds from our initial public offering and follow-on offering to acquire commercial real estate properties located primarily in Texas. We intend to offer shares of our common stock on a continuous basis until January 14, 2023, three years from the date of the commencement of our follow-on public offering. We intend to conduct a continuous offering of an unlimited member of shares of our common stock over an unlimited time period by filing a new registration statement prior to the end of the three-year period described in Rule 415 under the securities act of 1933, as amended, however, in certain states this offering is subject to annual extension. We reserve the right to terminate our follow-on public offering at any time. D.H. Hill Securities, LLLP is the dealer manager for our follow-on public offering and is responsible for the distribution of our common stock in our follow-on public offering.

Hartman XXI Advisors, LLC, which we refer to as our advisor, manages our day-to-day operations and our portfolio of properties and real estate-related assets, subject to certain limitations and restrictions. Our advisor sources and presents investment opportunities to our board of directors. Our advisor also provides investment management, marketing, investor relations and other administrative services on our behalf. Hartman Income REIT Management, Inc., a Texas corporation, is the property manager for our real estate investments. Hartman XXI Advisors, LLC (the “Advisor”), a wholly owned subsidiary of Hartman Advisors, LLC. Hartman Income REIT Management, Inc., an affiliate of the Advisor, is the Company’s sponsor and property manager (“Sponsor” or “Property Manager”). Effective July 1, 2020 Hartman Advisors, LLC and Hartman Income REIT Management, Inc. are wholly-owned subsidiaries of Hartman Short Term Income Properties XX, Inc. We refer to Hartman Income REIT Management, Inc. as our “sponsor” and “property manager.” Subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

Substantially all of our business is conducted through Hartman vREIT XXI Operating Partnership, L.P., a Texas limited partnership, which we refer to as our operating partnership. We are the sole general partner of our operating partnership and Hartman vREIT XXI Holdings LLC, and Hartman vREIT XXI SLP, LLC, affiliates of our advisor, are the initial limited partners of our operating partnership. As we accept subscriptions for shares of our common stock, we will transfer substantially all of the net proceeds of the offering to our operating partnership as a capital contribution. The limited partnership agreement of our operating partnership provides that our operating partnership will be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, which classification could result in our operating partnership being taxed as a corporation rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating our investments, our operating partnership will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of our operating partnership. We will experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets.

We elected to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code beginning with our taxable year ended December 31, 2017. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year after the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied.  Failing to qualify as a REIT could materially and adversely affect our net income.

We intend to use the net proceeds from our public offering to continue to acquire commercial real properties located primarily in Texas.  For additional information, see “Investment Strategy” below.

As of December 31, 2020, our portfolio consisted of 100% ownership of ten commercial properties and investments in two unconsolidated affiliate entities. For additional information, see “Investment Portfolio” below.

Our principal executive offices are located at 2909 Hillcroft, Suite 420, Houston, Texas 77057, and our main telephone number is 713-467-2222.

2020 Highlights:

During the year ended December 31, 2020, we:

•raised $1,068,000 in gross offering proceeds in our initial public offering;

•On May 12, 2020, the Company's board of directors authorized the classification and designation of Class I and Class S common stock. As of December 31, 2020, 900,000,000 shares of capital stock are classified as common stock, par value $0.01 per share, 270,000,000 are classified and designated as Class A common stock (“Class A Shares”), 280,000,000 are classified and designated as Class S common stock ("Class S Shares"), 280,000,000 are classified and designated as Class I common stock ("Class I Shares"), and 70,000,000 are classified and designated as Class T

Common stock (“Class T Shares”). The additional share classes were included in an amendment to the Company's registration statement and prospectus which was declared effective by the Securities and Exchange Commission on July 27, 2020.

•Effective January 26, 2021, the sale price of our Class A, Class S, Class I and Class T common shares to the public is $11.38, $10.61, $10.24 and $10.89 per share, respectively, representing the net asset value per share as determined by the board of directors plus the applicable sales commissions and managing broker dealer fees. The sale price of all classes of common shares to our shareholders pursuant to the distribution reinvestment plan is $10.23 per share.

•On December 29, 2020, the Company completed an acquisition of tenant in common ("TIC") interests representing an ownership of approximately 83% of an office building located at 3100 Weslayan, Houston, Texas. The Weslayan property ("Weslayan") comprises approximately 78,289 square feet. Weslayan is approximately 66% occupied by 18 tenants. The remaining 17% TIC ownership is owned by Allen Hartman. The acquisition price for the TIC interests acquired was $6.696 million including the assumption of $3.413 million of mortgage indebtedness.

Investment Objectives

       Our primary investment objectives are to:

•realize growth in the value of our investments;

•preserve, protect and return stockholders’ capital contributions; and

•grow net cash from operations and pay regular cash distributions to our stockholders.

We cannot assure our stockholders that we will achieve these objectives.

Investment Strategy

The cornerstone of our investment strategy is our advisor’s discipline in acquiring commercial properties that offer a blend of current and potential income based on in-place occupancy plus significant potential for growth in income and value from re-tenanting, repositioning, redevelopment, and operational enhancements. We refer to this strategy as “value-oriented” or the “Hartman Advantage.” We rely upon the value-oriented or Hartman Advantage strategy to evaluate numerous potential commercial real estate acquisition and investment opportunities per each completed acquisition or investment.
We intend continue to acquire, develop and operate a diverse portfolio of value-oriented commercial properties, including office, retail, industrial and warehouse properties located primarily in Texas. The commercial properties we acquire may be existing income-producing properties, properties developed by an affiliate of our advisor, newly constructed properties or properties under development or construction. We target properties that are located in high traffic areas, have adequate parking, have good curb appeal, have occupancy rates of at least 50%, and have a diversified tenant mix of creditworthy tenants.
We may also invest a portion of the offering proceeds available for investment in unimproved land upon which improvements are to be constructed or completed. However, we may not invest more than 10% of the aggregate cost of the real property assets within our portfolio in unimproved land or real properties which are not expected to produce income within two years of their acquisition. Development of real properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables.

Investment Portfolio

As of December 31, 2020, our investments in real estate assets consist of ten properties listed below, a 2.47% ownership interest in a special purpose entity which includes membership of other Hartman affiliates, approximately 83% tenant in common interest in an office property located in Houston and a common stock investment in an affiliated REIT.

Property Name	Space Type	Location	Gross Leasable Area SF	Percent Occupied	Annualized Base Rental Revenue (in thousands)	Average Base Rental Revenue per Occupied SF	Average Net Effective Annual Base Rent per Occupied SF
Village Pointe	Retail	San Antonio	54,246	79%	$604	$14.06	$14.13
Richardson Tech	Flex/R&D	Dallas	96,660	74%	555	7.80	7.54
Spectrum Building	Office	San Antonio	175,390	90%	3,586	22.61	21.93
11211 Katy Freeway	Office	Houston	78,642	57%	728	16.19	15.77
1400 Broadfield	Office	Houston	102,893	68%	1,528	21.7	21.62
16420 Park Ten Place	Office	Houston	83,760	47%	939	23.89	23.91
Willowbrook Building	Office	Houston	67,581	32%	436	20.22	20.26
Timberway II	Office	Houston	130,828	70%	1,828	19.98	19.9
One Park Ten	Office	Houston	34,089	49%	307	18.41	18.16
Two Park Ten	Office	Houston	57,126	87%	1,057	21.25	21.38
Grand Total			881,215	65%	$11,568	$19.06	$18.81

Competition

The United States commercial real estate market is highly competitive. All of our properties will be located in areas that include competing properties. We face competition from various entities for investment opportunities in our targeted assets, including other REITs, pension funds, insurance companies, investment funds, real estate companies and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the geographic location of investments or the creditworthiness of tenants. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell real estate assets. The amount of competition in a particular market could also impact our ability to lease space and impact the amount of rent we are able to charge. Disruptions in the credit markets may materially impact the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. A limited availability of financing in the future could reduce suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. All of the above factors could result in delays in the investment of the proceeds from our initial public offering.

Employees

Although we have executive officers who manage our operations, we do not have any paid employees. The employees of our advisor and its affiliates provide management, acquisition, advisory and certain administrative services for us.

Regulations

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liabilities on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on a real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures or may impose material environmental liability. Additionally, tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business and results of operations or lower the value of our assets and, consequently, lower the amounts available for distribution to our stockholders.

We do not believe that compliance with existing environmental laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Tax Status

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2017. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income (which is computed without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders.  As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. We believe we are organized and operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

Financial Information About Industry Segments

Our current business consists of acquiring, developing, owning, managing, leasing, operating, and disposing of real estate assets. We internally evaluate all of our real estate assets as one industry segment and, accordingly, do not report segment information.

Economic Dependency

We are dependent on our advisor for certain services that are essential to us, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments, management of the daily operations of our real estate portfolio, and other general and administrative responsibilities. In the event that our advisor is unable to provide these services to us, we will be required to obtain such services from other sources, and our failure to identify such other sources could have an adverse impact on our financial condition and results of operations. We also depend upon the dealer manager for the sale of our shares of common stock in our initial public offering.

Available Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, accordingly, we file annual reports, quarterly reports and other information with the SEC. Access to copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, including amendments to such filings, may be obtained free of charge from our website, http://www.hartmanreits.com/hartman-vreit-xxi/sec-filings-2/. These filings are available promptly after we file them with, or furnish them to, the SEC. We are not incorporating our website or any information from the website into this Annual Report. The SEC also maintains a website, http://www.sec.gov, were our filings with the SEC are available free of charge. We will provide without charge a copy of this Annual Report, including financial statements and schedules, upon written request delivered to our principal executive office at the address listed on the cover page of this Annual Report.

Item 1A.    Risk Factors

The following are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. References to “shares” and “our common stock” in this Item 1A refer to all share classes of our common stock.

Risks Related to Our Business and Operations
Health concerns arising from the outbreak of a health epidemic or pandemic, including the COVID-19 coronavirus, may have an adverse effect on our business.
Our business could be materially and adversely affected by the outbreak of a health epidemic or pandemic, including the coronavirus, particularly to the extent and degree to which the outbreak affects the U.S., state and local economies. Our revenues consist primarily of rental income and other tenant reimbursements derived from tenants of our commercial real estate properties. The effects of the COVID-19 coronavirus and other adverse public health developments could materially affect the financial viability of our tenants and their ability to pay rent. It is premature to accurately predict the ultimate impact of these developments. For the period from March 31, 2020 to December 31, 2020, our collections have generally been between 98-99% of billed rent and other charges. Our results for the quarter ending March 31, 2021 continue to be minimally impacted, however, we do expect to experience continuing and possibly adverse impacts beyond March 31, 2021.

Our operations could be disrupted if any of our employees, employees of our vendors and business partners or employees of our tenants were to contract or be suspected of having any strain of flu or a coronavirus, since this could require us or vendors and business partners and tenants to quarantine some or all of any effected employees and or disinfect affected workspaces. We could also be adversely affected if government authorities impose mandatory closures, seek voluntary closures or impose restrictions on the operations of our business and the operations of our tenants’ businesses. Even if such measures are not implemented and a virus or other disease does not spread significantly, the perceived risk of infection or public health risk may adversely affect the business and operating results of our tenants and by extension affect our business and operating and results.

General Investment Risks
Shares of our common stock are illiquid. No public market currently exists for our shares, and our charter does not require us to liquidate our assets or list our shares on an exchange by any specified date. As a result, it will be difficult for our stockholders to sell their shares, and if they are able to sell their shares, they will likely sell them at a substantial discount.
There is no current public market for our shares. We presently intend, but are not required, to evaluate a transaction providing liquidity for our stockholders within 3 to 7 years from the termination of our initial public offering. Our charter does not require our board to pursue any particular liquidity event at any particular time or at all; provided, however, that if we have not begun the process of liquidating our assets or listing our shares within seven years of the termination of our primary offering, and our board of directors has not set a future date for such a liquidation or listing, our charter requires that we hold a stockholder meeting, upon the request of stockholders holding 10% or more of our outstanding shares of common stock, to vote on a proposal for our orderly liquidation and dissolution. It will therefore be difficult for our stockholders to sell their shares of common stock promptly or at all. Our charter also prohibits the ownership of more than 9.8% in value of our outstanding capital stock or 9.8% in number of shares of our outstanding common stock unless exempted prospectively or retroactively by our board of directors. Even if our stockholders are able to sell shares of our common stock, the absence of a public market may cause the price received for any shares of our common stock sold to be less than what our stockholders paid or less than their proportionate value of the assets we own. Moreover, our share redemption program includes numerous restrictions that limit our stockholders’ ability to sell their shares to us, and our board of directors may amend, suspend or terminate our share redemption program without stockholder approval upon 30 days’ written prior notice. Investors should purchase our shares only as a long-term investment because of their illiquid nature.
We have limited operating history which makes our future performance difficult to predict.
We commenced operations on November 14, 2016 and have a limited operating history. We have made eleven investments in real estate. You should not assume that our performance will be similar to the past performance of other real estate investment programs sponsored by our Sponsor or the parent of our Sponsor.  Our lack of an operating history increases the risk and uncertainty that you face in making an investment in our shares relative to an investment in the shares of common stock of a real estate investment trust with a substantial operating history.

Our cash distributions are not guaranteed, may fluctuate and may constitute a return of capital or taxable gain from the sale or exchange of property.
The actual amount and timing of distributions will be determined by our board of directors and typically will depend upon the amount of funds available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, our distribution rate and payment frequency may vary from time to time. Our long-term strategy is to fund the payment of monthly distributions to our stockholders entirely from our funds from operations. However, during the early stages of our operations, we may need to borrow funds, request that our advisor in its discretion, defer its receipt of fees and reimbursements of expenses or, to the extent necessary, utilize offering proceeds in order to make cash distributions. Accordingly, the amount of distributions paid at any given time may not reflect current cash flow from operations.
If we make distributions from sources other than our cash flow from operations, we will have fewer funds available for the acquisition of properties, our stockholders’ overall return may be reduced and the value of a share of our common stock may be diluted.
Our organizational documents permit us to make distributions from any source. If our cash flow from operations is insufficient to cover our distributions, we expect to use the proceeds from our initial public offering, the proceeds from the issuance of securities in the future, the proceeds from borrowings or the waiver or deferral of fees otherwise owed to our advisor to pay distributions. It is likely that in our initial years of operation, any distributions declared will be paid from our offering proceeds, which would constitute a return of your capital. If we fund distributions from borrowings, sales of properties or the net proceeds from our initial public offering, we will have fewer funds available for the acquisition of assets resulting in potentially fewer investments, less diversification of our portfolio and a reduced overall return to you. In addition, the value of your investment in shares of our common stock may be diluted because funds that would otherwise be available to make investments would be diverted to fund distributions. Further, to the extent distributions exceed our current and accumulated earnings and profits, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount we can fund distributions from sources other than from our current and accumulated earnings and profits.
If we do not raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us will fluctuate with the performance of the specific properties we acquire.
Our public offering is being made on a “best efforts” basis, whereby the broker-dealers participating in the offering are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to sell any number or dollar amount of shares of our common stock or purchase any shares of our common stock. The amount of proceeds we raise in the offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. If we are unable to raise substantially more than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the location, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would materially reduce our overall profitability will increase. We are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. In addition, any inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our net income and the distributions we make to our stockholders would be reduced.
Because we are dependent upon our advisor and its affiliates to conduct our operations, any adverse changes in the financial health of our advisor or its affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’ investment.
We are dependent on our advisor to manage our operations and our portfolio of real estate assets and our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our advisor. Our advisor does not have any operating history and it will depend largely upon the fees that it will receive from us in connection with the purchase, management and sale of assets, as well as fees it collects from other affiliates, to conduct its operations. Any adverse changes in the financial condition of our advisor or our relationship with our advisor could hinder its ability to successfully manage our operations and our portfolio of investments.
Our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our advisor. Our advisor’s business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. To the extent that any decline in our advisor’s revenues and operating results impacts the financial condition and performance of our advisor, our results of operations and financial condition could also suffer.

Terminating our advisor, even for poor performance, other than a termination of our advisor for “cause,” will result in less funds available for distributions or investing in properties because it will trigger a significant one-time payment to the holder of the special limited partnership interests.

Other than a termination of our advisor for “cause,” as defined in the advisory agreement with our advisor, terminating our advisor will trigger the redemption of the special limited partnership interests in our operating partnership held by Hartman vREIT XXI SLP LLC, a wholly owned subsidiary of the parent company of our advisor, for a redemption price payable in the form of a promissory note, shares of our common stock, or limited partnership units in our operating partnership. This means that less cash would be available for distributions or to acquire properties, and may act as a deterrent to the termination of the advisor.
Our ability to implement our investment strategy is dependent, in part, upon the ability of our dealer manager to successfully conduct our initial public offering.
D.H. Hill Securities LLLP is the dealer manager for our initial public offering. The success of our initial public offering, and our ability to implement our business strategy, is dependent upon the ability of our dealer manager to build and maintain a network of broker-dealers to sell our shares. If our dealer manager is not successful in establishing, operating and managing this network of broker-dealers for our initial public offering, our ability to raise proceeds through our initial public offering will be limited and we may not have adequate capital to implement our investment strategy. In addition, because our initial public offering is a “best efforts” offering, we may not raise proceeds in our initial public offering sufficient to meet our investment objectives.
If we are unable to find suitable investments or we experience delays in doing so, we may not be able to achieve our investment objectives or pay distributions.
Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our advisor in the acquisition of our investments, including the determination of any financing arrangements. Competition from other entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of sellers of the types of properties we seek to purchase. Additionally, disruptions and dislocations in the credit markets may materially impact the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. A lack of available debt could result in a further reduction of suitable investment opportunities and create a competitive advantage to other entities that have greater financial resources than we do. We can give no assurance that our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if our advisor makes investments on our behalf, our objectives will be achieved. If we, through our advisor, are unable to find suitable investments promptly upon receipt of offering proceeds, we will hold the proceeds from our public offering in an interest-bearing account or invest the proceeds in short-term assets. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.
If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our distributions and your investment returns to be lower than they otherwise would.
We could suffer from delays in locating suitable investments. The more capital we raise in our initial public offering, the more difficult it will be to invest the net offering proceeds promptly. Our reliance on our advisor to locate suitable investments for us at times when the management of our advisor may be simultaneously seeking to locate suitable investments for other affiliated programs could also delay the investment of the proceeds of our initial public offering. Delays we encounter in the selection, acquisition and development of income-producing properties would likely limit our ability to pay distributions to our stockholders and reduce our stockholders’ overall returns.
We have disclosed estimated net asset values (NAVs) per share of our common stock as of December 31, 2020, The NAV per share we disclose in the future may vary significantly from the value as of December 31, 2020 as we purchase additional assets and raise additional capital from the sale of our shares. The estimated NAV per share values that we disclose may not be an accurate reflection of the fair value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated.
To assist members of the Financial Industry Regulatory Authority, Inc., or FINRA, and their associated persons that participate in our offering, pursuant to applicable FINRA rules, we will, not less frequently than annually, disclose an estimated NAVs per share of each class of our common stock, an explanation of the method by which the estimated NAVs per share were developed and the date of the data used to develop the estimated NAVs per share.  Our board of directors has established an estimated NAV per share of our common stock of $10.23 per share, respectively, as of December 31, 2020. The market for commercial real estate can fluctuate quickly and substantially and values of our assets and liabilities are expected to change in the future as we continue to raise capital and invest in other properties. Future determinations of our estimated NAV per share are likely to vary significantly from the value established as of December 31, 2020. This approach to establishing an estimated NAV per share may bear little relationship to, and will likely exceed, what a stockholder might receive for its shares if the stockholder tried to sell them or if we liquidated our portfolio.
The current offering price per share of each share class and any subsequent estimated NAVs per share we determine, are likely to differ from the price at which a stockholder could resell the shares because: (i) there is no public trading market for our shares at this time; (ii) the price does not reflect and will not reflect, the fair value of our assets as we acquire them, nor does it represent the amount of net proceeds that would result from an immediate liquidation of those assets, because the amount of proceeds available for investment from our offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition fees and costs and distribution and shareholder servicing fees; (iii) the estimated per share value does not take into account how market fluctuations affect the value of our investments, including how the current conditions in the financial and real estate markets may affect the values of our investments; and (iv) the estimated per share value does not take into account how developments related to individual assets may increase or decrease the value of our portfolio.
Currently there are no SEC, federal or state rules that establish requirements concerning the methodology to employ in determining an estimated per share value. Our board of directors will be responsible for determining our estimated NAVs per share no less frequently than annually. To assist our board of directors in determining our estimated NAVs per share, we will obtain independent third-party appraisals for our properties and will value our other assets in a manner we deem most suitable under the circumstances, which may include an independent appraisal or valuation. We anticipate that any property appraiser we engage will be a member of the Appraisal Institute with the MAI designation or such other professional valuation designation appropriate for the type and geographic locations of the assets being valued and will provide a written opinion, which will include a description of the reviews undertaken and the basis for such opinion. Any such appraisal will be provided to a participating dealer upon request. The valuations will be estimates and consequently should not be viewed as an accurate reflection of the fair value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets.  For additional information on the calculation of our estimated net asset value per share as of December 31, 2020, see Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Purchases of Equity Securities—Estimated Net Asset Value Per Share.”
The value of a share of our common stock may be diluted if we pay a stock dividend.
Our board of directors has previously authorized and declared stock dividends.  Investors who purchased shares early in our offering received more shares for the same cash investment than investors who purchase later in the offering as a result of the stock dividend. Because they own more shares, upon a sale or liquidation of the company, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock dividends, the value per share for later investors purchasing our stock will be below the value per share of earlier investors. Stock dividends were discontinued after September 1, 2019.
We may change our targeted investments, our policies and our operations without stockholder consent.
Although we have, and continue to expect to invest in office, retail, industrial, and warehouse properties located primarily in Texas, we may also invest in other real estate asset classes located throughout the United States. Except as described in our prospectus, we are not restricted as to the percentage of our offering proceeds that may be invested in properties as compared with the percentage of our proceeds that we may invest in other investments, each of which may be leveraged and will have differing risks and profit potential. Further, we are not limited with respect to the percentage of our offering proceeds that may be invested in any one investment. The greater the percentage of our offering proceeds invested in one asset, the greater the potential adverse effect on us if that asset is unprofitable.
We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in our prospectus. A change in our targeted investments or investment guidelines could adversely affect the value of our common stock and our ability to make distributions to our stockholders.

We will pay substantial fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s length, may be higher than fees payable to unaffiliated third parties, and may reduce cash available for investment.
A portion of the offering price from the sale of our shares in our initial public offering will be used to pay fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s length and may be higher than fees payable to unaffiliated third parties. In addition, because the full offering price paid by stockholders will not be invested in assets, stockholders will only receive a full return of their invested capital if we either (1) sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets or (2) the market value of our company after we list our shares of common stock on a national securities exchange is substantially in excess of the original purchase price of our assets.
We will reimburse our advisor for amounts it pays in connection with the acquisition or development of a property whether or not we ultimately acquire the asset.
We rely on our advisor to locate and acquire properties on our behalf. To the extent that we reimburse our advisor for expenses incurred and a property is not acquired, there will be less funds available for investment in other properties.  The failure to close on an acquisition of a property will mean that expenses have been incurred without the ability to recoup those expenses from the operation of the property and could reduce the distributions our stockholders may receive.
Our stockholders are limited in their ability to sell shares of common stock pursuant to our share repurchase program. Stockholders may not be able to sell any shares of our common stock back to us, and if they do sell their shares, they may not receive the price they paid.
Our share redemption program may provide our stockholders with a limited opportunity to have their shares of our common stock redeemed by us at a price equal to or at a discount from the purchase price of the shares of our common stock being redeemed, or at the NAV per share price at the time of redemption, subject to the Board of Directors' discretion.  We anticipate that shares of our common stock may be redeemed on a quarterly basis. However, our share redemption program contains certain restrictions and limitations, including those relating to the number of shares of our common stock that we can redeem at any given time and limiting the redemption price. Specifically, we presently intend to limit the number of shares to be redeemed to no more than (1) 5.0% of the weighted-average number of shares of our common stock outstanding during the prior calendar year and (2) those that could be funded from the net proceeds from the sale of shares under our distribution reinvestment program in the prior calendar year plus 1.0% of the operating cash flow from the previous fiscal year (to the extent positive) and such additional funds as may be reserved for that purpose by our board of directors. In addition, our board of directors reserves the right to amend, suspend or terminate the share redemption program at any time upon 30 days’ notice. Therefore, our stockholders may not have the opportunity to make a redemption request prior to a potential termination or suspension of the share redemption program and our stockholders may not be able to sell any of their shares of our common stock back to us pursuant to our share redemption program. Moreover, if our stockholders do sell their shares of common stock back to us pursuant to the share redemption program, the price at which the stock will be redeemed may not be the same price they paid for any shares of our common stock being redeemed.
Investors who invest in us at the beginning of our initial public offering may realize a lower rate of return than later investors.
There can be no assurances as to when we will begin to generate sufficient cash flow to fully fund the payment of distributions. As a result, investors who invest in us before we generate significant cash flow may realize a lower rate of return than later investors. We expect to have little cash flow from operations available for distribution until we make substantial investments. In addition, to the extent our investments are in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. Therefore, until such time as we have sufficient cash flow from operations to fully fund the payment of distributions, some or all of our distributions will be paid from other sources, such as from the proceeds of our public offerings, cash advances to us by our advisor, cash resulting from a waiver of fees by our advisor, and borrowings.
If we internalize our management functions, our stockholders’ interest in us could be diluted and we could incur other significant costs associated with being self-managed.
Our board of directors may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire our advisor’s assets and personnel. At this time, we cannot anticipate the form or amount of consideration or other terms relating to any such acquisition. Such consideration could take many forms, including cash payments, promissory notes and shares of our common stock. The payment of such consideration could result in dilution of our stockholders’ interests in our company and could reduce the earnings per share and funds from operations per share attributable to our stockholders’ investment in our company.

Additionally, while following such an internalization we would no longer bear the costs of the various fees and expenses we currently pay to our advisor under the advisory agreement with our advisor, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, SEC reporting and compliance. We would also be required to employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances as well as incur the compensation and benefits costs of our officers and other employees and consultants that we now expect will be paid by our advisor or its affiliates.We may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations and may further dilute our stockholders’ investment. We cannot reasonably estimate the amount of fees to our advisor we would save or the costs we would incur if we became self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our earnings per share and funds from operations per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to our stockholders and the value of our shares.
If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have a great deal of knowledge and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our real estate assets. In recent years, internalization transactions have been the subject of stockholder litigation. Stockholder litigation can be costly and time-consuming, and there can be no assurance that any litigation expenses we might incur would not be significant or that the outcome of litigation would be favorable to us. Any amounts we are required to expend in defending against such litigation would reduce the amount of funds available for investment by us in properties or other investments and the amount of funds available for distributions to stockholders.
If we were to internalize our management or if another investment program, whether sponsored by our sponsor or otherwise, hires the employees of our advisor in connection with its own internalization transaction or otherwise, our ability to conduct our business may be adversely affected.
We rely on persons employed by affiliates and the parent company of our advisor to manage our day-to-day operations. If we were to effectuate an internalization of our advisor, we may not be able to retain all of the employees of the parent or affiliates of our advisor or to maintain a relationship with our sponsor. In addition, some of the employees of our advisor and affiliates provide services to one or more other investment programs, including Hartman Short Term Income Properties XX, Inc. These programs or third parties may decide to retain some or all of advisor’s key employees in the future. If this occurs, these programs could hire certain of the persons currently employed by our advisor and its affiliates who are most familiar with our business and operations, thereby potentially adversely impacting our business.
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders could be reduced and the value of our investments could decline.
If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain financing from sources beyond our cash flow from operations, such as borrowings, sales of assets or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of an investment ins hares of our common stock.

Risks Related to Conflicts of Interest
Our advisor and its affiliates, including all of our executive officers, our affiliated directors and other key real estate professionals, will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

Our advisor and its affiliates will receive substantial fees from us. These fees could influence our advisor’s advice to us. Among other matters, these compensation arrangements could affect their judgment with respect to:
•the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the property management agreements we expect to enter into with our property manager;
•offerings of equity by us, which will likely entitle our advisor to increased acquisition, asset management and disposition fees;
•acquisitions of properties, which entitle our advisor to acquisition and asset management fees, and, in the case of acquisitions or investments from programs sponsored by our sponsor or its affiliates, might entitle affiliates of our advisor to disposition fees in connection with its services for the seller;
•borrowings to acquire properties and other investments, which will increase the acquisition, debt financing and asset management fees payable to our advisor;
•whether and when we seek to list our common stock on a national securities exchange, which listing could entitle the holder of the special limited partnership interests to have its interests in our operating partnership redeemed; and
•whether and when we seek to sell the company or its assets, which sale could entitle our advisor to disposition fees.

The asset management fees our advisor receives in connection with the acquisition and management of our assets are based on the cost of the investment, and not based on the value of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us. Our advisor will have considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. In evaluating investments and other management strategies, the opportunity to earn these fees may lead our advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Payment of fees and expenses to our advisor and our dealer manager will reduce the cash available for distribution and could result in decisions that are not in the best interests of our stockholders.
We may compete with affiliates of our sponsor, including Hartman Short Term Income Properties XX, Inc., for opportunities to acquire or sell investments, which may have an adverse impact on our operations.
We may compete with affiliates of our sponsor, including Hartman Short Term Income Properties XX, Inc., a public, non-listed REIT with investment policies and objectives similar to our own, for opportunities to acquire or sell properties. We may also buy or sell properties at the same time as affiliates of our sponsor. In this regard, there is a risk that our sponsor will select for us investments that provide lower returns to us than investments purchased by its affiliates. Certain of our affiliates own or manage properties in geographical areas in which we expect to own properties. As a result of our potential competition with affiliates of our sponsor, certain investment opportunities that would otherwise be available to us may not in fact be available. This competition may also result in conflicts of interest that are not resolved in our favor.
Our advisor will face conflicts of interest relating to joint ventures that we may form with its affiliates; which conflicts could result in a disproportionate benefit to the other venture partners at our expense.
If approved by our independent directors, we may enter into joint venture agreements with other programs sponsored by our sponsor or its affiliates for the acquisition, development or improvement of properties or other investments. Our advisor and the advisors to other Hartman-sponsored programs have the same executive officers and key employees; and these persons will face conflicts of interest in determining which Hartman-sponsored program should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the Hartman-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a Hartman-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The Hartman-affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus be either to our and your benefit or detriment.
Our advisor, the real estate professionals assembled by our advisor and their affiliates and officers will face competing demands relating to their time, and this may cause our operations and your investment to suffer.
We rely on the parent company to our advisor, the real estate professionals our advisor has assembled and their affiliates and officers for the day-to-day operation of our business. Our advisor, its real estate professionals and affiliates, including our officers, have interests in other programs sponsored by our sponsor and its affiliates and engage in other business activities. As a result of their interests in such other programs and the fact that they have engaged in and they will continue to engage in other business activities, they will face conflicts of interest in allocating their time among us, our advisor and such other programs and other business activities in which they are involved. Should our advisor breach its fiduciary duty to us and our stockholders by inappropriately devoting insufficient time or resources to our business due to the competing demands of other programs, our operations, the returns on our investments, and therefore our profitability, may suffer.
Our executive officers and some of our director’s face conflicts of interest related to their positions with our advisor and its affiliates, which could hinder our ability to implement our business strategy and to generate returns to you.
Our executive officers and our affiliated directors are also executive officers, directors, managers and key professionals of our advisor and other entities affiliated with our sponsor, including Hartman Short Term Income Properties XX, Inc. Their loyalties to these other entities could result in actions or inactions that breach their fiduciary duties to us and are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.

Risks Related to Our Organizational Structure
Maryland law and our organizational documents limit your right to bring claims against our officers and directors.
Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify and advance expenses to our directors, our officers, our advisor and its affiliates for losses they may incur by reason of their service in those capacities subject to any limitations under Maryland law or in our charter.  As a result, we and our stockholders may have more limited rights against these persons than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by these persons in some cases. However, our charter provides that we may not indemnify our directors, our advisor and its affiliates for loss or liability suffered by them or hold our directors or our advisor and its affiliates harmless for loss or liability suffered by us unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability was not the result of negligence or misconduct by our non-independent directors, our advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification or obligation to hold harmless is recoverable only out of our net assets, including the proceeds of insurance, and not from the stockholders.
Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise benefit our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of the aggregate of our then outstanding shares of capital stock (which includes common stock and any preferred stock or convertible stock we may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the aggregate of our then outstanding common stock unless exempted (prospectively or retroactively) by our board of directors. These restrictions may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease our stockholders’ ability to sell shares of our common stock.
We may issue preferred stock, convertible stock or other classes of common stock, which issuance could adversely affect the holders of our common stock.
Our stockholders do not have preemptive rights to any shares issued by us in the future. We may issue, without stockholder approval, preferred stock, convertible stock or other classes of common stock with rights that could dilute the value of shares of common stock. However, the issuance of preferred stock or convertible stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. The issuance of preferred stock or other classes of common stock could increase the number of stockholders entitled to distributions without simultaneously increasing the size of our asset base.
Our charter, as amended, authorizes us to issue up to 900,000,000 shares of capital stock, classified as common stock, par value $0.01 per share. 270,000,000 are classified and designated as Class A common stock (“Class A Shares”), 280,000,000 are classified and designated as Class S common stock ("Class S Shares"), 280,000,000 are classified and designated as Class I common stock ("Class I Shares"), and 70,000,000 are classified and designated as Class T Common stock (“Class T Shares”).

Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may further amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series. If we ever create and issue preferred stock or convertible stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock or convertible stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities and the removal of incumbent management.
Our UPREIT structure may result in potential conflicts of interest with limited partners in our operating partnership whose interests may not be aligned with those of our stockholders.
We are structured as an “UPREIT,” which stands for “umbrella partnership real estate investment trust.” We use the UPREIT structure because a contribution of property directly to us is generally a taxable transaction to the contributing property owner. In the UPREIT structure, a contributor of a property who desires to defer taxable gain on the transfer of a property may transfer the property to our operating partnership in exchange for limited partnership interests and defer taxation of gain until the contributor later exchanges his or her limited partnership interests for shares of our common stock. We believe that using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.
Our operating partnership may issue limited partner interests in connection with certain transactions. Limited partners in our operating partnership have the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of our operating partnership, we are obligated to act in a manner that is in the best interest of all partners of our operating partnership. Circumstances may arise in the future when the interests of limited partners in our operating partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders do not believe are in their best interest.
In addition, the special limited partnership interest holder is an affiliate of our advisor and, as the special limited partner in our operating partnership, may be entitled to: (1) receive certain distributions upon the disposition of certain of our operating partnership’s assets; or (2) a one-time payment in the form of cash, interests in our operating partnership or shares in connection with the redemption of the special limited partnership interests upon the occurrence of a listing of our shares on a national stock exchange or certain events that result in the termination or a non-renewal of our advisory agreement. The special limited partnership interest holder will only become entitled to the compensation after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. This potential obligation to make substantial payments to the holder of the special limited partnership interests would reduce the overall return to stockholders to the extent such return exceeds 6.0%.
Our stockholders have limited control over changes in our policies and operations, which increases the uncertainty and risks faced by our stockholders.
Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of our stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks faced by our stockholders.
Our stockholders’ investment returns may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.
Neither we, our operating partnership nor any of our subsidiaries intend to register as an investment company under the Investment Company Act of 1940. Our operating partnership’s and subsidiaries’ intended investments in real estate will represent the substantial majority of our total asset mix. In order for us not to be subject to regulation under the Investment Company Act of 1940, we engage, through our operating partnership and our wholly and majority-owned subsidiaries, primarily in the business of buying real estate. These investments must be made within a year after our initial public offering ends.

Section 3(a)(1)(A) of the Investment Company Act of 1940 defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act of 1940 defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940.
We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company under Section 3(a)(1) of the Investment Company Act of 1940 as we intend to invest primarily in real property, through our operating partnership or our operating partnership’s wholly or majority-owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1)(C) of the Investment Company Act of 1940. We are organized as a holding company that conducts its businesses primarily through our operating partnership, which in turn is a company conducting its business of investing in real property either directly or through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that we comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act of 1940 because neither we nor our operating partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership or our operating partnership’s wholly owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the business of purchasing or otherwise acquiring real property.
In the event that the value of investment securities held by a subsidiary of our operating partnership were to exceed 40% of the value of its total assets, we expect that subsidiary to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act of 1940. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets,” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited by these criteria. How we determine to classify our assets for purposes of the Investment Company Act of 1940, will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying real estate asset and a real estate-related asset. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mortgage-backed securities, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC or its staff will concur with our classification of our assets. Future revisions to the Investment Company Act of 1940 or further guidance from the SEC staff may cause us to lose our exclusion from the definition of ‘investment company’ or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.
There can be no assurance that the laws and regulations governing the Investment Company Act of 1940 status of REITs, including more specific or different guidance regarding these exclusions that may be published by the SEC or its staff, will not change in a manner that adversely affects our operations. For instance, in 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act of 1940, including the nature of the assets that qualify for purposes of the exclusion. In addition, the SEC or its staff could take action that results in our or our subsidiary’s failure to maintain an exception or exemption from the Investment Company Act of 1940.
In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within one of the definitions of an investment company under Section 3(a)(1) of the Investment Company Act of 1940, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6) of the Investment Company Act of 1940. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of our operating partnership.

To ensure that neither we, our operating partnership nor any of our subsidiaries are required to register as an investment company, each entity may be unable to sell assets that it would otherwise want to sell and may need to sell assets that it would otherwise wish to retain. In addition, we, our operating partnership or our subsidiaries may be required to acquire additional income- or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our portfolio periodically and prior to each acquisition and disposition, any of these entities may not be able to remain outside the definition of ‘investment company’ or maintain an exclusion from the definition of an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.
Although we have opted out of certain anti-takeover provisions of Maryland law, our board of directors could opt into these protections in the future, which may make it more difficult for us to be acquired and may prevent stockholders from receiving a premium price for their stock in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the then outstanding voting stock of the corporation; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

Another anti-takeover statute under Maryland law, the Control Share Acquisition Act, provides that the holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such control shares, except to the extent approved by a vote of two-thirds of the votes entitled to vote generally in the election of directors, excluding votes cast by the acquirer, by officers or by directors who are employees of the corporation.  Should our board of directors opt into these provisions of Maryland Law in the future, it may discourage offers from third parties to acquire us and increase the difficulty of consummating any offer.
We may become subject to certain other anti-takeover provisions of Maryland law that would make it harder for stockholders to change the composition of our board of directors and may prevent stockholders from receiving a premium price for their shares in connection with an unsolicited takeover.
Subtitle 8 of Title 3 of the Maryland General Corporation Law, or the MGCL, or Subtitle 8, permits the board of directors of a Maryland corporation that has a class of securities registered under the Exchange Act and that has at least three independent directors, to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to certain additional anti takeover provisions, which would allow for, among other things, the classification of our board without stockholder approval and the imposition of a two-thirds vote requirement for removing a director; and require that vacancies on the board of directors be filled only by the remaining directors and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred, and a majority vote for the calling of a stockholder-requested special meeting of stockholders. We have elected by a provision in our charter that, at such time, if ever, as we are eligible to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. We have not elected to be subject to the other provisions of Subtitle 8, and as discussed above, to do so we must have a class of equity securities registered under the Exchange Act and at least three independent directors. While we expect to meet the first of these requirements, we have only two independent directors at this time, and we have no current plan to add a third, although that may change. Accordingly, our board of directors may in the future elect, at such time as we are eligible to make a Subtitle 8 election and without stockholder approval, to classify our board or to become subject to any of the other provisions of Subtitle 8. Any of these provisions could make it more difficult and more time consuming for stockholders to change the composition of our board of directors and could prevent stockholders from receiving a premium price for their shares in connection with an unsolicited takeover.

Our charter includes an anti-takeover provision that may discourage a stockholder from launching a tender offer for our shares.
Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act. The offering stockholder must provide our company notice of such tender offer at least ten business days before initiating the tender offer. If the offering stockholder does not comply with these requirements, our company will have the right to redeem that stockholder’s shares and any shares acquired in such tender offer. In addition, the non-complying stockholder shall be responsible for all of our company’s expenses in connection with that stockholder’s noncompliance. This provision of our charter may discourage a stockholder from initiating a tender offer for our shares and prevent our stockholders from receiving a premium price for your shares in such a transaction.

Risks Related to Investments in Real Estate
A decrease in demand for office, retail or industrial space may have a material adverse effect on our financial condition and results of operations.
We expect that our portfolio of properties will consist primarily of office, retail, industrial, and warehouse properties. A decrease in the demand for office, retail or industrial space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. If parts of our properties are leased within a particular sector, a significant downturn in that sector in which the tenants’ businesses operate would adversely affect our results of operations.
Economic and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.
The properties we acquire and their performance are subject to the risks typically associated with real estate, including:
• downturns in national, regional and local economic conditions;
• competition;
• adverse local conditions, such as oversupply or reduction in demand and changes in real estate zoning laws that may reduce the desirability of real estate in an area;
• vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;
• changes in the supply of or the demand for similar or competing properties in an area;
• changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;
• changes in governmental regulations, including those involving tax, real estate usage, environmental and zoning laws; and
• periods of high interest rates and tight money supply.

Any of the above factors, or a combination thereof, could result in a decrease in the value of our investments, which would have an adverse effect on our results of operations, reduce the cash available for distributions and the return on our stockholders’ investments.
Global and U.S. market, political and economic conditions may adversely affect our liquidity and financial condition and those of our tenants.
While recent economic data reflects moderate economic growth in the United States, the cost and availability of credit may continue to be adversely affected by governmental budget and global economic factors. Concern about continued stability of the economy and credit markets generally, and the strength of counterparties specifically, has led many lenders and institutional investors to reduce or, in some cases, cease to provide funding to borrowers.Volatility in the U.S. and international capital markets and concern over a return to recessionary conditions in global economies may adversely affect the liquidity and financial condition of our tenants and us. If these market conditions continue, they may limit our ability to timely refinance maturing liabilities and access the capital markets to meet liquidity needs. Further instability in foreign countries caused by political upheaval or real or threatened armed conflicts could adversely affect the U.S. and local economies, trading markets, jobs, interest rates and lending practices and may adversely affect our liquidity and financial condition as well as the ability of our tenants to pay rent.

Market trends and other conditions outside of our control could decrease the value of our investments and weaken our operating results.
Our performance and the value of our portfolio are subject to risks associated with our investments in real estate assets and with trends in the real estate industry. Our economic performance and the value of our investments are subject to the risk that our properties may not generate revenues sufficient to meet our operating expenses or other obligations. A deficiency of this nature would adversely impact our financial condition, results of operations, cash flows and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders.
Events and conditions applicable to owners and operators of real estate that are beyond our control and could impact our economic performance and the value of our portfolio may include:
•local oversupply or reduction in demand for commercial space of the type we own or are purchasing, which may result in decreasing rental rates and greater concessions to tenants;
•inability to collect rent from tenants;
•vacancies or inability to rent space on favorable terms or at all;
•inability to finance property development and acquisitions on favorable terms or at all;
•increased operating costs, including insurance premiums, utilities, and real estate taxes;
•costs of complying with changes in governmental regulations;
•the relative illiquidity of real estate investments;
•changing submarket demographics;
•changes in space utilization by our tenants due to technology, economic conditions and business culture;
•the development of harmful mold or other airborne toxins or contaminants that could damage our properties or expose us to third-party liabilities; and
•property damage resulting from seismic activity, flood, or other natural disasters.

An additional downturn in oil demand or continued weakening of the oil and gas markets could adversely affect our financial condition, results of operations, and our ability to borrow funds.
Our investment strategy relies heavily on locating and operating properties in Texas, including properties located in the major metropolitan areas of Dallas, Houston and San Antonio. The economies of these cities rely on the exploration, production and processing of oil, natural gas and petrochemicals. A prolonged weakening in the price of oil could make oil exploration and related industries unprofitable for certain companies, forcing them out of the business or forcing them to downsize their operations. To the extent that we lease space to oil and gas companies or companies that support the oil and gas industry, our operations could be negatively impacted by the loss of tenants or less demand for space in our buildings.
To the extent that oil producers have borrowed from lending institutions and are no longer able to repay their debt, lending practices in Texas could be negatively impacted, making funds more difficult to borrow or more expensive to borrow.
The loss or downsizing of a significant tenant in a property could adversely affect our financial condition, results of operations, ability to borrow funds and cash flows.
Our financial condition, results of operations, ability to borrow funds, and cash flows would be adversely affected if any of our significant tenants in a property fails to renew its lease, renews its lease on terms less favorable to us, renews for less space due to economic conditions or more efficient use of space or becomes bankrupt or insolvent or otherwise unable to satisfy its lease obligations and we are unable to re-lease the space.
If we enter into long-term leases with our tenants, those leases may not result in fair value over time.
Long-term leases do not allow for significant changes in rental payments and do not expire in the near term. If we do not accurately judge the potential for increases in market rental rates when negotiating these long-term leases, significant increases in future property operating costs could result in receiving less than fair value from these leases. Such circumstances would adversely affect our revenues and funds available for distribution.

Downturn in our tenants’ businesses may reduce our revenues and cash flows.
We expect to derive substantially all of our revenues from continuing operations from rental income and tenant reimbursements. A tenant may experience a downturn in its business or may never generate positive results of operations, which may weaken its financial condition and result in its failure to make timely rental payments or result in defaults under our leases. For tenants that operate pursuant to capital investments, an acceleration of losses may result in a faster than expected use of available cash. In the event of default by a tenant, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.
The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under federal bankruptcy law, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might permit the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid and future rent could be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. Therefore, our claim for unpaid rent would likely not be paid in full. Any losses resulting from the bankruptcy of any of our existing tenants could adversely impact our financial condition, results of operations, cash flows and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders.
We are subject to governmental regulations that may affect the renovations to, and use of, our properties.
Our properties are subject to regulation under federal laws, such as the Americans with Disabilities Act of 1990, or the ADA, pursuant to which all public accommodations must meet federal requirements related to access and use by disabled persons, and state and local laws addressing earthquake, fire and life safety requirements. Although we believe that our properties will substantially comply with requirements under applicable governmental regulations, it is possible that any of our properties could be audited or investigated for compliance by any regulatory agency. If we were not in compliance with material provisions of the ADA or other regulations affecting our properties, we might be required to take remedial action, which could include making modifications or renovations to properties. Federal, state, or local governments may also enact future laws and regulations that could require us to make significant modifications or renovations to our properties. If we were to incur substantial costs to comply with the ADA or any other regulations, our financial condition, results of operations, cash flows and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders could be adversely affected.
We face significant competition, which may decrease the occupancy and rental rates of our properties.
We will compete with developers, owners and operators of office and retail properties and other commercial real estate, many of which own properties similar to the properties that we expect to acquire, in the same submarkets in which our properties are located, but which have lower occupancy rates than our properties. Therefore, our competitors have an incentive to decrease rental rates until their available space is leased. If our competitors offer space at rental rates below the rates currently charged by us for comparable space, we may be pressured to reduce our rental rates below those currently charged in order to retain tenants when our tenant leases expire. As a result, our financial condition, results of operations, cash flow and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders may be adversely affected.
In order to maintain the quality of our properties and successfully compete against other properties, we must periodically spend money to maintain, repair and renovate our properties, which reduces our cash flows. If our properties are not as attractive to current and prospective tenants in terms of rent, services, condition, or location as properties owned by our competitors, we could lose tenants or suffer lower rental rates. As a result, we may from time to time be required to make significant capital expenditures to maintain the competitiveness of our properties. There can be no assurances that any such expenditure would result in higher occupancy or higher rental rates, or deter existing tenants from relocating to properties owned by our competitors.
We may be unable to complete acquisitions and successfully operate acquired properties.
Our ability to acquire properties on favorable terms and successfully operate them is subject to various risks, including the following:
•we may potentially be unable to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded and private REITs, institutional investment funds and other real estate investors;

•even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;
•even if we enter into agreements for the acquisition of a desired property, we may be unable to complete such acquisitions because they remain subject to customary conditions to closing, including the completion of due diligence investigations to management’s satisfaction;
•we may be unable to finance acquisitions on favorable terms or at all;
•we may spend more than the budgeted amount in our operations, particular in the making of necessary improvements or renovations to acquired properties;
•we may be unable to lease acquired, developed, or redeveloped properties at projected economic lease terms or within budgeted timeframes;
•we may acquire properties that are subject to liabilities for which we may have limited or no recourse;
•we may be unable to complete an acquisition after making a nonrefundable deposit and incurring certain other acquisition-related costs;
•we may not complete or redevelop properties on schedule or within budgeted amounts;
•we may expend funds on and devote management’s time to acquisition or redevelopment of properties that we may not complete;
•we may encounter delays or refusals in obtaining all necessary zoning, land use, and other required entitlements, and building, occupancy, and other required governmental permits and authorizations;
•we may encounter delays, refusals, unforeseen cost increases, and other impairments resulting from third-party litigation; and
•we may fail to obtain the financial results expected from properties we acquire or redevelop.

If one or more of these events were to occur in connection with our acquired properties, we could be required to recognize an impairment loss. These events could also have an adverse impact on our financial condition, results of operations, cash flow and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders.
Properties that have significant vacancies could be difficult to sell, which could diminish the return on your investment.
A property may incur vacancies through either the expiration or the continued default of a tenant lease. Long-term vacancies would reduce our revenues and the cash available for distributions. In addition, because the value of a property’s lease has a significant impact on that property’s market value, the resale value of properties with high or prolonged vacancies could suffer, further reducing the value of an investment in our company.
We may own certain properties subject to ground leases and other restrictive agreements that limit our uses of the properties, restrict our ability to sell or otherwise transfer the properties and expose us to the loss of the properties if such agreements are breached by us, terminated or not renewed.
We may acquire properties that we lease individually on a long-term basis. These ground leases and other restrictive agreements may impose significant limitations on our uses of the subject property, restrict our ability to sell or otherwise transfer our interests in the property or restrict our leasing of the property. These restrictions may limit our ability to timely sell or exchange the properties, impair the properties’ value or negatively impact our ability to find suitable tenants for the properties. In addition, if we default under the terms of any particular lease, we may lose the ownership rights to the property subject to the lease. Upon expiration of a lease, we may not be able to renegotiate a new lease on favorable terms, if at all. The loss of the ownership rights to these properties or an increase of rental expense could have an adverse effect on our financial condition, results of operations, cash flow and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders.

Real estate assets are illiquid, and we may not be able to sell our properties when we desire.
Our investments in our properties are relatively illiquid, limiting our ability to sell our properties quickly in response to changes in economic or other conditions. In addition, the Internal Revenue Code generally imposes a 100% prohibited transaction tax on profits derived by REITs from sales of properties held primarily for sale to customers in the ordinary course of business, which effectively limits our ability to sell properties other than on a selected basis. These restrictions on our ability to sell our properties could have an adverse effect on our financial condition, results of operations, cash flow, the quoted trading price of our securities, and our ability to satisfy our debt service obligations and to pay dividends and distributions to our security holders.
Our advisor relies on information technology networks and systems in providing services to us, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

Risks associated with security breaches, whether through cyber-attacks or cyber-intrusions over the Internet, malware, computer viruses, attachments to e-mails, or otherwise, against persons inside our organization, persons with access to systems inside our organization, the U.S. government, financial markets or institutions, or major businesses, including tenants, could disrupt or disable networks and related systems, other critical infrastructures, and the normal operation of business. The risk of a security breach or disruption, particularly through cyber-attack or cyber-intrusion, including by computer hackers, foreign governments, and cyber-terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. Even though we may not be specifically targeted, cyber-attacks on the U.S. government, financial markets, financial institutions, or other major businesses, including tenants, could disrupt our normal business operations and networks, which may in turn have a material adverse impact on our financial condition and results of operations.

IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations. They also may be critical to the operations of certain of our tenants. Although we believe we will be able to maintain the security and integrity of these types of networks and related systems, or implement various measures to manage the risk of a security breach or disruption, there can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems, and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. While, to date, we are not aware that we have experienced any significant cyber-attacks or cyber-intrusions, we may not be able to anticipate or implement adequate security barriers or other preventive measures. A security breach or other significant disruption involving our IT networks and related systems could:

•disrupt the proper functioning of our networks and systems and therefore our operations and/or those of certain of our tenants;
•result in misstated financial reports, violations of loan covenants, missed reporting deadlines, and/or missed permitting deadlines;
•result in our inability to properly monitor our compliance with the rules and regulations regarding our qualification as a REIT;
•result in the unauthorized access to, and destruction, loss, theft, misappropriation, or release of proprietary, confidential, sensitive, or otherwise valuable information of ours or others, which others could use to compete against us or for disruptive, destructive, or otherwise harmful purposes and outcomes;
•result in our inability to maintain the building systems relied upon by our tenants for the efficient use of their leased space;
•require significant management attention and resources to remedy any damages that result;
•subject us to claims for breach of contract, damages, credits, penalties, or termination of leases or other agreements; or
•damage our reputation among our tenants and stockholders generally.

Future terrorist activity or engagement in war by the United States may have an adverse effect on our financial condition and operating results.
Terrorist attacks in the United States and other acts of terrorism or war, may result in declining economic activity, which could harm the demand for and the value of our properties. In addition, the public perception that certain locations are at greater risk for attack, such as major airports, ports, and rail facilities, may decrease the demand for and the value of our properties near these sites. A decrease in demand could make it difficult for us to renew or re-lease our properties at these sites at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction, or loss, and the availability of insurance for these acts may be less, and cost more, which could adversely affect our financial condition. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases.
Terrorist acts and engagement in war by the United States also may adversely affect the markets in which our securities trade and may cause further erosion of business and consumer confidence and spending and may result in increased volatility in national and international financial markets and economies. Any one of these events may cause a decline in the demand for our office leased space, delay the time in which our new or renovated properties reach stabilized occupancy, increase our operating expenses, such as those attributable to increased physical security for our properties, and limit our access to capital or increase our cost of raising capital.
From time to time, we may be involved in legal proceedings, lawsuits and other claims. Unfavorable resolution of litigation matters and disputes could have a material adverse effect on our financial condition.
We may be named as defendants in lawsuits allegedly arising out of our actions or the actions of our operators and tenants. An unfavorable resolution of litigation could have an effect on our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay dividends and distributions to our security holders. Regardless of its outcome, litigation may result in substantial costs and expenses and significantly divert the attention of our management. There can be no assurance that we will be able to prevail in, or achieve a favorable settlement of, litigation. In addition, litigation, government proceedings or environmental matters could lead to increased costs or interruption of our normal business operations.
Our joint venture partners could take actions that decrease the value of an investment to us and lower our stockholders’ overall return.
We may enter into joint ventures or other co-ownership arrangements with affiliates or with third parties having investment objectives similar to ours for the acquisition, development or improvement of properties as well as the acquisition of real estate-related investments. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with other forms of real estate investment, including, for example:

• the possibility that our co-venturer, co-tenant or partner in an investment might become bankrupt;

• the possibility that a co-venturer, co-tenant or partner in an investment might breach a loan agreement or other agreement or otherwise, by action or inaction, act in a way detrimental to us or the investment;

• that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

• the possibility that we may incur liabilities as the result of the action taken by our partner or co-investor; or

• that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment.

Because we will rely on our advisor, its affiliates and third party sub-managers to manage the day-to-day affairs of any properties we may acquire, should the staff of a particular property perform poorly, our operating results for that property will similarly be hindered and our net income may be reduced.
We will depend upon the performance of our property managers to effectively manage our properties and real estate-related assets. In order to increase or maintain adequate occupancy levels, we may have to offer inducements, such as free rent, to compete for tenants. Poor performance by those sales, leasing and other management staff members operating a particular property will necessarily translate into poor results of operations for that particular property. Should our property manager, its affiliates or third party sub-managers fail to identify problems in the day-to-day management of a particular property or fail to take the appropriate corrective action in a timely manner, our operating results may be hindered and our net income reduced.
If we are unable to sell a property for the price, on the terms, or within the time frame we desire, it could limit our ability to pay cash distributions to our stockholders.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms, or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our stockholders and could reduce the value of an investment in our company.
Government entities and contractors may cause unforeseen delays and increase costs to renovate properties that we may acquire, which may reduce our net income and cash available for distributions to you.
We may seek to or be required to incur substantial capital obligations to renovate or reposition existing properties that we acquire. Our advisor and its key real estate professionals will do their best to estimate these costs prior to acquisition but may not be able to ascertain all hidden defects or problems. There could be unknown and excessive costs, expenses and delays associated with a property’s renovations and interior and exterior upgrades. We will be subject to risks relating to the uncertainties associated with permits and approvals required by governmental entities, community associations and our construction manager’s ability to control costs and to build in conformity with plans and the established timeframe. We will pay a construction management fee to a construction manager, which may be one of our affiliates, if new capital improvements are required. If we are unable to increase rental rates or sell a property at a price consistent with our underwritten projections due to local market or economic conditions to offset the cost of renovating a property, the return on an investment in our company may suffer.
We may be required to make rent or other concessions and significant capital expenditures to improve our properties in order to retain and attract tenants, which could adversely affect our financial condition, results of operations and cash flow.
In order to retain existing tenants and attract new clients, we may be required to offer substantial rent abatements, tenant improvements and early termination rights or accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers, which could adversely affect our results of operations and cash flow. Additionally, if we need to raise capital to make such expenditures and are unable to do so, or such capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could adversely affect our financial condition, results of operations and cash flow.
Costs of responding to both known and previously undetected environmental contamination and hazardous conditions may decrease our cash flows and limit our ability to make distributions.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety-related concerns.
Some of these laws and regulations may impose joint and severance liability on the tenants, current or previous owners or operators of real property for the costs to investigate or remediate contaminated properties, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Our tenants’ operations, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
Environmental laws also may impose liens on a property or restrictions on the manner in which a property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions to our stockholders and may reduce the value of an investment in our company.
Properties acquired by us may have toxic mold or asbestos that could result in substantial liabilities to us.
Litigation and concern about indoor exposure to certain types of toxic molds and asbestos has been increasing as the public becomes aware that exposure to mold and asbestos can cause a variety of health effects and symptoms, including allergic reactions, cancer and even death. It is impossible to eliminate all mold and mold spores in the indoor environment. There can be no assurance that the properties acquired by us will not contain toxic mold or that buildings containing asbestos encased so as to render the asbestos non-health threatening will remain that way. The difficulty in discovering indoor toxic mold growth could lead to an increased risk of lawsuits by affected persons and the risk that the cost to remediate toxic mold and/or asbestos will exceed the value of the property. There is a risk that we may acquire properties that contain toxic mold and/or asbestos and such properties may negatively affect our performance and the return on an investment in our company.
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our stockholders’ investments.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism or catastrophes could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism or catastrophes as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions.
Our properties may be dispersed geographically and across various markets and sectors.
We may acquire and operate properties in different locations throughout Texas and the United States and in different markets and sectors. The success of our properties will depend largely on our ability to hire various managers and service providers in each area, market and sector where the properties are located or situated. It may be more challenging to manage a diverse portfolio. Failure to meet such challenges could reduce the value of our stockholders’ investments.

We may be limited in our ability to diversify our investments, making us more vulnerable economically than if our investments were diversified.
Our ability to diversify our portfolio may be limited both as to the number of investments owned and the geographic regions in which our investments are located. While we seek to diversify our portfolio by geographic location, we focus on our specified target markets that we believe offer the opportunity for attractive returns and, accordingly, our actual investments may result in concentrations in a limited number of geographic regions. As a result, there is an increased likelihood that the performance of any single property, or the economic performance of a particular region in which our properties are located, could materially affect our operating results.
Our industrial tenants may be adversely affected by a decline in manufacturing activity in the U.S.
Fluctuations in manufacturing activity in the U.S. may adversely affect our industrial tenants and therefore the demand for and profitability of any industrial properties we acquire. Trade agreements with foreign countries have given employers the option to utilize less expensive foreign manufacturing workers. Outsourcing manufacturing activities could reduce the demand for U.S. workers, thereby reducing the profitability of our industrial tenants and the demand for and profitability of our industrial properties.

Risks Associated with Debt Financing
Our use of debt will reduce cash available for distributions and may expose us to the risk of default under our debt obligations.
Payments of principal and interest on our borrowings may leave us with insufficient cash resources to operate our properties or to pay in cash the distributions necessary to qualify and maintain our REIT qualification. Our level of debt and the limitations imposed by our debt agreements may have substantial consequences, including the following:
• we may be unable to refinance our indebtedness at maturity, or the refinancing terms may be less favorable than the terms of our original indebtedness;
• cash flows may be insufficient to meet required principal and interest payments;
• we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;
• we may default on our obligations, and the lenders or mortgagees may foreclose on our properties that secure the loans and receive an assignment of rents and leases; and
• our default under one mortgage loan could result in a default on other indebtedness with cross default provisions.

If one or more of these events were to occur, our financial condition, results of operations, cash flow and our ability to satisfy our debt service obligations and to pay distributions to our stockholders could be adversely affected.
We may incur mortgage indebtedness and other borrowings, which increases our risk of loss due to foreclosure.
We may obtain lines of credit and long-term financing that may be secured by our properties and other assets. In some instances, we may acquire real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt. We may also incur mortgage debt on properties that we already own in order to obtain funds to acquire additional properties. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends paid deduction and excluding net capital gain). We, however, can give you no assurance that we will be able to obtain such borrowings on satisfactory terms.
If we do mortgage a property and there is a shortfall between the cash flow from that property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.
We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and our stockholders could lose all or part of their investment.
High mortgage interest rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.
If mortgage debt is unavailable at reasonable interest rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.
We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.
We may finance our assets over the long term through a variety of means, including credit facilities and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders and funds available for operations, as well as for future business opportunities.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace Hartman XXI Advisors, LLC as our advisor. These or other limitations may limit our flexibility and our ability to achieve our operating plans.
Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.
We expect that we will incur indebtedness in the future. Increases in interest rates may increase our interest costs, which would reduce our cash flows and our ability to pay distributions. In addition, if we need to repay existing debt during periods of higher interest rates, we might have to sell one or more of our investments in order to repay the debt, which sale at that time might not permit realization of the maximum return on such investments.
We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and decrease the value of your investment.
Our charter limits our leverage to 300% of our net assets and our board of directors has adopted a policy that our debt financing will be approximately 50% of the aggregate costs of our investments but we may exceed this limit with the approval of the independent directors of our board of directors. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investments.

Federal Income Tax Risks
Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.
We expect to operate so as to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Internal Revenue Code, various compliance requirements could be failed and could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:
•we would be taxed as a regular domestic corporation, which under current laws would result in, among other things, our being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate income tax rates;

•any resulting tax liability could be substantial and could have a material adverse effect on our book value;

•unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT and for which we had taxable income; and

•we generally would not be eligible to requalify as a REIT for the subsequent four full taxable years.

Legislative, regulatory or administrative changes could adversely affect us or our stockholders.
Legislative, regulatory or administrative changes could be enacted or promulgated at any time, either prospectively or with retroactive effect, and may adversely affect us and/or our stockholders.

On December 22, 2017 the Tax Cuts and Jobs Act was signed into law. The Tax Cuts and Jobs Act makes significant changes to the U.S. federal income tax rules for taxation of individuals and corporations, generally effective for taxable years beginning after December 31, 2017. In addition to reducing corporate and non-corporate tax rates, the Tax Cuts and Jobs Act eliminates or restricts various deductions. Most of the changes applicable to individuals are temporary and would apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The Tax Cuts and Jobs Act makes numerous large and small changes to the tax rules that do not affect REITs directly but may affect our stockholders and may indirectly affect us.

While the changes in the Tax Cuts and Jobs Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT provisions in the Internal Revenue Code may have unanticipated effects on us or our stockholders. Moreover, Congressional leaders have recognized that the process of adopting extensive tax legislation in a short amount of time without hearings and substantial time for review is likely to have led to drafting errors, issues needing clarification and unintended consequences that will have to be reviewed in subsequent tax legislation. At this point, it is not clear when Congress will address these issues or when the Internal Revenue Service will issue administrative guidance on the changes made in the Tax Cuts and Jobs Act.

Prospective stockholders are urged to consult with their tax advisors with respect to the status of the Tax Cuts and Jobs Act and any other regulatory or administrative developments and proposals and their potential effect on investment in our common stock.

To maintain our REIT status, we may have to borrow funds on a short-term basis during unfavorable market conditions.
To qualify as a REIT, we generally must distribute annually to our stockholders a minimum of 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains. Our REIT taxable income will include our allocable share of any partnerships (including investment funds and joint ventures that are treated as partnerships for federal income tax purposes) without regard to the amount, if any, of distributions we receive from such partnerships. We will be subject to regular corporate income taxes on any undistributed REIT taxable income each year. Additionally, we will be subject to a 4% nondeductible excise tax on any amount by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years. Payments we make to our stockholders under our share repurchase plan will not be taken into account for purposes of these distribution requirements. If we do not have sufficient cash to make distributions necessary to preserve our REIT status for any year or to avoid taxation, we may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales.

Compliance with REIT requirements may cause us to forego otherwise attractive opportunities, which may hinder or delay our ability to meet our investment objectives and reduce your overall return.
To qualify as a REIT, we are required at all times to satisfy tests relating to, among other things, the sources of our income, the nature and diversification of our assets, the ownership of our stock and the amounts we distribute to our stockholders. Compliance with the REIT requirements may impair our ability to operate solely on the basis of maximizing profits. For example, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds ready available for distribution.
Compliance with REIT requirements may force us to liquidate otherwise attractive investments.
To qualify as a REIT, at the end of each calendar quarter, at least 75% of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than qualified real estate assets and government securities) generally cannot include more than 10% of the voting securities of any one issuer or more than 10% of the value of the outstanding securities of any one issuer unless we and such issuer jointly elect for such issuer to be treated as a “taxable REIT subsidiary” under the Internal Revenue Code. Additionally, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries and not more than 25% of our assets may be represented by non qualified publicly offered REIT debt instruments. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. In order to satisfy these requirements, we may be forced to liquidate otherwise attractive investments.
Our charter will not permit any person or group to own more than 9.8% of our outstanding common stock or of our outstanding capital stock of all classes or series, and attempts to acquire our common stock or our capital stock of all other classes or series in excess of these 9.8% limits would not be effective without an exemption from these limits by our board of directors.
In order to qualify as a REIT under the Internal Revenue Code, not more than 50% of the value of the outstanding shares of our stock may be owned directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after the first year for which we elect to qualify as a REIT. Our charter prohibits (unless otherwise permitted by the Board of Directors) beneficial or constructive ownership by any person or group of more than 9.8%, in value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value or number of shares, whichever is more restrictive of our outstanding capital stock of all classes or series, which we refer to as the “ownership limits.” The constructive ownership rules under the Internal Revenue Code and our charter are complex and may cause shares of our stock owned by a group of related persons to be deemed to be constructively owned by one person. As a result, the acquisition of less than 9.8% of our outstanding common stock or our capital stock by a person could cause another person to own constructively in excess of 9.8% of the outstanding shares of our common stock or our capital stock, respectively, and thus violate the ownership limits. There can be no assurance that our board of directors, as permitted in the charter, will not decrease the ownership limits in the future. Any attempt to own or transfer shares of our common stock or capital stock in excess of an ownership limit without the consent of our board of directors will result either in the shares in excess of the limit being transferred by operation of the charter to a charitable trust, and the person who attempted to acquire such excess shares will not have any rights in such excess shares, or in the transfer being void.
The ownership limits may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of our stockholders or would result in receipt of a premium to the price of our common stock (and even if such change in control would not reasonably jeopardize our REIT status).
We may incur tax liabilities that would reduce our cash available for distribution to you.
Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, any gain from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Internal Revenue Code) will be subject to a 100% tax on the gain. We may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if we were to fail an income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect) we would be subject to tax on the income that does not meet the income test requirements. We also may decide to retain net capital gain we earn from the sale or other disposition of our investments and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own our assets, such as our taxable REIT subsidiaries, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.
Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.
Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. Our board of directors has fiduciary duties to us and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interests. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our stockholders, which may cause a reduction in the total return to our stockholders.
You may have current tax liability on distributions you elect to reinvest in our common stock.
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless you are a tax-exempt entity, you may be forced to use funds from other sources to pay your tax liability on the reinvested dividends.
Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates.
The maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders has been reduced by legislation to 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates applicable to qualified dividends. The more favorable rates applicable to regular corporate qualified dividends could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends even taking into account the lower 37% maximum rate for ordinary income and the 20% deduction for ordinary REIT dividends received in taxable years beginning after December 31, 2017 and before January 1, 2026, which could adversely affect the value of the shares of REITs, including our common stock.
If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.
If the IRS were to successfully challenge the status of our operating partnership as a partnership or disregarded entity for U.S. federal income tax purposes, it would be taxable as a corporation. In the event that this occurs, it would reduce the amount of distributions that the operating partnership could make to us. This would also result in our failing to qualify as a REIT and becoming subject to a corporate-level tax on our income, which would substantially reduce our cash available to pay distributions and the yield on your investment.
Taxable REIT subsidiaries (TRSs) are subject to special rules that may result in increased taxes.
We may conduct certain activities or invest in assets through one or more TRSs. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. Other than some activities relating to hotel and health care properties, a TRS may generally engage in any business, including the provision of services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax as a regular C corporation.
No more than 20% of the value of our total assets may consist of stock or securities of one or more TRSs. This requirement limits the extent to which we can conduct our activities through TRSs. The values of some of our assets, including assets that we hold through TRSs, may not be subject to precise determination, and values are subject to change in the future. Furthermore, if a REIT lends money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to the REIT, which could increase the tax liability of the TRS. In addition, as a REIT, we must pay a 100% penalty tax on certain payments that we receive if the economic arrangements between us and any of our TRSs are not comparable to similar arrangements between unrelated parties. We intend to structure transactions with any TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above; however, the IRS may successfully assert that the economic arrangements of any of our inter-company transactions are not comparable to similar arrangements between unrelated parties.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if: (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges a position entered into pursuant to clause (A) or (B) after the extinguishment of such liability or disposition of the asset producing such income; and (ii) such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

Retirement Plan Risks
If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.
There are special considerations that apply to employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA (such as pension, stock bonus, profit-sharing or 401(k) plans), and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRAs or annuities described in Sections 408 or 408A of the Internal Revenue Code, annuities described in Sections 403(a) or (b) of the Internal Revenue Code, Archer MSAs described in Section 220(d) of the Internal Revenue Code, health savings accounts described in Section 223(d) of the Internal Revenue Code and Coverdell education savings accounts described in Section 530 of the Internal Revenue Code) whose assets are being invested in our common stock.
If you are investing the assets of such a plan or arrangement in our common stock, you should consider whether:
•your investment is consistent with your fiduciary and other obligations under ERISA and the Internal Revenue Code applicable to your plan or arrangement, and other applicable provisions of ERISA and the Internal Revenue Code applicable to your plan or arrangement;
•your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s or account’s investment policy;
•your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;
•your investment in our shares, for which no trading market may exist, is consistent with the liquidity needs of the plan or IRA;
•your investment will not produce an unacceptable amount of “unrelated business taxable income” (UBTI) for the plan or IRA;
•you will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually;
•your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code; and
•our assets will not be treated as “plan assets” of your plan or arrangement.

You should consider whether your investment in us will cause some or all of our assets to be considered assets of an employee benefit plan, IRA, or other arrangement. We do not believe that under ERISA and U.S. Department of Labor regulations currently in effect that our assets would be treated as “plan assets” for purposes of ERISA, although there can be no assurances. However, if our assets were considered to be plan assets, transactions involving our assets would be subject to ERISA and Section 4975 of the Internal Revenue Code and some of the transactions we have entered into with our advisor and its affiliates could be considered “prohibited transactions,” under ERISA or the Internal Revenue Code. If such transactions were considered “prohibited transactions,” our advisor and its affiliates could be subject to liabilities and excise taxes or penalties. In addition, our officers and directors, our advisor and its affiliates could be deemed to be fiduciaries under ERISA, subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA and those serving as fiduciaries of plans investing in us may be considered to have improperly delegated fiduciary duties to us.Additionally, other transactions with “parties-in-interest” or “disqualified persons” with respect to an investing plan might be prohibited under ERISA, the Internal Revenue Code or other governing authority in the case of a government plan. Therefore, we would be operating under a burdensome regulatory regime that could limit or restrict investments we can make or our management of our real estate assets. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of ERISA) with respect to an employee benefit plan purchasing shares and, therefore, in the event any such persons are fiduciaries (within the meaning of ERISA) of your plan or IRA, you should not purchase shares unless an administrative or statutory exemption applies to your purchase.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal (if the violation was willful) penalties and can subject the responsible fiduciaries to claims for damages or for equitable remedies. In addition, if an investment in our common stock constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the “party-in-interest” or “disqualified person” who engaged in the prohibited transaction may be subject to the imposition of excise taxes with respect to the amount involved, and for IRAs or other arrangements, the tax-exempt status of the IRA or other arrangement may be lost. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subjected to tax. Plans that are not subject to ERISA or the prohibited transactions of the Internal Revenue Code, such as government plans or church plans, may be subject to similar requirements under state law. Such plans should satisfy themselves that the investment satisfies applicable law.

Item 1B.    Unresolved Staff Comments

None.

Item 2.    Properties

As of December 31, 2020, our investments in real estate assets consist of ten properties listed below and a 2.47% interest in an affiliate special purpose entity which owns 39 office, retail and light industrial properties in Houston, Dallas, and San Antonio, Texas, which we refer to as Hartman SPE LLC, and an approximately 83% tenant in common interest in an office property located in Houston, Texas.

The following table sets forth certain information relating to our properties, by commercial property type, as of December 31, 2020:

Property Name	Location	Gross Leasable Area SF	In Place Occupancy	Annualized Base Rental Revenue (in thousands)	Average Base Rental Revenue per Occupied SF	Average Net Effective Annual Base Rent per Occupied SF
Village Pointe	San Antonio	54,246	79%	$604	$14.06	$14.13
Richardson Tech	Dallas	96,660	74%	555	7.80	7.54
Spectrum Building	San Antonio	175,390	90%	3,586	22.61	21.93
11211 Katy Freeway	Houston	78,642	57%	728	16.19	15.77
1400 Broadfield	Houston	102,893	68%	1,528	21.70	21.62
16420 Park Ten Place	Houston	83,760	47%	939	23.89	23.91
Willowbrook Building	Houston	67,581	32%	436	20.22	20.26
Timberway II	Houston	130,828	70%	1,828	19.98	19.90
One Park Ten	Houston	34,089	49%	307	18.41	18.16
Two Park Ten	Houston	57,126	87%	1,057	21.25	21.38
Grand Total		881,215	65%	$11,568	$19.06	$18.81

On December 29, 2020, the Company completed its acquisition of tenant in common ("TIC") interests represent an ownership of approximately 83% of an office building located at 3100 Weslayan, Houston, Texas. The Weslayan property ("Weslayan") comprises approximately 78,289 square feet. Weslayan is approximately 66% occupied by 18 tenants. The remaining 17% TIC ownership is owned by Allen Hartman.

The acquisition price for the TIC interests acquired was $6.696 million including the assumption of $3.413 million of mortgage indebtedness.

Hartman SPE LLC

On October 1, 2018, we acquired a 5.89% member interest in Hartman SPE LLC in exchange for our 48.8% minority interest in Three Forest Plaza, an office property owned jointly with Hartman Short Term Income Properties XX, Inc. Hartman SPE LLC owns 39 commercial properties located in Houston, Dallas, Richardson, Arlington and San Antonio, Texas comprising approximately 6.6 million square feet.

Effective March 1, 2019, we exchanged 3.42% of our 5.89% interest in Hartman SPE LLC for 700,302 common shares of Hartman Short Term Income Properties XX, Inc.

On April 14, 2020, the Company made a tender offer to shareholders of Hartman Income REIT, Inc. ("HIREIT") to acquire up to 500,000 shares of HIREIT common stock at a price of $4.00 per share. On May 1, 2020, the Company extended the term of the tender offer until May 13, 2020 and modified the offer to purchase up 500,000 shares of HIREIT common stock at a price of $5.00 per share.

As of September 24,2020 the Company completed the acquisition of 661,940 HIREIT common shares and 80,000 Hartman Income REIT Operating Partnership ("HIROP") OP units for consideration of $3,709,703.

Effective July 1, 2020 the HIREIT common shares and HIROP OP units acquired converted to 497,926 Hartman XX common shares and 60,178 Hartman XX Operating Partnership OP units.

Item 3.    Legal Proceedings

We are not presently subject to any material litigation nor, to our knowledge, is any litigation threatened against us or any of our properties, other than routine actions arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect on our business or financial condition or results of operations.

Item 4.    Mine Safety Disclosures.

Not applicable.

PART II

Item 5.     Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Stockholder Information

     As of December 31, 2020, we had 8,811,300 shares of our common stock issued and outstanding held by a total of 1,614 stockholders, comprised of 8,342,318 shares of our Class A common stock held by a total of 1,516 stockholders and 468,982 shares of our Class T common stock held by a total of 98 stockholders. The number of stockholders is based on the records of Great Lakes Fund Solutions, Inc., which serves as our transfer agent.

Market Information
Our shares of common stock are not currently listed on a national securities exchange or listed or traded on any over-the-counter market. We do not expect our shares of common stock to become listed on a national securities exchange in the near future, and they may not become listed at all. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them. We presently intend to evaluate a transaction providing liquidity for our stockholders within 3 to 7 years from the termination of our initial public offering. We expect that our board, in the exercise of its fiduciary duty to our stockholders, will determine to pursue a liquidity event when it believes that the then-current market conditions are favorable for a liquidity event and that such a transaction is in the best interests of our stockholders. Our charter does not require our board to pursue any particular liquidity event at any particular time or at all; provided, however, that if we have not begun the process of liquidating our assets or listing our shares within seven years of the termination of our primary offering, and our board of directors has not set a future date for such a liquidation or listing, our charter requires that we hold a stockholder meeting, upon the request of stockholders holding 10% or more of our outstanding shares of common stock, to vote on a proposal for our orderly liquidation and dissolution. Prior to any such stockholder meeting, our directors would evaluate whether to recommend the proposal to our stockholders and, if they so determine, would recommend the proposal and their reasons for doing so. Our charter sets forth additional procedural and disclosure requirements that would apply in the event that our stockholders requested that a special stockholders meeting be held to vote upon our liquidation and dissolution. A liquidity event could include (1) the sale of all or substantially all of our assets either on a portfolio basis or individually followed by a liquidation, (2) a merger or another transaction approved by our board in which our stockholders will receive cash or shares of a publicly traded company or (3) a listing of our shares on a national securities exchange. In addition to such liquidity events, our board may also consider pursuing various other liquidity strategies, including adopting a more expansive share redemption program or engaging in a tender offer to accommodate those stockholders who desire to liquidate their investment in us (subject in all cases to the applicable federal securities laws). There can be no assurance as to when a suitable transaction will be available.
Our board of directors has determined an estimated net asset value per share for our common stock as of December 31, 2020 as of the filing of this Annual Report on Form 10-K.

Effective January 26, 2021, the sale price of our Class A, Class S, Class I and Class T common shares to the public is $11.38, $10.61, $10.24 and $10.89 per share, respectively, representing the net asset value per share as determined by the board of directors plus the applicable sales commissions and managing broker dealer fees. The sale price of all classes of common shares to our shareholders pursuant to the distribution reinvestment plan is $10.23 per share.

Our board of directors’ objective in determining the estimated net asset values per share was to arrive at values, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with our advisor. However, the market for commercial real estate can fluctuate quickly and substantially and the value of our assets is expected to change in the future and may decrease. Also, our board of directors did not consider certain other factors, such as a liquidity discount to reflect the fact that our shares are not currently traded on a national securities exchange and the limitations on the ability to redeem shares pursuant to our share repurchase plan.

As with any valuation method, the methods used to determine the estimated net asset values per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Our assets have been valued based upon appraisal standards and the values of our assets using these methods are not required to be a reflection of market value under those standards and will not necessarily result in a reflection of fair value under GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated net asset value per share, which could be significantly different from the estimated net asset values per share determined by our board of directors. The estimated net asset values per share is not a representation or indication that, among other things: a stockholder would be able to realize the estimated values per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated values per share upon liquidation of assets and settlement of our liabilities or upon a sale of our company; shares of our common stock would trade at the estimated net asset values per share on a national securities exchange; a third party would offer the estimated net asset values per share in an arms-length transaction to purchase all or substantially all of our shares of common stock; or the methodologies used to estimate the net asset values per share would be acceptable to FINRA or ERISA with respect to their respective requirements. Further, the estimated net asset values per share were calculated as of a moment in time and the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets.

We intend to determine updated estimated fair values per share every year on or about the last day of our fiscal year or more frequently in the sole discretion of our board of directors. The market for commercial real estate can fluctuate quickly and substantially, and values of our assets and liabilities are expected to change in the future.

Unregistered Sales of Equity Securities

On September 30, 2015, we issued 22,100 shares of our common stock at $9.05 per share to our advisor in exchange for $200,005 in cash. In issuing such shares of our common stock to our advisor, we relied on the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act. Our advisor, by virtue of its affiliation with us, had access to information concerning our proposed operations and the terms and conditions of its investment.

On September 30, 2015, our operating partnership issued limited partnership interests to Hartman vREIT XXI Holdings LLC in exchange for $1,000 and issued special limited partnership interests to Hartman vREIT XXI SLP LLC in exchange for $1,000. In issuing such limited partnership interests our operating partnership relied on the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act. We, Hartman vREIT XXI Holdings LLC and Hartman vREIT XXI SLP LLC, by virtue of our affiliation with our operating partnership, had access to information concerning our operating partnership’s proposed operations and the terms and conditions of its investment.

We issued 2,500 shares of restricted Class A common stock in the aggregate to our independent directors in each of 2020, 2019 and 2018 in fulfillment of shares granted for 2019, 2018 and 2017, respectively, service on our board of directors. Shares issued to our independent directors as compensation for their service on our board of directors are issued pursuant to our independent directors’ compensation plan.

The shares of restricted stock issued to our independent directors were issued in transactions exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

Use of Offering Proceeds from Sales of Registered Securities

Our follow-on offering (File no. 333-232308) was declared effective January 14, 2020. In our follow-on offering, we are offering up to $180,000,000 in any combination of Class A and Class T shares of our common stock to the public and up to $5,000,000 in Class A and Class T shares of our common stock to our stockholders pursuant to our distribution reinvestment plan.

On May 12, 2020, the Company's board of directors authorized the classification and designation of Class I and Class S common stock. As of December 31, 2020, 900,000,000 shares of capital stock were classified as common stock, par value $0.01 per share, 270,000,000 of which were classified and designated as Class A common stock (“Class A Shares”), 280,000,000 were classified and designated as Class S common stock ("Class S Shares"), 280,000,000 of which were classified as Class I common stock ("Class I Shares"), and 70,000,000 were designated as Class T Common stock (“Class T Shares”). The additional share classes have been included in an amendment to the Company's registration statement and prospectus which was declared effective by the Securities and Exchange Commission on July 27, 2020.

Effective January 26, 2021, the sale price of our Class A, Class S, Class I and Class T common shares to the public is $11.38, $10.61, $10.24 and $10.89 per share, respectively, representing the net asset value per share as determined by the board of directors plus the applicable sales commissions and managing broker dealer fees. The sale price of all classes of common shares to our shareholders pursuant to the distribution reinvestment plan is $10.23 per share.

Our board of directors may, in its sole discretion and from time to time, change the price at which we offer shares to the public in the primary offering or pursuant to our distribution reinvestment plan to reflect changes in our estimated value per share and other factors that our board of directors deems relevant.

As of December 31, 2020, we had accepted subscriptions for, and issued 8,342,318, net of redemptions, shares of our Class A common stock in our initial public offering, including 577,288 shares issued pursuant to our distribution reinvestment plan, and 468,982, net of redemptions, shares of our Class T common stock in our initial public offering, including 25,797 shares issued pursuant to our distribution reinvestment plan resulting in gross proceeds of $86,942,755.

As of December 31, 2020, we had incurred selling commissions, dealer manager fees and distribution and shareholder servicing fee, and our advisor had incurred organization and other offering costs in our initial public offering in the amounts set forth in the table below. Our dealer manager reallowed all the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

Initial Public Offering:

Type of Expense	Amount(in thousands)	Estimated/Actual
Selling commissions and dealer manager fees	$6,382	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	1,773	Actual
Total expenses	$8,155

Net offering proceeds to us from our initial public offering after deducting the total expenses incurred as described above, were $73,908,000. The ratio of the cost of raising capital to capital raised was approximately 11.03%.

We intend to use sustainably all of available net proceeds from our ongoing public offering to continue to invest in commercial real estate properties. As of December 31, 2020, we have used $51,280,000 of the net proceeds from our public offering, plus debt financing, to purchase ten properties and we had used $8,027,000 of net proceeds to invest in an unconsolidated real estate joint venture between our company and Hartman XX Limited partnership, the operating partnership of our affiliate, Hartman XX. We had also used $3,707,000 of net offering proceeds from to invest in Hartman XX common shares and Hartman XX Operating partnership OP units.

Share Redemption Program

Our common stock is currently not listed on a national securities exchange and we will not seek to list our common stock unless and until such time as our board of directors determines that the listing of our common stock would be in the best interests of our stockholders. In order to provide stockholders with the benefit of some interim liquidity, our board of directors has adopted a share redemption program that permits you to sell your shares back to us, subject to the significant conditions and limitations described below.
No shares can be redeemed under our share redemption program until after the third anniversary of the date of purchase of such shares; provided, however, that this holding period will not apply to redemptions requested in connection with a stockholder’s death or qualifying disability (as defined below) or upon a stockholder’s confinement to a long-term care facility (upon the conditions set forth below). In addition, in the event that you redeem all of your shares, any shares that you purchased pursuant to our DRIP may be excluded from the foregoing three-year holding period requirement, in the discretion of our board of directors. Our board of directors reserves the right in its sole discretion at any time to waive the three-year holding period in the event of other exigent circumstances affecting a stockholder. For purposes of the three-year holding period, limited partners of our operating partnership who exchange their limited partnership units for Class A shares of our common stock will be deemed to have owned their shares as of the date they were issued their limited partnership units in our operating partnership. For a description of the exchange rights of the limited partners of our operating partnership, see the section of this prospectus captioned “The Operating Partnership Agreement-Exchange Rights".
Other than with respect to shares being redeemed in connection with a stockholder’s death or qualifying disability or upon a stockholder’s confinement to a long-term care facility, we will redeem shares under our share redemption program at a price equal to the then-current estimated NAV per share of the applicable share class.
Shares redeemed in connection with a stockholder’s death or qualifying disability or upon a stockholder’s confinement to a long-term care facility (provided that the condition causing such qualifying disability was not preexisting on the date that such person became a stockholder or that the stockholder was not confined to a long-term care facility on the date the person became a stockholder) will be redeemed at a price equal to (i) for shares that have been held for less than three years, the purchase price paid by such deceased or disabled stockholder for such shares or, (ii) for shares held three years or longer, the most recently reported estimated NAV per share for the class of shares being redeemed.
Subject to the conditions and limitations described below, we will redeem shares upon the death of a stockholder who is a natural person, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. We must receive the written notice within 270 days after the death of the stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies. If the stockholder is not a natural person, such as a trust other than a revocable grantor trust, partnership, corporation or other similar entity, these special redemption rights upon death do not apply.
Subject to the conditions and limitations described below, we will redeem shares held by a stockholder who is a natural person, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, with a qualifying disability or upon confinement to a long-term care facility, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not preexisting on the date that the person became a stockholder or that the stockholder seeking redemption was not confined to a long-term care facility on the date the person became a stockholder. We must receive written notice within 270 days after the determination of such stockholder’s qualifying disability or, with respect to redemptions sought upon a stockholder’s confinement to a long-term care facility, within 270 days of the earlier of (1) the one-year anniversary of the stockholder’s admittance to the long-term care facility or (2) the date of the determination of the stockholder’s indefinite confinement to the long-term care facility by a licensed physician. If the stockholder is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity, these special redemption rights do not apply.
We are not obligated to repurchase shares of our common stock under the share redemption program. Notwithstanding the procedures discussed below, our board of directors may, in its sole discretion, accept or reject any share redemption request made by any stockholder at any time.
Our board of directors, in its sole discretion, may suspend implementation of, terminate or amend our share redemption program at any time it determines that such suspension, termination or amendment is in our best interest.
For the years ended December 31, 2020 and December 31, 2019 we received, 15 and 9 requests, respectively, for share redemptions pursuant to the terms of our share redemption program. For the year ended December 31, 2020, we redeemed 11,909 shares at a weighted average price of $11.16 per share. For the year ended December 31, 2019, we redeemed 11,986 shares at a weighted average price of $9.28 per share. For the period from our initial public offering commencement date to December 31, 2020, we received and fulfilled 27 redemption requests representing 33,080 shares of our common stock. Redemption prices paid were as set forth in our share redemption program.The source of cash used to fund the redemption requests was subscription proceeds.  As of December 31, 2020, we had 40,106 unfulfilled redemption requests.

During the three months ended December 31, 2020, we fulfilled redemption requests and redeemed shares of our common stock pursuant to our share redemption program as follows:

	Total Number of Shares Requested to be Redeemed (1)	Total Number of Shares Redeemed	Average Price Paid per Share	Approximately Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
October 2020	12,371	—	$—	(2)
November 2020	15,380	—	—	(2)
December 2020	4,678	—	—	(2)
Total	32,429	—	$—

(1) We generally redeem shares in the month following the end of the fiscal quarter in which requests were received.

(2) The number of shares that may be redeemed pursuant to our share redemption program will not exceed (i) 5% of the weighted-average number of shares outstanding during the12-month period immediately prior to the effective date of the redemption and (ii) those share redemptions that can be funded with proceeds from our distribution reinvestment plan plus, if we had positive net operating cash flow for the previous fiscal year, 1% of all operating cash flow from the previous fiscal year.

See "Subsequent Events" herein for information about our changes to the Share Redemption Program.

Distribution Policy

To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to annually distribute at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles, or GAAP) to our stockholders. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

For federal income tax purposes, distributions to common stockholders are characterized as ordinary dividends, capital gain distributions or nontaxable distributions.To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distribution will be a nontaxable return of capital which reduces the tax basis of each share of common stock held by a U.S. stockholder. The amount of distributions in excess of a U.S. stockholder’s tax basis will be a taxable gain realized upon the sale of the stockholders’ shares.

The following table reflects the total distributions the Company has paid in cash, stock and pursuant to our distribution reinvestment plan for the years ended December 31, 2020 and 2019, in thousands:

Period	Cash	DRP & Stock	Total
First Quarter 2020	$771	$543	$1,314
Second Quarter 2020	790	605	1,395
Third Quarter 2020	798	605	1,403
Fourth Quarter 2020	821	620	1,441
Total	$3,180	$2,373	$5,553
First Quarter 2019	$305	$388	$693
Second Quarter 2019	388	484	872
Third Quarter 2019	498	646	1,144
Fourth Quarter 2019	746	629	1,375
Total	$1,937	$2,147	$4,084

Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 20 days following the end of such month.

Item 6.    Selected Financial Data

The following selected financial data as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, should be read in conjunction with the accompanying consolidated financial statements and related notes thereto and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our results of operations for the periods presented below are not indicative of those expected in future periods.

	As of December 31,
Balance Sheet Data	2020	2019
Total real estate assets, at cost	$80,674	$77,173
Total real estate assets, net	69,825	72,482
Total assets	$102,437	$89,571
Notes payable, net	35,213	18,317
Total liabilities	40,449	22,966
Total special limited partnership interests	1	1
Total stockholders’ equity	$61,987	$66,604

	For the year ended December 31,
Operating Data	2020	2019
Total revenues	13,028	7,478
Net loss	$(2,002)	$(1,085)
Net loss per common share – basic and diluted	(0.23)	(0.18)

	For the year ended December 31,
Other Data	2020	2019
Cash flow provided by (used in)
Operating activities	$4,141	$2,242
Investing activities	(18,409)	(51,652)
Financing activities	14,404	43,829
Distributions (paid) in cash	(3,180)	(1,937)
Distributions declared for common shares (1)	5,564	4,245
Weighted average number of common shares outstanding, basic and diluted	8,691	6,075
FFO (2)	$4,751	$2,956
MFFO (2)	$5,146	$3,140

(1) We paid our first monthly distribution payment in January 2017. See “Distribution Policy.”

(2) GAAP basis accounting for real estate utilizes historical cost accounting and assumes real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, established the measurement tool of funds from operations (“FFO”). Since its introduction, FFO has become a widely used non-GAAP financial measure among REITs. Additionally, we use modified funds from operations (“MFFO”) as defined by the Investment Program Association as a supplemental measure to evaluate our operating performance. MFFO is based on FFO but includes certain adjustments we believe are necessary due to changes in accounting and reporting under GAAP since the establishment of FFO. Neither FFO nor MFFO should be considered as alternatives to net loss or other measurements under GAAP as indicators of our operating performance, nor should they be considered as alternatives to cash flow from operating activities or other measurements under GAAP as indicators of liquidity. For additional information on how we calculate FFO and MFFO and a reconciliation of FFO and MFFO to net loss, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations and Modified Funds From Operations.”

Item 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” above and the accompanying consolidated financial statements of Hartman vREIT XXI, Inc. and the notes thereto included in this Annual Report. See “Cautionary Note Regarding Forward Looking Statements” preceding Part I of this Annual Report.

Impact of Coronavirus Outbreak

Since the beginning of 2020, the COVID-19 pandemic which originated in mainland China has significantly impacted the global and U.S. economies. The Company’s properties are all located in Texas in the metropolitan areas of Houston, Dallas and San Antonio. The operation of tenant businesses is subject to the business judgement of tenant business owners and the direction of government authorities and public health officials. In accordance with the advice of the CDC due to the threat presented by the ongoing COVID-19 pandemic, some of the Company's office property tenants adopted remote working for their office employees, and we increased our janitorial cleaning protocols in our buildings. The Company's retail property tenants have been effected to the extent that they have required to close or limit hours of operations in the case of experiential businesses such as movie theaters, restaurants and specialty event operations. Restaurant and bar operations in the metropolitan areas in which our properties are located, have been required to limit activities to carry-out and delivery sales and service. The Company’s retail properties account for approximately 5% of the Company’s total annual base rental income. The rental obligations under our leases have not been materially affected by the pandemic to date, and any requests for rent adjustments are addressed on a case-by-case basis.
Although the impact of the COVID-19 pandemic on our business has not been severe to date, the long-term impact of the pandemic on our tenants or prospective tenants and the world-wide economy is uncertain and will depend on the scope, severity, and duration of the pandemic. A prolonged economic downturn resulting from the pandemic could adversely affect many of our tenants or prospective tenants, which could, in turn, adversely impact our business, financial condition, and results of operations.

Overview

We were formed as a Maryland corporation on September 3, 2015 to acquire, develop and operate a diverse portfolio of value-oriented commercial properties, including office, retail, industrial and warehouse properties, located primarily in Texas. We intend to acquire properties in which there is a significant potential for growth in income and value from re-tenanting, repositioning, redevelopment, and operational enhancements. We believe that real estate, and in particular commercial real estate, provides an excellent investment for those investors looking for diversification, income and wealth preservation and growth in their portfolio. We believe that we have significant experience in acquiring and managing these types of properties, largely through our relationships with our sponsor and other affiliates.
In our follow-on offering, we are offering up to $180,000,000 in any combination of Class A and Class T shares of our common stock to the public and up to $5,000,000 in Class A and Class T shares of our common stock to our stockholders pursuant to our distribution reinvestment plan. Our follow-on offering (File no. 333-232308) was declared effective January 14, 2020.
On May 12, 2020, the Company's board of directors authorized the classification and designation of Class I and Class S common stock. As of December 31, 2020, 900,000,000 shares of capital stock were classified as common stock, par value $0.01 per share, 270,000,000 of which were classified and designated as Class A common stock (“Class A Shares”), 280,000,000 were classified and designated as Class S common stock ("Class S Shares"), 280,000,000 of which were classified as Class I common stock ("Class I Shares"), and 70,000,000 were designated as Class T Common stock (“Class T Shares”). The additional share classes have been included in an amendment to the Company's registration statement and prospectus which was declared effective by the Securities and Exchange Commission on July 27, 2020.
Effective January 26, 2021, the sale price of our Class A, Class S, Class I and Class T common shares to the public is $11.38, $10.61, $10.24 and $10.89 per share, respectively, representing the net asset value per share as determined by the board of directors plus the applicable sales commissions and managing broker dealer fees. The sale price of all classes of common shares to our shareholders pursuant to the distribution reinvestment plan is $10.23 per share.

Our board of directors may, in its sole discretion and from time to time, change the price at which we offer shares to the public in the primary offering or pursuant to our distribution reinvestment plan to reflect changes in our estimated value per share and other factors that our board of directors deems relevant. If we revise the price at which we offer our shares of common stock based upon changes in our estimated value per share, we do not anticipate that we will do so more frequently than quarterly. Our estimated value per share will be approved by our board of directors and calculated by our advisor based upon current available information which may include valuations of our assets obtained by independent third-party appraisers or qualified independent valuation experts.

As of December 31, 2020, we had accepted subscriptions for, and issued 8,342,318 shares, net of redemptions, of our Class A common stock in our initial public offering, including 577,288 shares issued pursuant to our distribution reinvestment plan, and 468,982 shares, net of redemptions, of our Class T common stock in our initial public offering, including 25,797 shares issued pursuant to our distribution reinvestment plan resulting in gross proceeds of $86,942,755. We intend to use the net proceeds from initial and follow-on public offerings to continue to acquire commercial real estate properties located primarily in Texas. We intend to offer shares of our common stock on a continuous basis until January 14, 2023, three years from the date of the commencement of our follow-on public offering. We intend to conduct a continuous offering of an unlimited member of shares of our common stock over an unlimited time period by filing a new registration statement prior to the end of the three-year period described in Rule 415 under the securities act of 1933, as amended, however, in certain states this offering is subject to annual extension. We reserve the right to terminate our public offering at any time. D.H. Hill Securities, LLLP is the dealer manager for our public offering and is responsible for the distribution of our common stock in our public offering.

Hartman XXI Advisors, LLC, which we refer to as our advisor, manages our day-to-day operations and our portfolio of properties and real estate-related assets, subject to certain limitations and restrictions. Our advisor sources and presents investment opportunities to our board of directors. Our advisor also provides investment management, marketing, investor relations and other administrative services on our behalf.

We have a $20,000,000 revolving credit agreement loan outstanding as of December 31, 2020 which has a maturity date of December 27, 2021 and a $2,520,000 term loan which has a maturity date of March 14, 2022, each of which is within one year of the date that this Annual Report was available to be issued. Management has considered whether there is substantial doubt about the Company's ability to continue as a going concern within one year of the issuance date of these consolidated financial statement due to the fact of the uncertainty regarding the loan maturity of the revolving credit agreement loan and the term loan agreement, as set forth in Accounting Standards Update (ASU) 2014-15, “Presentation of Financial Statements – Going Concern.”

Without limiting the foregoing, we believe that we will have sufficient capital to meet our existing debt service and other operating obligations for the next year and that we have adequate resources to fund our cash needs. However, our operations are subject to a variety of risks, including, but not limited to, changes in national economic conditions, the restricted availability of financing, changes in demographic trends and interest rates and declining real estate valuations. As a result of these uncertainties, there can be no assurance that we will meet our investment objectives or that the risks described above will not have an adverse effect on our properties or results of operations.

Substantially all of our business is conducted through Hartman vREIT XXI Operating Partnership, L.P., a Texas limited partnership, which we refer to as our operating partnership. We are the sole general partner of our operating partnership and Hartman vREIT XXI Holdings LLC, and Hartman vREIT XXI SLP, LLC, affiliates of our advisor, are the initial limited partners of our operating partnership. As we accept subscriptions for shares of our common stock, we will transfer substantially all of the net proceeds of the offering to our operating partnership as a capital contribution. The limited partnership agreement of our operating partnership provides that our operating partnership will be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended, which classification could result in our operating partnership being taxed as a corporation rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating our investments, our operating partnership will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of our operating partnership. We will experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets.

We elected to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code beginning with our taxable year ended December 31, 2017. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied or lost.  Failing to qualify as a REIT could materially and adversely affect our net income and results of operations.

Review of our Investment Policies

Our board, including our independent directors, has reviewed our investment policies as described in this Annual Report and determined that such policies are in the best interests of our stockholders based on the following factors: (1) such policies increase the likelihood that we will be able to acquire a diversified portfolio of income producing properties, thereby reducing risk in our portfolio; (2) our executive officers and directors and the affiliates of our advisor have expertise with the type of real estate investments we seek; (3) there are sufficient property acquisition opportunities with the attributes that we seek; and (4) borrowings should enable us to purchase assets and earn income more quickly, thereby increasing the likelihood of generating income for our stockholders and preserving stockholder capital.

Critical Accounting Policies and Estimates

General

We consider the accounting policies described below to be critical because they involve significant judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the consolidated financial statements or different amounts reported in the consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Income Taxes

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing in the taxable year ended December 31, 2017. Provided that we continue to qualify as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90 percent of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP.)  REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on its undistributed income.  Prior to qualifying to be taxed as a REIT, we will be subject to normal federal and state corporation income taxes.

We account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We record a valuation allowance for net deferred tax assets that are not expected to be realized.

For the years ended December 31, 2020 and 2019, we incurred a net loss of $2,002,000 and $1,085,000, respectively.  We do not anticipate forming any taxable REIT subsidiaries or otherwise generating future taxable income which may be offset by the net loss carry forward.  We consider that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance in that no future taxable income is expected. Accordingly, no deferred tax benefit or deferred tax asset has been recorded in the consolidated financial statements.

Management has reviewed our tax positions and is of the opinion that material positions taken by us would more likely than not be sustained upon examination.  Accordingly, we have not recognized a liability related to uncertain tax positions as of December 31, 2020 and 2019, respectively.

Recently Adopted Accounting Pronouncements

On January 1, 2019, the Company adopted Accounting Standards Update ("ASU") 2016-02, "Leases," which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for in the same manner as operating leases today.
The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. In connection with the new revenue guidance (ASC 606), the new revenue standard will apply to other components of revenue deemed to be non-lease components, such as reimbursement for certain expenses which are based on usage. Under the new guidance, we will continue to recognize the lease components of lease revenue on a straight-line basis over our respective lease terms as we do under prior guidance. However, we would recognize these non-lease components under the new revenue guidance as the related services are delivered. As a result, the total revenue recognized over time would not differ under the new guidance. This does not result in a difference from how the Company has historically recognized revenue for these lease and non-lease components.

Additionally, ASU 2016-02 requires that lessees and lessors capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. Under ASU 2016-02, allocated payroll costs and other costs that are incurred regardless of whether the lease is obtained will no longer be capitalized as initial direct costs and instead will be expensed as incurred. This does not result in a difference from how the Company has historically recognized lease acquisition costs. The adoption of ASU 2016-02 had no material impact on the consolidated financial statements.

On January 1, 2019, the Company adopted ASU 2018-07, "Improvements to Non-employee Stock-Based Payment Accounting." The updated guidance simplifies aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation. The adoption of this guidance had no material impact on the consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The updated guidance requires measurement and recognition of expected credit losses for financial assets, including trade and other receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This is different from the current guidance as this will require immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets. Generally, the pronouncement requires a modified retrospective method of adoption. This guidance is effective for fiscal years and interim periods within those years beginning after January 2023, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements when adopted.

In March 2020, issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedients for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The standard is effective for all entities as of March 12, 2020 through December 31, 2022. An entity can elect to apply the amendments as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to that date that the financial statements are available to be issued. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements when adopted.

Inflation

We are not currently experiencing any material impact from inflation.

REIT Compliance

We elected to be taxed as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 2017. To qualify as a REIT for tax purposes, we are required to distribute at least 90% of our REIT taxable income (determined for this purpose without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2016 and the period from September 3, 2015 (inception) to December 31, 2016.

Our Real Estate Investments

As of December 31, 2020, our investments in real estate assets consist of ten properties listed below, a 2.47% interest in an affiliate special purpose entity which owns 39 office, retail and light industrial properties in Houston, Dallas, and San Antonio, Texas, which we refer to as the Hartman SPE LLC, and an approximately 83% tenant in common interest in an office property located in Houston, Texas.

Property Name	Year	Space Type	Gross Leasable Area SF	In-Place Occupancy	No. of Tenants	Annualized Base Rental Revenue(in thousands)	Average Base Rental Revenue per Occupied SF	Acquisition Price (in thousands)	Encumbrances (1) (in thousands)
Village Pointe	1982	Retail	54,246	79%	12	604	14.06	$7,226
Richardson Tech	1987	Flex/R&D	96,660	74%	15	555	7.80	$5,166	$2,520
Spectrum Building	1986	Office	175,390	90%	32	3,586	22.61	$16,951
11211 Katy Freeway	1976	Office	78,642	57%	48	728	16.19	$4,495
1400 Broadfield	1982	Office	102,893	68%	17	1,528	21.70	$9,582
16420 Park Ten Place	1982	Office	83,760	47%	11	939	23.89	$7,510
Willowbrook Building	1982	Office	67,581	32%	13	436	20.22	$3,972
Timberway II	1982	Office	130,828	70%	22	1,828	19.98	$11,890
One Park Ten	1982	Office	34,089	49%	20	307	18.41	$3,075
Two Park Ten	1982	Office	57,126	87%	20	1,057	21.25	$5,125
Grand Total			881,215	65%	210	11,568	19.06

(1)    Specific encumbrances represent mortgage loans secured by the property indicated. See also Note 7.

Hartman SPE LLC

On October 1, 2018, we acquired a 5.89% member interest in Hartman SPE LLC in exchange for our 48.8% minority interest in Three Forest Plaza, an office property owned jointly with Hartman Short Term Income Properties XX, Inc. Hartman SPE LLC owns 39 commercial properties located in Houston, Dallas, Richardson, Arlington and San Antonio, Texas comprising approximately 6.6 million square feet.

Effective March 1, 2019, we exchanged 3.42% of our 5.89% interest in Hartman SPE LLC for 700,302 common shares of Hartman Short Term Income Properties XX, Inc.

Hartman 3100 Weslayan

On December 29, 2020, we completed the acquisition of an approximately 83% tenant in common interest in and office property located at 3100 Weslayan, Houston, Texas.

Results of Operations

We were formed as a Maryland corporation on September 3, 2015 to acquire, develop and operate a diverse portfolio of value-oriented commercial properties, including office, retail, industrial and warehouse properties, located primarily in Texas. We intend to acquire properties in which there is a significant potential for growth in income and value from re-tenanting, repositioning, redevelopment, and operational enhancements.
We commenced real estate operations on November 14, 2016 with the acquisition of our first investment, our initial minority ownership interest in the Village Pointe Property, and subsequently acquired our second investment, a minority ownership interest in the Three Forest Plaza property in April 2017, which we subsequently exchanged for interest in Hartman SPE LLC on October 1, 2018. We acquired our third real estate investment in March 2018 and our fourth real estate investment in December 2018. We acquired seven real estate investments in 2019. Our results of operations for the years ended December 31, 2020 and 2019 are not indicative of those expected in future periods. We have not yet invested all of the proceeds from our offering received to date and expect to continue to raise additional capital, increase our borrowings and make future acquisitions, which will have a significant impact on our future results of operations. In general, we expect that our revenues and expenses related to our portfolio will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

We define same store (“Same Store”) properties as those properties which we owned for the entirety of the nine months ended December 31, 2020 and 2019. For purposes of the following discussion, Village Pointe, Richardson Tech Center, Spectrum and 11211 Katy Freeway properties are considered Same Store properties.

Net operating income (property revenues minus property expenses), or “NOI,” is the measure used by management to assess property performance. NOI is not a measure of operating income or cash flows from operating activities as measured by accounting principles generally accepted in the United States, or “GAAP,” and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. We consider NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the operating results of our real estate. Set forth below is a reconciliation of NOI to net loss.

(in thousands)	Year ended December 31,
	2020	2019	Change
Same Store
Total revenues	$6,484	$6,224	$260
Property operating expenses	2,005	2,451	(446)
Asset management fees	252	194	58
Real estate taxes and insurance	1,160	987	173
General and administrative	230	206	24
Same Store NOI	$2,837	$2,386	$451

Reconciliation of Net loss to Same Store NOI

Net loss	$(2,002)	$(1,085)	$(917)
Net loss from properties purchased in Q4 2019	(1,670)	(493)	(1,177)
General and administrative	497	263	234
Organization and offering costs	395	184	211
Depreciation and amortization	6,158	3,481	2,677
Interest expense	1,005	568	437
Interest and dividend income	(1,546)	(532)	(1,014)
Same Store NOI	$2,837	$2,386	$451

Revenues – The primary source of our revenue is rental revenues and tenant reimbursements. For the years ended December 31, 2020 and 2019 we had total same store rental revenues and tenant reimbursements of $6,484,000 and $6,224,000, respectively. The difference is mainly attributable to the change in tenant parking reimbursements.

Property operating expenses – Property operating expenses consist of contract services, repairs and maintenance, utilities and management fees. For the years ended December 31, 2020 and 2019, we had same store property operating expenses of $2,005,000 and $2,451,000, respectively. The decrease is due to a decreases in utilities, security service, shuttle parking costs, janitorial, repairs and maintenance and certain non-recurring costs.

Fees to affiliates – We pay asset management fees to our advisor in connection with the management of our company. Same store asset management fees to our advisor were $252,000 and $194,000 for the years ended December 31, 2020 and 2019, respectively.

Real estate taxes and insurance – Same store real estate taxes and insurance were $1,160,000 and $987,000 for the years ended December 31, 2020 and 2019, respectively. The increase is attributable to a substantial increase in insurance premiums effective in the second quarter of 2020 and increase in real estate taxes.

Depreciation and amortization – Depreciation and amortization were $6,158,000 and $3,481,000 for the years ended December 31, 2020 and 2019, respectively. Depreciation and amortization increase is primarily attributable to the six new properties purchased in the fourth quarter of 2019.

General and administrative – Same store general and administrative expenses were $230,000 and $206,000 for the years ended December 31, 2020 and 2019, respectively. The increase is mainly due to the increase in leasing commission amortization expense. General and administrative expenses consist primarily of audit fees, transfer agent fees, other professional fees, and independent director’s compensation. General and administrative expenses consist primarily of audit fees, transfer agent fees, other professional fees, and independent director’s compensation. Non-same store general and administrative expenses were $497,000 and $263,000 for the years ended December 31, 2020 and 2019, respectively. The increase is main due to the increase in audit fees.

Interest expense - Interest expense was $1,005,000 and $568,000 for the years ended December 31, 2020 and 2019, respectively. The increase in interest expense is due to the new master credit facility agreement with East West Bank that the Company has entered in on March 10, 2020.

Interest and dividend income - Interest and dividend income was $1,546,000 and $532,000 for the years ended December 31, 2020 and 2019, respectively. The increase in interest and dividend income is due to additional funds advanced to Hartman XX during 2020 as part of the promissory note.

Net loss – We generated a net loss of $2,002,000 and $1,085,000 for the years ended December 31, 2020 and 2019. The increase in net loss is primarily attributable to the six new properties purchased in the fourth quarter of 2019 and decrease in same store property operating expenses as explained above.

Liquidity and Capital Resources
As of December 31, 2020, we had accepted subscriptions for, and issued 8,342,318 shares, net of redemptions, of our Class A common stock in our initial public offering, including 577,288 shares issued pursuant to our distribution reinvestment plan, and 468,982 shares, net of redemptions, of our Class T common stock in our initial public offering, including 25,797 shares issued pursuant to our distribution reinvestment plan resulting in gross proceeds of $86,942,755.

Our principal demands for funds will be for real estate and real estate-related acquisitions, for the payment of operating expenses and distributions to our stockholders, and for the payment of interest on our outstanding indebtedness.  Generally, we expect to meet cash needs for items other than acquisitions from our cash flow from operations, and we expect to meet cash needs for acquisitions from the net proceeds of our initial public offering and from financings.

There may be a delay between the sale of shares of our common stock in our initial public offering and the purchase of properties or other investments, which could result in a delay in our ability to make distributions to our stockholders. Until such time as we have sufficient cash flow from operations to fund fully the payment of distributions, some or all of our distributions will be paid from other sources, such as from the proceeds of our initial public offering, cash advances to us by our advisor, cash resulting from a waiver of asset management fees and borrowings secured by our assets in anticipation of future operating cash flow. We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We intend to borrow money to acquire properties and make other investments. There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment.  Under our charter, we are prohibited from borrowing in excess of indebtedness will exceed 300% of the value of our “net assets” (as defined by our charter). However, we may temporarily exceed that limit if such excess is approved by a majority of our independent directors and if disclosed to the stockholders in the next quarterly report along with the explanation for such excess borrowings. In addition, our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 50% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests; provided, however, that such policy limitation does not apply to individual real estate assets and only will apply once we have ceased raising capital under our initial public offering or any subsequent public offering and invested substantially all of our capital. As a result, we expect to borrow more than 50% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.  Our policy of limiting our aggregate borrowings to approximately 50% of the aggregate value of our assets relates primarily to mortgage loans and other debt that will be secured by our properties. The charter limitation of 300% of the value of our net assets includes secured and unsecured indebtedness that we may issue. We do not anticipate issuing significant amounts of unsecured debt and therefore we intend to limit the balance of our borrowings to 50% of the contract purchase price of our assets.

Pursuant to ASU 2014-15, “Presentation of Financial Statements – Going Concern,” management is required to evaluate the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. The Company's has a $20 million revolving credit loan with a maturity date of December 27, 2021. In order to renew or extend the revolving credit loan, the Company must meet the lenders underwriting criteria at the time of such renewal or extension request. The Company has a $2,520,000 term loan with an extended maturity date of March 14, 2022. In order to further extend the term loan maturity date, the Company must meet the second extension criteria set forth in the term loan agreement..

Management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the issuance date of these consolidated financial statements due to the fact of the uncertainty regarding the loan maturities. Management believes that the Company will be able to extend the maturity date or renew the loans for one year or longer which will mitigate the maturity date issue within one year of the issuance date of these consolidated financial statements.

We may, but are not required to, establish capital reserves from gross offering proceeds, out of cash flow generated by operating properties and other investments or out of non-liquidating net sale proceeds from the sale of our properties and other investments. Capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of capital reserves.

Potential future sources of capital include proceeds from additional private or public offerings of our securities, secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Our advisor may, but is not required to, establish capital reserves from gross offering proceeds, out of cash flow generated by operating properties and other investments or out of non-liquidating net sale proceeds from the sale of our properties and other investments. Capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of capital reserves.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

While we expect to have sufficient liquidity to meet our obligations for the foreseeable future, the COVID-19 pandemic and associated responses could adversely impact our future cash flows and financial condition.

Cash Flows from Operating Activities

For the years ended December 31, 2020 and 2019, net cash provided by operating activities was $4,141,000 and $2,242,000, respectively. Net cash provided by operating activities for the year ended December 31, 2020, was primarily due to an increase of $2,677,000 in depreciation and amortization expense, offset by an increase in net loss of $(917,000).

Cash Flows from Investing Activities

For the years ended December 31, 2020 and 2019, net cash used in investing activities was $18,409,000 and $51,652,000, respectively. The decrease in net cash used in investing for the year ended December 31, 2020 was primarily due to the decrease in additions to real estate $42,011,000, offset to a increase in notes receivable advances to related parties of $4,600,000 and to $3,707,000 paid towards purchase of Hartman XX common shares and Hartman XX OP units.

Cash Flows from Financing Activities

Cash flows from financing activities consisted primarily of proceeds from our initial public offering.  Net cash provided by financing activities for the years ended December 31, 2020 and 2019 was $14,404,000 and $43,829,000 respectively. Cash flows from financing activities decreased mainly due to a decrease of $44,135,000 in proceeds from issuance of common stock, offset to decrease in repayments under revolving credit facility of $10,344,000 and decrease in repayments under term loans of $3,525,000.

Funds From Operations and Modified Funds From Operations

Funds From Operations, or FFO, is a non-GAAP financial measure defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, which we believe is an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT in conjunction with net income. FFO is used by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT, or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and as a result we may have to adjust our calculation and characterization of FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO.  In the future, the SEC, NAREIT, or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and as a result we may have to adjust our calculation and characterization of FFO or MFFO.

The table below summarizes our calculation of FFO and MFFO for the years ended December 31, 2020 and 2019, respectively, and a reconciliation of such non-GAAP financial performance measures to our net loss, in thousands.

	December 31,
	2020	2019
Net loss	$(2,002)	$(1,085)
Depreciation and amortization of real estate assets	6,158	3,481
FFO attributable to unconsolidated entity, Hartman SPE, LLC (2)	595	560
Funds from operations (FFO)	$4,751	$2,956
Organization and offering costs	395	184
Modified funds from operations (MFFO)	$5,146	$3,140

(1) The Company's share of Hartman SPE, LLC FFO is based on the below financial data.

Hartman SPE, LLC	December 31,
	2020	2019
Net loss	$(2,359)	$(7,159)
Depreciation and amortization expense	26,438	25,687
FFO	$24,079	$18,528

Weighted average ownership	2.47%	3.02%

Distributions

Our board of directors has declared daily distributions that are paid on a monthly basis. We expect to continue paying monthly distributions unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so. To qualify as a REIT for tax purposes, we must make distributions equal to at least 90% of our “REIT taxable income” each year.

The following table reflects the total distributions paid in cash and issued in shares of our common stock for the period from January 2019 through December 31, 2020:

Period	Cash	DRP & Stock	Total
First Quarter 2020	$771,000	$543,000	$1,314,000
Second Quarter 2020	$790,000	$605,000	$1,395,000
Third Quarter 2020	$798,000	$605,000	$1,403,000
Fourth Quarter 2020	$821,000	$620,000	$1,441,000
Total	$3,180,000	$2,373,000	$5,553,000
First Quarter 2019	$305,000	$388,000	$693,000
Second Quarter 2019	$388,000	$484,000	$872,000
Third Quarter 2019	$498,000	$646,000	$1,144,000
Fourth Quarter 2019	$746,000	$629,000	$1,375,000
Total	$1,937,000	$2,147,000	$4,084,000

Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 20 days following the end of such month.

For the year ended December 31, 2020, we paid aggregate distributions of $5,553,000, including $3,180,000 of distributions paid in cash and $2,373,000 issued in common stock as stock distributions and pursuant to our distribution reinvestment plan. During the same period, cash provided by operating activities was $4,141,000 and our FFO was $4,751,000. For the year ended December 31, 2020, 36% of distributions were paid from net cash provided by operating activities.

For the year ended December 31, 2019, we paid aggregate distributions of $4,084,000, including $1,937,000 of distributions paid in cash and $2,147,000 issued in common stock as stock distributions and pursuant to our distribution reinvestment plan for. During the same period, cash used in operating activities was $2,242,000 and our FFO was $2,956,000. For the year ended December 31, 2019, 52% of distributions were paid from net cash provided by operating activities.

During the period from our inception to December 31, 2020, our cash provided by operating activities was $4,619,000, our net loss was $5,965,000 and our FFO was $8,222,000. Of the $12,191,000 in aggregate distributions paid to our stockholders from inception to December 31, 2020, 38% was paid from net cash provided by operating activities and 62% was funded from offering proceeds. For a discussion of how we calculate FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations and Modified Funds From Operations.”

Our long-term policy is to pay distributions solely from cash flow from operations. Because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period, and we expect to pay these distributions in advance of our actual receipt of these funds. In these instances, our board of directors has the authority under our organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings, offering proceeds or advances and the deferral of fees and expense reimbursements by our advisor, in its sole discretion. We have not established a limit on the amount of proceeds we may use from sources other than cash flow from operations to fund distributions. If we pay distributions from sources other than cash flow from operations, we will have fewer funds available for investments.

The tax composition of our distributions declared for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019
Ordinary income (unaudited)	35.7%	52.4%
Return of capital (unaudited)	64.3%	47.6%
Capital gains distribution (unaudited)	—%	—%
Total	100%	100%

Off-Balance Sheet Arrangements

As of December 31, 2020 and 2019, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements. See Note 2 to the consolidated financial statements included in this Annual Report.

Related-Party Transactions and Agreements

We have entered into agreements with our advisor and its affiliates whereby we have paid, and may continue to pay, certain fees to, or reimburse certain expenses of, our advisor and its affiliates. See Item 13, “Certain Relationships and Related Transactions and Director Independence” and Note 8 (Related Party Arrangements) to the consolidated financial statements included in this Annual Report for a discussion of the various related-party transactions, agreements and fees.

Subsequent Events

Item 7A.   Quantitative and Qualitative Disclosures About Market Risks

Not required.

Item 8.     Financial Statements and Supplementary Data

The consolidated financial statements and supplementary data required by this Item 8 can be found beginning on page F-1 of this Annual Report.

Item 9.      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.     Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Annual Report, management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 13d-15(e) under the Securities Exchange Act of 1934, as amended). Based upon, and as of the date of, the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of the end of the period covered by this Annual Report to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file and submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Internal Control Over Financial Reporting

Our management, including our Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934, as amended.

In connection with the preparation of this Annual Report, our management, including our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of our internal control over financial reporting as of December 31, 2020. In making that assessment, our management used the framework and criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on that assessment and criteria, management concluded that our internal control over financial reporting was effective as of December 31, 2020.

Weaver and Tidwell, L.L.P., an independent registered public accounting firm, audited our consolidated financial statements for the year ended December 31, 2020 included in this Annual Report on Form 10-K. Their report is included in "Item 15. Exhibits and Financial Statement Schedules" under the Report of Independent Registered Public Accounting Firm.

This Annual Report on Form 10-K does not include an attestation report of our registered public accounting firm on our internal control over financial reporting due to exemption established by rule of the SEC for smaller reporting companies.

Changes in Internal Control Over Financial Reporting

There have been no changes during the quarter ended December 31, 2020 in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financing reporting.

Item 9B. Other Information

None.

PART III

Item 10.    Directors, Executive Officers and Corporate Governance

The following table sets forth information regarding our executive officers and directors and their respective ages and positions.

Name	Age	Positions
Allen R. Hartman	69	Chief Executive Officer, President and Chairman of the Board
Louis T. Fox, III	60	Chief Financial Officer and Treasurer
Mark T. Torok	62	Secretary and General Counsel
Richard R. Ruskey	65	Independent Director
John G. Ostroot	84	Independent Director
The biographical descriptions below set forth certain information with respect to our executive officers and directors.
Allen R. Hartman, age 69, is our CEO and Chairman of our Board of Directors as well as President of the parent company of our Advisor, Hartman Advisors LLC, and our property manager, HIR Management. In 1984, Mr. Hartman formed Hartman Management and began sponsoring private real estate investment programs. Over the next 24 years, Mr. Hartman built Hartman Management into one of the leading commercial property management firms in the state of Texas and sponsored 20 privately offered programs and one publicly offered program that invested in commercial real estate in Houston, San Antonio and Dallas, Texas. In 1998, Mr. Hartman merged the Hartman real estate programs and formed Hartman Commercial Properties REIT (HCP REIT), now known as Whitestone REIT. He served as CEO and Chairman of the Board of HCP REIT until October, 2006. In April, 2008, Mr. Hartman merged 4 of the 5 Hartman programs to form Hartman Income REIT (HIREIT) and contributed the assets and ongoing business operations of Hartman Management into Hartman Income REIT Management, a wholly owned subsidiary of HIREIT. Mr. Hartman has acquired over 90 commercial real estate properties, raised over $300 million of investor equity and acquired more than $500 million in commercial real estate assets in various private and public real estate investment programs.  Currently Mr. Hartman oversees a staff of 112 full and part time employees who manage 44 commercial properties encompassing over 4.4 million square feet. In addition to his day-to-day management responsibilities, Mr. Hartman serves as the principal officer of each Hartman sponsored investment program. Mr. Hartman attended the University of Colorado and studied Business Administration.
Our board of directors, excluding Mr. Hartman, has determined that the leadership positions previously and currently held by Mr. Hartman, and the extensive experience Mr. Hartman has accumulated from acquiring and managing investments in commercial real estate and debt, have provided Mr. Hartman with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

Louis T. Fox, III, age 60, is our Chief Financial Officer and Treasurer. Mr. Fox also serves as Chief Financial Officer for our Advisor and our property manager. He has responsibility for financial reporting, accounting, treasury and investor relations. Prior to joining Hartman Management (now, HIR Management) in March, 2007, Mr. Fox served as Chief Financial Officer of Legacy Brands, a restaurant group from April, 2006 until January, 2007. Prior to that, Mr. Fox served as Chief Financial Officer of Unidynamics, Inc., a specialized EPC manufacturer of unique handling system solutions for the marine and energy industries from January, 2004 until April, 2006. He also served as Treasurer and CFO of Goodman Manufacturing, a major manufacturer of residential and commercial HVAC products for 9 years prior to that. In addition to his years of experience in the manufacturing industry, he has served in senior financial positions in the construction and debt collection service concerns. Mr. Fox started his career as a tax accountant with Arthur Andersen & Co. Mr. Fox is a former practicing certified public accountant. Mr. Fox earned a Bachelor of Arts degree in accounting from the University of Texas at San Antonio.

Mark T. Torok, age 62, has served as our General Counsel and Secretary since April 2016. Mr. Torok also serves as General Counsel for both our advisor and our property manager. In this capacity, Mr. Torok manages our advisor’s in-house legal department and is responsible for all legal matters affecting our company and its affiliates, including our advisor and our property manager. Prior to joining our property manager in June, 2015, Mr. Torok practiced law from 2006 to May 2015, as the founder of The Torok Law Firm P.C., where his practice focused on real estate, securities, and business law. In addition, he served as a fee attorney and provided escrow agent services for Providence Title Insurance Company. Prior to founding The Torok Law Firm in 2006, from 1989 to 1991, Mr. Torok served as a Hearings Officer for the Pennsylvania Insurance Department. From 1991 to 2000 he served as Assistant General Counsel and Assistant Secretary of the various companies of the Erie Insurance Group, a property and casualty insurance company. From 2000 to 2002 he served as Assistant General

Counsel and Assistant Secretary for the United Services Automobile Association (USAA), a property and casualty insurance company. From 2002 to 2004 he served as Assistant General Counsel and Chief Compliance Officer for the companies of the Argonaut Group, a commercial property and casualty insurance company. He subsequently returned to USAA from 2004 to 2006 to serve as Director of Regulatory Compliance before founding his own law firm. Mr. Torok holds the insurance designations of Chartered Property Casualty Underwriter (CPCU) and Associate in Reinsurance (ARe). Mr. Torok holds an inactive real estate agent’s license in Texas and an inactive escrow agent’s license in Texas and is a member of the Texas Bar Association. Mr. Torok earned a Bachelor of Arts degree in Economics from Gettysburg College and a Juris Doctor degree from Willamette University College of Law.

Richard R. Ruskey, age 65, served as an independent director of Hartman Short Term Income Properties XX, Inc. since April 2011. Mr. Ruskey was appointed to the board of directors of the Company on May 14, 2020 following the resignation of Mr. James A. Cardwell. Mr. Ruskey began his professional career in 1978 as a Certified Public Accountant with the accounting firm of Peat, Marwick, Mitchell, & Co. in St. Louis, Missouri where he obtained extensive experience in both the audit and tax departments. In 1983 he joined the firm of Deloitte, Haskins, & Sells as a manager in the tax department. In 1986 Mr. Ruskey transitioned into the security brokerage industry as the chief financial officer of Westport Financial Group. Within a one-year period he became a full-time broker and due diligence officer for the firm. In 1990 he continued his career in financial services by joining the broker dealer firm of R. T. Jones Capital Equities, Inc. where he served as due diligence officer. In June 2010 Mr. Ruskey joined the broker dealer firm of Moloney Securities Co. Inc. where he currently serves as an investment broker and as a senior due diligence analyst. He is a Certified Public Accountant and Certified Financial Planner and is a member of the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants. He has been an active investor in numerous real estate and business ventures throughout his 30 year career in financial services. Mr. Ruskey received dual B.S. degrees in Accounting and Finance from Southern Illinois University – Carbondale.

Our board of directors, excluding Mr. Ruskey, has determined that the leadership positions previously and currently held by Mr. Ruskey, and the extensive experience Mr. Ruskey has accumulated from acquiring and managing investments in commercial real estate and debt, have provided Mr. Ruskey with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

John G. Ostroot, age 84, has served as one of our independent directors since February 2016.  Since January 2008 and July 2009, respectively, Mr. Ostroot has served as an independent director of Hartman Income REIT, Inc. and Hartman Short Term Income Properties XIX, Inc.  He was president of EGC Corporation and 3P USA Inc., subsidiaries of Plastic Omnium, Inc., a French-owned global leader in the processing of fluoropolymers and other high-performance resins plastics, from September 1994 until he retired in January 2000. As president of these companies, he actively supervised the principal accounting officers and was responsible for overseeing and assessing the performance of companies and public accountants in the preparation, audit and evaluation of financial statements on behalf of the company.  After his retirement at 3P USA, Mr. Ostroot assumed a leadership role with the Fluoropolymers Division of the Society of Plastics Industries, a trade organization, consisting of processors and suppliers of fluoropolymer resin, headquartered in Washington, D.C.  Presently, Mr. Ostroot is serving on the Fluoropolymers Division Executive Committee as Past Chairman. In April 2005, Mr. Ostroot received the Whitney Bro Lifetime Achievement Award from the DuPont Company for his more than 45 years in the Fluoropolymer industry.  Since January, 2008 Mr. Ostroot has served as a director of Hartman Income REIT, Inc., a private REIT affiliated with our sponsor, and since July, 2009, Mr. Ostroot has served as an independent director of Hartman Short Term Income Properties XIX, Inc., a private REIT affiliated with our sponsor. Mr. Ostroot earned a Bachelor of Science degree in Chemical Engineering from the University of Minnesota.

Our board of directors, excluding Mr. Ostroot, has determined that the leadership positions previously and currently held by Mr. Ostroot, and the extensive experience Mr. Ostroot has accumulated from acquiring and managing investments in commercial real estate and debt, have provided Mr. Ostroot with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

Board Committees
Our board of directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board of directors meeting, provided that the majority of the members of each committee are independent directors. Our board of directors has established an audit committee.

Audit Committee
Our board of directors has established an audit committee. The members of the audit committee are Messrs. Ruskey and Ostroot, each of whom is “independent” as defined by our charter. Mr. Ruskey serves as the chair of the audit committee and has been designated as the audit committee financial expert pursuant to the requirements of Item 407(d)(5) of Regulation S-K promulgated by the SEC under the Exchange Act.
The audit committee’s function is to assist our board of directors in fulfilling its responsibilities by overseeing: (1) the systems of our internal accounting and financial controls; (2) our financial reporting processes; (3) the independence, objectivity and qualification of our independent auditors; (4) the annual audit of our financial statements; and (5) our accounting policies and disclosures. The audit committee meets on a regular basis, at least quarterly and more frequently as necessary.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires each director, officer and individual beneficially owning more than 10% of our common stock to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) of our common stock and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC.  Based solely on a review of the copies of such forms furnished to us during and with respect to the fiscal year ended December 31, 2020, or written representations that no additional forms were required, we believe that all required Section 16(a) filings were timely and correctly made by reporting persons during 2020.

Code of Conduct and Ethics
We have adopted a Code of Ethics which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions and all members of our board of directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting and compliance with laws, rules and regulations. We will provide to any person without charge a copy of our Code of Ethics, including any amendments or waivers, upon written request delivered to our principal executive office at the address listed on the cover page of this Annual Report.

Item 11.    Executive Compensation

Compensation of our Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us and we do not intend to pay any compensation to our executive officers. We do not reimburse our advisor directly or indirectly for the salary or other compensation paid to any of our executive officers. As a result, we do not have, nor has our board of directors considered, a compensation policy for our executive officers and we have not included a Compensation and Discussion Analysis in this Annual Report.

Each of our executive officers, including each executive officer who serves as a director, is an officer or employee of our advisor or its affiliates and receives compensation for his or her services, including services performed on our behalf, from such entities.  See Item 13, “Certain Relationships and Related Transactions and Director Independence” below for a discussion of fees paid to our advisor and its affiliates.

Compensation of our Directors

The following table sets forth certain information regarding compensation earned by or paid to our directors during the year ended December 31, 2020. Directors who are also our executive officers do not receive compensation for services rendered as a director.

Name	Fees Earned or Paid In Cash (1)	All Other Compensation (2)	Total
Allen R. Hartman	$—	$—	$—
Richard Ruskey (3)	1,500	23,750	25,250
John G. Ostroot (3)	6,667	21,125	27,792
	$8,167	$44,875	$53,042

(1)  The amounts shown in this column include fees earned for attendance at board of director and committee meetings and annual retainers, as described below under “Cash Compensation.”
(2) As described below under “Independent Directors Compensation Plan,” Mr. Richard Ruskey and Ostroot are entitled to receive shares of restricted common stock as non-cash compensation for their service as independent members of our board of directors. On May 14, 2020, James Cardwell, an independent director on the Company's board of directors and as a member and chairman of the Company's Audit committee, retired from the board of directors. During the years ended December 31, 2020 and 2019, Mr. Ruskey was issued 2,427 and 0 restricted common shares and Mr. Ostroot was issued 3,847 and 1,000 restricted common shares pursuant to our independent director’s compensation plan for services rendered in 2020 and 2019, respectively. Amounts shown reflect the aggregate fair value of the shares of restricted stock as of the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(3)   Independent director.

Cash Compensation

We pay each of our independent directors an annual retainer of $25,000, plus $2,000 per board meeting attended and $500 per committee meeting attended; provided, however, we do not pay an additional fee to our directors for attending a committee meeting when the committee meeting is held on the same day as a board meeting. The Audit Committee chair receives $12,500 annually. We also reimburse all directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings.

Independent Directors Compensation Plan

Our board of directors has approved and adopted an independent director’s compensation plan, which operates as a sub-plan of our long term incentive plan. Under our independent director’s compensation plan, each of our independent directors is entitled to receive annually up to $50,000 in shares of restricted common stock. Each new independent director that joins our board of directors will receive 3,000 shares of restricted common stock upon election to our board of directors. In addition, on the date following an independent director’s re-election to our board of directors, he or she receives up to an additional 3,000 shares of restricted common stock. The shares of restricted common stock granted to our independent directors fully vest upon the completion of the annual term for which the director was elected. Directors serving on the board of directors of more than one entity sponsored by our Sponsor or its affiliates, will receive an annual cash retainer, meeting fees and stock compensation for all board service as if they were serving on a single board. As of December 31, 2020, 10,000 shares of restricted, Class A common stock have been granted to our current independent directors pursuant to the independent director’s compensation plan.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our board of directors because we do not, and do not intend to, compensate our executive officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

Item 12.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Security Ownership of Beneficial Owners

The following table sets forth information as of March 15, 2021, regarding the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 8,844,988 shares of our Class A and Class T common stock outstanding as of

March 15, 2021. The address of each beneficial owner listed below is c/o Hartman vREIT XXI, Inc., 2909 Hillcroft, Suite 420, Houston, Texas 77057.

Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)
	Number	Percentage
Allen R. Hartman (2)	22,100	0.25
John G. Ostroot	3,600	0.04
Richard R. Ruskey	—	—
Louis T. Fox, III	—	—
Mark T. Torok	—	—
All Officers and Directors as a group	25,700	0.29

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options warrants and similar rights held by the respective person or group which may be exercised within 60 days. Except as otherwise indicated, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2) Includes 22,100 shares of common stock owned by our advisor, Hartman XXI Advisors LLC.  Effective July 1, 2020, our Advisor is wholly owned by Hartman Short Term Income Properties XX, Inc.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our long-term incentive plan, as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	$—	(1) 440,565
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	440,565

(1)    Stock options and shares of restricted stock granted or awarded under the long-term incentive plan and independent directors’ compensation plan will not exceed, in the aggregate an amount equal to 5.0% of the outstanding shares of our common stock as of the date of grant or award of any such stock options or restricted stock grants, as applicable. Stock options may not have an exercise price that is less than the fair market value of a share of our common stock on the date of grant.

Item 13.    Certain Relationships and Related Transactions and Director Independence

The following describes all transactions during the period from our inception (September 3, 2015) to December 31, 2020 involving us, our directors, our advisor, our sponsor and any affiliate thereof and all such proposed transactions. See also Note 8 (Related Party Arrangements) to the consolidated financial statements included in this Annual Report. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us.

Ownership Interests

We issued 22,100 shares of our common stock to our advisor, Hartman XXI Advisors LLC, at a price of $9.05 per share, on September 3, 2015. Our subsidiary, Hartman vREIT XXI Holdings, LLC, or Hartman XXI Holdings, invested $1,000 in our operating partnership in exchange for limited partnership interests, and our affiliate Hartman vREIT XXI SLP LLC, or Hartman XXI SLP, invested $1,000 in our operating partnership in exchange for a separate class of special limited partnership interests, or the special limited partnership interests.

As of December 31, 2020, Hartman XXI Holdings owned 100% of the outstanding limited partnership interests in our operating partnership and Hartman XXI SLP owned 100% of the special limited partnership interests issued by our operating partnership. We are the sole general partner of our operating partnership.

Pursuant to the limited partnership agreement of our operating partnership, Hartman XXI SLP, as the holder of the special limited partnership interests, will be entitled to receive distributions equal to 15.0% of our operating partnership’s net sales proceeds from the disposition of assets, but only after our stockholders have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. In addition, the holder of the special limited partnership interests is entitled to receive a payment upon the redemption of the special limited partnership interests. Pursuant to the limited partnership agreement of our operating partnership, the special limited partnership interests will be redeemed upon: (1) the listing of our common stock on a national securities exchange; (2) the occurrence of certain events that result in the termination or non-renewal of our advisory agreement with our advisor other than by us for “cause” (as defined in the advisory agreement); or (3) the termination of the advisory agreement by us for cause. In the event of the listing of our shares of common stock or a termination of the advisory agreement other than by us for cause, the special limited partnership interests will be redeemed for an aggregate amount equal to the amount that the holder of the special limited partnership interests would have been entitled to receive under the limited partnership agreement of our operating partnership if our operating partnership had disposed of all of its assets at their fair market value and all liabilities of our operating partnership had been satisfied in full according to their terms as of the date of the event triggering the redemption. Payment of the redemption price to the holder of the special limited partnership interests will be paid, at the holder’s discretion, in the form of (i) limited partnership interests in our operating partnership, (ii) shares of our common stock, or (iii) a non-interest bearing promissory note. If the event triggering the redemption is a listing of our shares on a national securities exchange only, the fair market value of the assets of our operating partnership will be calculated taking into account the average share price of our shares for a specified period. If the event triggering the redemption is an underwritten public offering of our shares, the fair market value will take into account the valuation of the shares as determined by the initial public offering price in such offering. If the triggering event of the redemption is the termination or non-renewal of the advisory agreement other than by us for cause for any other reason, the fair market value of the assets of our operating partnership will be calculated based on an appraisal or valuation of our assets. In the event of the termination or non-renewal of the advisory agreement by us for cause, all of the special limited partnership interests will be redeemed by our operating partnership for the aggregate price of $1. As the holder of special limited partnership interests, Hartman XXI SLP is not entitled to receive any other distributions.

Our Relationships with our Advisor and our Property Manager

Hartman XXI Advisors, LLC is our advisor and, as such, supervises and manages our day-to-day operations and selects our real property investments and real estate-related investments, subject to the oversight by our board of directors. Our advisor also provides marketing, sales and client services on our behalf. Our advisor was formed in September 2015 and is a wholly owned subsidiary of Hartman Advisors, LLC. Effective July 1, 2020, our Advisor is owned by Hartman Short Term Income Properties XX, Inc. Effective July 1, 2020, Hartman Income REIT Management, Inc., our property manager and sponsor, is owned by Hartman Short Term Income Properties XX, Inc. as a result of a merger. All of our officers and directors, other than our independent directors, are officers of our advisor and property manager and serve, and may serve in the future, other affiliates of our advisor.

Fees and Expense Reimbursements Paid to our Advisor

Pursuant to the terms of our advisory agreement, we pay our advisor the fees described below.
•We pay our advisor an acquisition fee of 2.5% of (1) the total cost of investment, as defined in connection with the acquisition or origination of any type of real property or real estate-related asset, or (2) our cost of a real property or real estate-related asset acquired in a joint venture, in each case including purchase price, acquisition expenses and any debt attributable to such investments. For the years ended December 31, 2020 and 2019, we incurred acquisition fees of $168,000 and $1,128,000, respectively, payable to our advisor.
•We pay our advisor an annual asset management fee that is payable monthly in an amount equal to one-twelfth of 0.75% of the higher of the cost or value of each asset, where the cost equals the amount actually paid or budgeted (excluding acquisition fees and expenses), including the amount of any debt attributable to the asset (including debt encumbering the asset after its acquisition) and where the value of an asset is the value established by the most recent independent valuation report, if available.For the years ended December 31, 2020 and 2019, we paid asset management fees of $553,000 and $309,000, respectively, payable to our advisor.
•We pay our advisor a debt financing fee equal to 1.0% of the amount available under any loan or line of credit we obtain and use to acquire properties or other permitted investments, which will be paid in addition to the acquisition fee paid to our advisor. For the years ended December 31, 2020 and 2019, we did not pay our advisor any debt financing fees.
•If our advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more assets, it will receive a disposition fee equal to (1) in the case of the sale of real property, the lesser of: (A) one-half of the aggregate brokerage commission paid (including the disposition fee) or, if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property sold, and (2) in the case of the sale of any asset other than real property, 3% of the sales price of such asset.  With respect to a property held in a joint venture, the foregoing disposition fee will be reduced to a percentage of such amounts reflecting our economic interest in the joint venture. For the years ended December 31, 2020 and 2019, we did not pay our advisor any disposition fees.

In addition to the fees we pay to our advisor pursuant to the advisory agreement, we also reimburse our advisor and its affiliates for the following costs and expenses:

•Under the terms of the advisory agreement, once we raised at least $10 million in gross offering proceeds, we became obligated to reimburse our advisor for organization and offering costs incurred by our advisor in connection with our initial public offering. The advisor will not be reimbursed for organization and offering costs to the extent that such reimbursement (i) would exceed the actual costs and expenses incurred by advisor or (ii) would cause the total organizational and offering costs incurred by us (including selling commissions, dealer manager fees and all other underwriting compensation) to exceed 15% of the aggregate gross proceeds from the sale of the shares of common stock sold in our initial public offering. When recorded by us, organization costs will be expensed as incurred, and offering costs, which include selling commissions, dealer manager fees and all other underwriting compensation, will be deferred and charged to stockholder’s equity as such amounts are reimbursed or paid to the advisor, the dealer manager or their affiliates from the gross proceeds of our initial public offering.
•Pursuant to our advisory agreement and our charter, we will reimburse our advisor for all operating expenses paid or incurred by our advisor in connection with the services provided to us. However, we will not reimburse our advisor or its affiliates at the end of any fiscal quarter for total operating expenses (as defined in our advisory agreement)) that for the four consecutive fiscal quarters then ended, or the “expense year,” exceeded the greater of (1) 2% of our average invested assets or (2) 25% of our net income, which we refer to as the “2%/25% Guidelines,” and our advisor must reimburse us quarterly for any amounts by which our total operating expenses exceed the 2%/25% Guidelines in the expense year, unless our independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. For the year ended December 31, 2020, our total operating expenses were $15,030,000. Of the $15,030,000 in total operating expenses incurred during the year ended December 31, 2020, we reimbursed our advisor $0 in operating expenses during the year ended December 31, 2020.
•We reimburse our advisor for all expenses related to the selection and acquisition of assets, whether or not acquired by us, including, but not limited to, legal fees and expenses, travel and communications expenses and costs of appraisals. For the years ended December 31, 2020 and 2019, we had reimbursed our advisor for $0 and $0 of acquisition expenses, respectively.

Our advisory agreement has a one-year term expiring June 24, 2021, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. We may terminate the advisory agreement without cause or penalty upon 60 days’ written notice and immediately for cause or upon the bankruptcy of our advisor. If we terminate the advisory agreement, we will pay our advisor all unpaid reimbursements of expenses and all earned but unpaid fees.

Property Management Fees Paid to Our Property Manager

We have entered into property management agreements with our property manager, Hartman Income REIT Management, Inc., with respect to the management of our properties. Pursuant to the management agreements, we pay the property manager a monthly management fee in an amount equal to between 3% and 5% of each property's gross revenues (as defined in the respective management agreements) for each month. Each management agreement has an initial one-year term and will continue thereafter on a month-to-month basis unless either party gives prior notice of its desire to terminate the management agreement, provided that we may terminate the management agreement at any time without cause or upon an uncured breach of the agreement upon thirty (30) days prior written notice to the property manager. For the years ended December 31, 2020 and 2019, respectively, we have paid property management fees and reimbursements of $2,504,000 and $1,088,000, to our property manager.

Transactions with Related Persons

On April 11, 2017, we entered into a membership interest purchase agreement with Hartman XX Limited Partnership, or Hartman XX LP, the operating partnership of Hartman Short Term Income Properties XX, Inc., an affiliate.  Pursuant to the terms of a membership interest purchase agreement we may acquire up to $10,000,000 of Hartman XX LP’s equity ownership interest in Hartman Three Forest Plaza, LLC, or Three Forest Plaza LLC, which owns the Three Forest Property.

As of September 30, 2018, we had acquired an approximately 48.8% equity interest in Three Forest Plaza LLC from Hartman XX LP for an aggregate purchase price of $8,700,000.

On October 1, 2018, Three Forest Plaza LLC contributed the Three Forest Plaza property to Hartman SPE, LLC, a special purpose entity formed for the purpose of refinancing certain indebtedness of Hartman Short Term Income Properties XX, Inc., Hartman Short Term Income Properties XIX, Inc. and Hartman Income REIT, Inc.

We received a 5.89% membership interest in Hartman SPE, LLC in exchange for our 48.8% minority interest in Three Forest Plaza, LLC.

Effective March 1, 2019, the Company's board of directors approved the exchange of 3.42% of the Company's 5.89% ownership interest in Hartman SPE, LLC for 700,302 shares of common stock of Hartman Short Term Income Properties XX, Inc. The exchange reduced the Company’s ownership interest in Hartman SPE, LLC from 5.89% to 2.47%. The Company's investment in Hartman SPE, LLC and Hartman Short Term Income Properties XX, Inc. is stated at cost and accounted for under the cost method.

The conversion of our minority interest in Three Forest Plaza in favor of our investment in Hartman SPE LLC transforms our opportunity for earnings and growth from a single asset into an opportunity for earnings and growth from a diversified portfolio of 39 office, retail and industrial assets.

On November 1, 2019, the Company had an unsecured promissory note receivable from Hartman XX, Inc., an affiliate of the Advisor and the Property Manager, in the face amount of $10,000,000 with an interest rate of 10% annually. The outstanding balance of the note is $2,789,000 and $4,400,000 as of December 31, 2020 and 2019. The maturity date of the note is October 31, 2021.

Effective August 4, 2020, the Company transferred the balance due from Hartman Short Term Income Properties XX, Inc. in the amount of $8,200,000 together with additional advances in the amount of $2,411,000 for a total of $10,611,000, to a newly formed taxable REIT subsidiary, Hartman vREIT XXI TRS, Inc. The total amount is represented by two underlying notes from Hartman Retail III Holdings LLC and Hartman Ashford Bayou LLC. Each of the notes receivable bear interest at an annual interest rate of 10%. The maturity date of the notes is December 31, 2021.

Director Independence

As required by our charter, a majority of the members of our board of directors must qualify as “independent directors,” as such term is defined by our charter.  Our charter defines independent director in accordance with the North American Securities Administrators Association, Inc.’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007.  As defined in our charter, an independent director is a person who is not, on the date of determination, and within the last two years from the date of determination been, directly or indirectly, associated with our sponsor or our advisor by virtue of (1) ownership of an interest in our sponsor, our advisor, or any of their affiliates; (2) employment by our sponsor, our advisor, or any of their affiliates; (3) service as an officer or director of our sponsor, our advisor, or any of their affiliates (other than as one of our directors); (4) performance of services, other than as a director, for us; (5) service as a director or trustee of more than three real estate investment trusts organized by our sponsor or advised by our advisor; or (6) maintenance of a material business or professional relationship with our sponsor, our advisor, or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the director from the sponsor, the advisor, and their affiliates exceeds 5.0% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the sponsor or the advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the sponsor, the advisor, any of their affiliates, or with us.

We have a three-member board of directors. One of our directors, Allen R. Hartman, is affiliated with our sponsor and its affiliates, and we do not consider Mr. Hartman to be an independent director. After review of all relevant transactions or relationships between each director, or any of his family members, and our company, our senior management and our independent registered public accounting firm, our board has determined that Messrs. Ruskey and Ostroot, who comprise the majority of our board, qualify as independent directors as defined in our charter.

Item 14.    Principal Accounting Fees and Services

Independent Registered Public Accounting Firm

The audit committee of our board of directors has engaged Weaver and Tidwell, L.L.P. (“Weaver”) as our independent registered public accounting firm to audit our consolidated financial statements for the years ended December 31, 2020 and 2019. The audit committee reserves the right to select new auditors at any time in the future in its discretion if it deems such decision to be in the best interests of our company and our stockholders.

Pre-Approval Policies

The charter of our audit committee imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors as well as all permitted non-audit services in order to ensure that the provision of such services does not impair the auditors’ independence. In determining whether or not to pre-approve services, the audit committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee, may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered to us by Weaver for the years ended December 31, 2020 and 2019, were pre-approved in accordance with the policies and procedures described above.

Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Weaver, as well as the fees charged by Weaver for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Weaver. The aggregate fees billed to us by Weaver professional accounting services for the years ended December 31, 2020 and 2019 are set forth in the table below.

	2020	2019
Audit fees	$154,000	$164,000
Audit-related fees	127,000	16,000
Tax fees	30,000	24,000
Total	$311,000	$204,000

For purposes of the preceding table, Weaver’s professional fees are classified as follows:

●    Audit fees—These are fees for professional services performed for the audit of our annual consolidated financial statements, the required review of quarterly financial statements, registration statements and other procedures performed by Weaver in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

●    Audit-related fees—These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as audits and due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

●    Tax fees—These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

PART IV

Item 15. Exhibits and Financial Statement Schedules

The following documents are filed as part of this Annual Report:

(a)    Exhibits

Exhibits.  The index of exhibits below is incorporated herein by reference.

(b)    Financial Statement Schedules

See the Index to Consolidated Financial Statements and Schedule at page F-1 of this report.

Item 16. Form 10-K Summary

We have elected not to provide summary information.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 31, 2021.
HARTMAN vREIT XXI, INC.
By:  /s/ Allen R. Hartman
Allen R. Hartman,
Chairman of the Board, Chief Executive Officer and   President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Allen R. Hartman and Louis T. Fox, III, and each of them, acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the date indicated.

By:	/s/ Allen R. Hartman	Date: March 31, 2021
Allen R. Hartman, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

By:	/s/ Louis T. Fox, III	Date: March 31, 2021
Louis T. Fox, III, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Richard R. Ruskey	Date: March 31, 2021
Richard R. Ruskey, Director and Chair of the Audit Committee

By:	/s/ John G. Ostroot	Date: March 31, 2021
John G. Ostroot, Director

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO
SECTION 15(d) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED SECURITIES
PURSUANT TO SECTION 12 OF THE ACT

This registrant has not sent an annual report or proxy materials to its stockholders. The registrant will furnish each stockholder with an annual report within 120 days following the close of each fiscal year. The registrant will furnish copies of such report and proxy materials to the Securities and Exchange Commission when they are sent to stockholders.

EXHIBIT INDEX

Exhibit	Description
3.1
Third Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333- 207711, filed on January 12, 2017.)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 5 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333- 207711, filed on May 23, 2016)
4.1	Form of Subscription Agreement (included as Appendix B to the prospectus, dated April 26, 2017, of the Registrant)
4.2	Amended and Restated Distribution Reinvestment Plan (included as Appendix C to the prospectus, dated April 26, 2017, of the Registrant)
10.1	Amended and Restated Advisory Agreement, dated effective as of December 31, 2016 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 27, 2017)
10.2
Agreement of Limited Partnership of Hartman vREIT XXI Operating Partnership, LP (incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 5 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333- 207711, filed on May 23, 2016)

10.3
Hartman vREIT XXI, Inc. Amended & Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333- 207711, filed on November 23, 2016)

10.4
Hartman vREIT XXI, Inc. Amended & Restated Independent Directors Compensation Plan (incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11, Commission File No. 333- 207711, filed on November 23, 2016)

10.5
Contract of Sale dated October 14, 2016 by Hartman XX Limited Partnership and Village Pointe Investors, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 14, 2016)

10.6
First Amendment to Contract of Sale dated October 14, 2016 by Hartman XX Limited Partnership and Village Pointe Investors, L.P. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 14, 2016)

10.7
Promissory Note dated November 14, 2016 by Hartman Village Pointe, LLC in favor of Hartman XX Limited Partnership (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on November 14, 2016)

10.8
Deed of Trust, Security Agreement and Assignment of Rents dated November 14, 2016 by Hartman Village Pointe, LLC in favor of Hartman XX Limited Partnership (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on November 14, 2016)

10.9
Membership Interest Purchase agreement dated April 11, 2017 by and between Hartman XX Limited Partnership and Hartman vREIT XXI, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 12, 2017)

10.10	Agreement of Purchase and Sale and Joint Escrow Instructions Agreement, dated December 14, 2017 by and between Richardson Business Center, Ltd. and Hartman vREIT XXI Operating Partnership L.P.
10.11
Loan Agreement dated March 14, 2018 by and between Southside Bank and Hartman Richardson Tech Center LLC (incorporated by reference to Exhibit 10.1 to the Company's Current on Form 8-K filed on March 15, 2018)

10.12
Promissory Note dated March 14, 2018 by and between Southside Bank and Hartman Richardson Tech Center LLC (incorporated by reference to Exhibit 10.2 to the Company's Current on Form 8-K filed on March 15, 2018)

10.13
Deed of Trust dated March 14, 2018 in favor of Southside Bank by Hartman Richardson Tech Center LLC (incorporated by reference to Exhibit 10.3 to the Company's Current on Form 8-K filed on March 15, 2018)

10.14
Property Management Agreement dated January 29, 2018 by and between Hartman Income REIT Management, Inc. and Hartman Richardson Tech Center LLC (incorporated by reference to Exhibit 10.5 to the Company's Current on Form 8-K filed on March 15, 2018)

10.15
Agreement of Purchase and Sale and Joint Escrow Instruction Agreement by and between Pace-Spectrum LLC and Hartman vREIT XXI Operating Partnership LP (incorporated by reference to Exhibit 10.1 to the Company's Current on Form 8-K filed on October 30, 2018)

10.16
Agreement for Purchase and Sale by and between Cotter & Sons, Inc. and Hartman vREIT XXI Operating Partnership LP (incorporated by reference to Exhibit 10.1 to the Company's Current on Form 8-K filed on November 14, 2018)

10.17
Master Credit Facility Agreement dated December 27, 2018 by and between East West Bank and Hartman vREIT XXI Operating Partnership, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 3, 2019.)

10.18	Revolving Promissory Note dated December 27, 2018 in favor of East West Bank (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 3, 2019.)
10.19
Deed of Trust, Assignment of Rents and Security Agreement dated December 27, 2018 by Hartman Spectrum, LLC in favor of East West Bank (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on January 3, 2019.)

10.20
Real Property Management Agreement dated December 5, 2018 by and between Hartman Spectrum, LLC and Hartman Income REIT Management, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on January 3, 2019.)

10.21
Deed of Trust, Assignment of Rents and Security Agreement dated December 27, 2018 by Hartman 11211, LLC in favor of East West Bank (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 17, 2019.)

10.22
Real Property Management Agreement dated December 5, 2018 by and between Hartman Spectrum, LLC and Hartman Income REIT Management, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 17, 2019.)

10.23	Master Credit Facility Agreement dated March 10, 2020 by and between East West Bank and Hartman vREIT XXI Operating Partnership, L.P.
10.24	Revolving Promissory Note dated March 10, 2020 by Hartman vREIT XXI Operating Partnership, L.P. and Hartman vREIT XXI, Inc. in favor of East West Bank
10.25	Deed of Trust, Assignment of Rents and Security Agreement dated March 10, 2020 by Hartman Park Ten Place I & II, LLC in favor of East West Bank
10.26	Deed of Trust, Assignment of Rents and Security Agreement dated March 10, 2020 by Hartman Timberway II, LLC in favor of East West Bank
10.27	Deed of Trust, Assignment of Rents and Security Agreement dated March 10, 2020 by Hartman Village Pointe, LLC in favor of East West Bank
10.28
Real Property Management Agreement dated November 21, 2019 by and between Hartman Income REIT Management, Inc. and Hartman Park Ten Place I & II, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 27, 2019)

10.29
Real Property Management Agreement dated November 21, 2019 by and between Hartman Income REIT Management, Inc. and Hartman Timberway II, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 27, 2019)

10.30	Real Property Management Agreement dated November 14, 2016 by and between Hartman Village Pointe, LLC and Hartman Income REIT Management, Inc.
10.31	Assignment of Property Management Agreements dated March 10, 2020 in favor of East West Bank
21.1	List of subsidiaries of Hartman vREIT XXI, Inc.
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT
101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE DOCUMENT
101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE DOCUMENT
101.LAB	XBRL TAXONOMY EXTENSION LABEL LINKBASE DOCUMENT
101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE DOCUMENT

*    Filed Herewith

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Hartman vREIT XXI, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hartman vREIT XXI, Inc. (a Maryland corporation) and Subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes and schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s revolving credit loan and term loan have maturity dates less than twelve months from the date these consolidated financial statements are issued, which raises substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

We have served as the Company’s auditors since 2015.

Houston, Texas
March 31, 2021

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	December 31,
	2020	2019
ASSETS
Real estate assets, at cost	$80,674	$77,173
Accumulated depreciation and amortization	(10,849)	(4,691)
Real estate assets, net	69,825	72,482
Investment in tenancy in common interest, net	3,926	—
Total	73,751	72,482

Cash and cash equivalents	408	133
Restricted cash	139	278
Note receivable - related party	13,400	4,400
Investment in unconsolidated entities	11,734	8,027
Deferred lease commissions, net	760	314
Accrued rent and accounts receivable, net	1,849	964
Prepaid expenses and other assets	271	573
Acquisition deposits	125	1,850
Due from related parties	—	550
Total assets	$102,437	$89,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable, net	$35,213	$18,317
Accounts payable and accrued expenses	4,109	4,003
Subscriptions for common stock	130	—
Due to related parties	420	—
Tenants' security deposits	577	646
Total liabilities	40,449	22,966
Commitments and contingencies

Special Limited Partnership Interests	1	1

Stockholders' equity:
Common stock, Class A, $0.01 par value, 270,000,000 shares authorized, 8,342,318 and 8,057,390 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	83	80
Common stock, Class T, $0.01 par value, 70,000,000 shares authorized, 468,982 shares and 454,256 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	5	5
Common stock, Class S, $0.01 par value, 280,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Common stock, Class I, $0.01 par value, 280,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	80,519	77,573
Accumulated distributions and net loss	(18,620)	(11,054)
Total stockholders' equity	61,987	66,604
Total liabilities and total equity	$102,437	$89,571
The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
	Year Ended December 31,
	2020	2019
Revenues
Rental revenues	$12,073	$6,765
Tenant reimbursements and other revenues	955	713
Total revenues	13,028	7,478

Expenses (income)
Property operating expenses	4,952	2,853
Asset management fees	553	309
Organization and offering costs	395	184
Real estate taxes and insurance	2,495	1,175
Depreciation and amortization	6,158	3,481
General and administrative	1,018	525
Interest expense	1,005	568
Interest and dividend income	(1,546)	(532)
Total expenses, net	15,030	8,563

Net loss	$(2,002)	$(1,085)
Basic and diluted loss per common share:
Net loss attributable to common stockholders	$(0.23)	$(0.18)
Weighted average number of common shares outstanding, basic and diluted	8,691	6,075

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

	Class A and Class T Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Distributions And Net loss	Total
Balance at December 31, 2018	3,721	$37	$34,004	$(5,724)	$28,317
Issuance of common shares	4,803	48	47,129	—	47,177
Redemption of common shares	(12)	—	(111)	—	(111)
Selling commissions	—	—	(3,449)	—	(3,449)
Dividends and distributions declared	—	—	—	(4,245)	(4,245)
Net loss	—	$—	$—	$(1,085)	$(1,085)
Balance at December 31, 2019	8,512	$85	$77,573	$(11,054)	$66,604
Issuance of common shares	311	3	3,287	—	3,290
Redemption of common shares	(12)	—	(143)	—	(143)
Selling commissions	—	—	(198)	—	(198)
Dividends and distributions (DRP)	—	—	—	(2,373)	(2,373)
Dividends and distributions (cash)	—	—	—	(3,191)	(3,191)
Net loss	—	—	—	(2,002)	(2,002)
Balance at December 31, 2020	8,811	$88	$80,519	$(18,620)	$61,987

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,002)	$(1,085)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock based compensation	65	29
Depreciation and amortization	6,158	3,481
Deferred loan and lease commission costs amortization	291	136
Bad debt provision	75	7
Changes in operating assets and liabilities:
Accrued rent and accounts receivable	(960)	(812)
Deferred leasing commissions	(568)	(272)
Prepaid expenses and other assets	175	(416)
Accounts payable and accrued expenses	6	1,400
Due to /from related parties	970	(211)
Tenants' security deposits	(69)	(15)
Net cash provided by operating activities	$4,141	$2,242
Cash flows from investing activities:
Acquisition deposit	(125)	(1,740)
Investment in TIC	(2,076)	—
Additions to real estate	(3,501)	(45,512)
Note receivable - related parties	(9,000)	(4,400)
Investment in unconsolidated entities	(3,707)	—
Net cash used in investing activities	$(18,409)	$(51,652)
Cash flows from financing activities:
Proceeds from issuance of common stock	$1,068	$45,203
Payment of redemption of common stock	(143)	(111)
Distributions paid in cash	(3,180)	(1,937)
Payment of selling commissions	(198)	(3,449)
Deferred loan costs paid	(198)	(83)
Escrowed investor proceeds	—	51
Change in subscriptions for common stock	130	(51)
Proceeds from revolving credit facility	17,400	18,550
Repayments under revolving credit facility	(475)	(10,819)
Repayments on term loan	—	(3,525)
Net cash provided by financing activities	$14,404	$43,829

Net increase (decrease) in cash and cash equivalents and restricted cash	$136	$(5,581)
Cash and cash equivalents and restricted cash, beginning of period	411	5,992
Cash and cash equivalents and restricted cash, end of period	$547	$411

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
Supplemental cash flow information:
Cash paid for interest	$835	$412
Supplemental disclosures of non-cash activities:
(Decrease)/Increase in distributions payable	$49	$41
Distributions paid in stock	$2,324	$2,106
Transfer of acquisition deposit to investment in TIC	$1,850	$—
Notes received to settle related party receivable from Hartman XX	$10,611	$—
The accompanying notes are an integral part of these consolidated financial statements.

Note 1 — Organization

Hartman vREIT XXI, Inc. (the “Company”) is a Maryland corporation formed on September 3, 2015. The Company elected to be treated as a real estate investment trust (“REIT”) beginning with its taxable year ended December 31, 2017.   The Company’s fiscal year end is December 31.

In its initial public offering, the Company offered to the public up to $250,000,000 in any combination of shares of Class A and Class T common stock and up to $19,000,000 in shares of Class A and Class T common stock to stockholders pursuant to its distribution reinvestment plan.

The Company's follow-on offering (Registration No. 333-232308) was declared effective by the Securities and Exchange Commission on January 14, 2020. In its follow-on offering, the Company registered $180,000,000 in any combination of shares of Class A and Class T common stock to be offered to the public and $5,000,000 to be offered to shareholders pursuant to the distribution reinvestment plan.

On May 12, 2020, the Company's board of directors authorized the classification and designation of Class I and Class S common stock. As of December 31, 2020, 900,000,000 shares of capital stock are classified as common stock, par value $0.01 per share. 270,000,000 are classified and designated as Class A common stock (“Class A Shares”), 280,000,000 are classified and designated as Class S common stock ("Class S Shares"), 280,000,000 are classified and designated as Class I common stock ("Class I Shares"), and 70,000,000 are classified and designated as Class T Common stock (“Class T Shares”).

Effective January 26, 2021, the sale price of our Class A, Class S, Class I and Class T common shares to the public is $11.38, $10.61, $10.23 and $10.89 per share, respectively, representing the net asset value per share as determined by the board of directors plus the applicable sales commissions and managing broker dealer fees. The sale price of all classes of common shares to our shareholders pursuant to the distribution reinvestment plan is $10.23 per share.

The Company’s board of directors may, in its sole discretion and from time to time, change the price at which the Company offers shares to the public in the primary offering or pursuant to its distribution reinvestment plan to reflect changes in estimated value per share and other factors that the board of directors deems relevant.

The Company’s advisor is Hartman XXI Advisors, LLC (the “Advisor”), a Texas limited liability company and wholly owned subsidiary of Hartman Advisors, LLC. Hartman Income REIT Management, Inc., an affiliate of the Advisor, is the Company’s sponsor and property manager (“Sponsor” and “Property Manager”).  Effective July 1, 2020, the Advisor and the Property Manager are wholly owned subsidiaries of Hartman Short Term Income Properties XX, Inc. Subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

Substantially all the Company’s business is conducted through Hartman vREIT XXI Operating Partnership, L.P., a Texas limited partnership (the “OP”).  The Company is the sole general partner of the OP. The initial limited partners of the OP are Hartman vREIT XXI Holdings LLC, a wholly owned subsidiary of the Company (“XXI Holdings”), and Hartman vREIT XXI SLP LLC (“SLP LLC”), a wholly owned subsidiary of Hartman Advisors, LLC.  SLP LLC has invested $1,000 in the OP in exchange for a separate class of limited partnership interests (the “Special Limited Partnership Interests”).  As the Company accepts subscriptions for shares, it will transfer substantially all the net proceeds of the Offering to the OP as a capital contribution. The partnership agreement provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation, rather than as a partnership.  In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all the Company’s administrative costs and expenses and such expenses will be treated as expenses of the OP.

As of December 31, 2020, the Company had accepted investors' subscriptions for, and issued 8,811,300 shares, net of redemptions, of its Class A and T common stock in its initial public offering, including 603,085 shares issued as stock distributions and pursuant to its distribution reinvestment plan resulting in gross offering proceeds of $86,942,755.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements as of December 31, 2020 and 2019 have been prepared by the Company in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-K and Regulation S-K. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the financial position and operating results for the respective periods.

The Company’s consolidated financial statements include the Company’s accounts and the accounts of the OP and XXI Holdings and the subsidiaries over which the Company has control. All intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.  Cash and cash equivalents as of December 31, 2020 and 2019 consisted of demand deposits at commercial banks.

Restricted Cash
Restricted cash on the accompanying consolidated balance sheets consists of amounts escrowed for future real estate taxes, insurance, capital expenditures and debt service, as required by mortgage debt agreements.

Financial Instruments

The accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, notes receivable, accrued rent and accounts receivable, accounts payable and accrued expenses, notes payable, net and balance with related parties. The Company considers the carrying value, other than notes payable, net, to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable approximates fair value.

Revenue Recognition

The Company’s leases are accounted for as operating leases. Certain leases provide for tenant occupancy during periods for which no rent is due and/or for increases or decreases in the minimum lease payments over the terms of the leases. Revenue is recognized on a straight-line basis over the terms of the individual leases. Revenue recognition under a lease begins when the tenant takes possession of or controls the physical use of the leased space. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. The Company’s accrued rents are included in accrued rent and accounts receivable, net, on the accompanying consolidated balance sheets. The Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Additionally, cost recoveries from tenants are included in the Tenant Reimbursement and Other Revenues line item in the consolidated statements of operations in the period the related costs are incurred.

The Company’s revenue is primarily derived from leasing activities, which is specifically excluded from ASU 2014-09. The Company’s other revenue is comprised of tenant reimbursements for real estate taxes, insurance, common area maintenance, and operating expenses. Reimbursements from real estate taxes and certain other expenses are also excluded from of ASU 2014-09.

Investment in Real Estate Joint Ventures and Partnerships

To determine the method of accounting for partially owned real estate joint ventures and partnerships, management determines whether an entity is a VIE and, if so, determines which party is the primary beneficiary by analyzing whether we have both the power to direct the entity’s significant economic activities and the obligation to absorb potentially significant losses or receive potentially significant benefits. Significant judgments and assumptions inherent in this analysis include the design of the entity structure, the nature of the entity’s operations, future cash flow projections, the entity’s financing and capital structure, and contractual relationships and terms. We consolidate a VIE when we have determined that we are the primary beneficiary.

Primary risks associated with our involvement with our VIEs include the potential funding of the entities’ debt obligations or making additional contributions to fund the entities’ operations or capital activities.

Partially owned, non-variable interest real estate joint ventures and partnerships over which we have a controlling financial interest are consolidated in our consolidated financial statements. In determining if we have a controlling financial interest, we consider factors such as ownership interest, authority to make decisions, kick-out rights and substantive participating rights. Partially owned real estate joint ventures and partnerships where we do not have a controlling financial interest, but have the ability to exercise significant influence, are accounted for using the equity method.

Management continually analyzes and assesses reconsideration events, including changes in the factors mentioned above, to determine if the consolidation or equity method treatment remains appropriate.

The Company's investments in Hartman SPE, LLC and Hartman XX are accounted for in accordance with accounting standards for equity securities. Management has determined that the Hartman SPE, LLC and Hartman XX investments do not have readily determinable fair values and are recorded at cost minus impairment. The Company's investment in 3100 Weslayan is accounted for as an equity method investment.

The Company evaluates its investment in real estate joint ventures and partnerships for impairment each reporting period. The Company evaluates various factors, including operating results of the investee, ability and intent to hold the investment and views on current market and economic conditions, when determining if there is a decline in the investment value. The Company will record an impairment charge if it's determined that a decline in the estimated fair value of an investment below its carrying amount is other than temporary. The ultimate realization is dependent on a number of factors, including the performance of each investment and market conditions. There is no certainty that impairments will not occur in the future if market conditions decline or if management’s plans for these investments change.

Real Estate

Allocation of Purchase Price of Acquired Assets

Acquisitions of integrated assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. The Company believes most of its future acquisitions of operating properties will qualify as asset acquisitions. Third party transaction costs, including acquisition fees paid to Advisor, associated with asset acquisitions will be capitalized while internal acquisition costs will continue to be expensed as incurred.

Upon acquisition, the purchase price of properties is allocated to the tangible assets acquired, consisting of land, buildings and improvements, any assumed debt and asset retirement obligations, if any, based on their relative fair values. Acquisition costs, including acquisition fees paid to our advisor, are capitalized as part of the purchase price.

Land and building and improvement fair values are derived based upon the Company’s estimate of fair value after giving effect to estimated replacement cost less depreciation or estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods.

The fair values of above-market and below-market in-place lease values, including below-market renewal options for which renewal has been determined to be reasonably assured, are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases and below-market renewal options, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease and renewal option values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the remaining expected terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included in intangible lease assets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles are included in real estate assets in the consolidated balance sheets and are being amortized to expense over the remaining term of the respective leases.

The Company determines the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that the Company believes it could obtain at the date of acquisition.  Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of the Company’s acquired or purchased properties, the Company makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. The Company uses Level 3 inputs to estimate fair value of the acquired properties. Many of these estimates are obtained from independent third-party appraisals. However, the Company is responsible for the source and use of these estimates. These estimates require judgment and are subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of the Company’s properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.

Depreciation and amortization

Depreciation is computed using the straight-line method over the estimated useful lives of 5 years to 39 years years for buildings and improvements. Tenant improvements are depreciated using the straight-line method over the lesser of the life of the improvement or the remaining term of the lease. In-place leases are amortized using the straight-line method over the weighted average years' remaining calculated on terms of all of the leases in-place when acquired.

Impairment

The Company reviews its real estate and other assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. The Company determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value.  Management has determined that there has been no impairment in the carrying value of the Company’s real estate and other assets as of December 31, 2020.

Projections of expected future cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of the Company’s real estate and related intangible assets and net income.

Fair Value Measurement

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.
Level 2:	Directly or indirectly observable inputs, other than quoted prices in active markets.
Level 3:	Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.
Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market Approach:	Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
Cost Approach:	Amount required to replace the service capacity of an asset (replacement cost).
Income Approach:	Techniques used to convert future amounts to a single amount based on market expectations (including present-value, option-pricing, and excess-earnings models).

The Company’s estimates of fair value were determined using available market information and appropriate valuation methods.  Considerable judgment is necessary to interpret market data and develop estimated fair value.  The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.  The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.

Accrued Rent and Accounts Receivable

Accrued rent and accounts receivable include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rent and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.

Prepaid expenses and other assets

Prepaid expenses and other assets include prepaid insurance, subscription receivable and miscellaneous other assets and prepayments. As of December 31, 2020 and 2019, the Company had $271,000 and $573,000, respectively in prepaid expense and other assets.

Acquisition Deposits

Acquisition deposits represent funds in escrow or advanced to a seller of a property which the Company plans to acquire. As of December 31, 2020 and 2019, the Company had acquisition deposits of $125,000 and $1,850,000, respectively, which are included in the consolidated balance sheets.

Organization and Offering Costs

As of December 31, 2020, total organization and offering costs incurred for the offering amounted to $1,773,000. The total organizational and offering costs incurred by the Company (including selling commissions, dealer manager fees and all other underwriting compensation) will not exceed 15% of the aggregate gross proceeds from the sale of the shares of common stock sold in the Offering.
Organization costs, when recorded by the Company, are expensed as incurred, and offering costs, which include selling commissions, dealer manager fees and all other underwriting compensation, are deferred and charged to stockholders’ equity as such amounts are reimbursed or paid by the Advisor, the dealer manager or their affiliates from gross offering proceeds.
For the years ended December 31, 2020 and 2019, such costs totaled $395,000 and $184,000, respectively.

Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing in the taxable year ended December 31, 2017. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90 percent of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP.)  REITs are subject to a number of other organizational and operational requirements.  Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. Prior to qualifying to be taxed as a REIT, the Company is subject to normal federal and state corporation income taxes.

For the years ended December 31, 2020 and 2019, the Company had net loss of $2,002,000 and $1,085,000, respectively. The Company formed a taxable REIT subsidiary which may generate future taxable income which may be offset by the net loss carry forward. The Company considers that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance. Accordingly, no deferred tax benefit or deferred tax asset has been recorded in the consolidated financial statements.

The Company is required to recognize in its consolidated financial statements the financial effects of a tax position only if it is determined that it is more likely than not that the tax position will not be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Management has reviewed the Company’s tax positions and is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination. Accordingly, the Company has not recognized a liability related to uncertain tax positions as of December 31, 2020 and 2019, respectively.

Loss Per Share

The computations of loss per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities. The Company’s potentially dilutive securities include special limited partnership interests - see Note 13. As of December 31, 2020 and 2019, there were no common shares issuable in connection with these potentially dilutive securities. These potentially dilutive securities were excluded from the computations of diluted net loss per share for the years ended December 31, 2020 and 2019.

Concentration of Risk

The Company maintains cash accounts in one U.S. financial institution. The terms of the Company's deposits are on demand to minimize risk. The balances of the Company's depository accounts may exceed the federally insured limits. No losses have been incurred in connection with these deposits.

The geographic concentration of the Company’s real estate assets makes it susceptible to adverse economic developments in the State of Texas. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, relocations of businesses, increased competition or any other changes, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.

Major tenants are defined as those tenants which individually comprise more than 10% of the Company’s total rental revenues. One tenant of the Spectrum Building represents 19% of total annualized rental revenue for the year ended December 31, 2020. There were no major tenants for the same period ended December 31, 2019.

Going Concern Evaluation

Pursuant to ASU 2014-15, “Presentation of Financial Statements – Going Concern,” management is required to evaluate the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. The Company's has a $20 million revolving credit loan with a maturity date of December 27, 2021. In order to renew or extend the revolving credit loan, the Company must meet the lenders underwriting criteria at the time of such renewal or extension request. The Company has a $2,520,000 term loan with an extended maturity date of March 14, 2022. In order to further extend the term loan maturity date, the Company must meet the second extension criteria set forth in the term loan agreement.

Management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the issuance date of these consolidated financial statements due to the fact of the uncertainty regarding the loan maturities. Management believes that the Company will be able to extend the maturity date or renew the loans for one year or longer which will mitigate the maturity dates issue within one year of the issuance date of these consolidated financial statements.

Recently Adopted Accounting Pronouncements

On January 1, 2019, the Company adopted Accounting Standards Update ("ASU") 2016-02, "Leases," which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for in the same manner as operating leases today.

The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. In connection with the new revenue guidance (ASC 606), the new revenue standard will apply to other components of revenue deemed to be non-lease components. Under the new guidance, we will continue to recognize the lease components of lease revenue on a straight-line basis over our respective lease terms as we do under prior guidance. However, we would recognize the non-lease components under the new revenue guidance as the related services are delivered. As a result, the total revenue recognized over time would not differ under the new guidance. This does not result in a difference from how the Company has historically recognized revenue for these lease and non-lease components.

Additionally, ASU 2016-02 requires that lessees and lessors capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. Under ASU 2016-02, allocated payroll costs and other costs that are incurred regardless of whether the lease is obtained will no longer be capitalized as initial direct costs and instead will be expensed as incurred. This does not result in a difference from how the Company has historically recognized lease acquisition costs. The adoption of ASU 2016-02 had no material impact on the consolidated financial statements.

On January 1, 2019, the Company adopted ASU 2018-07, "Improvements to Non-employee Stock-Based Payment Accounting." The updated guidance simplifies aspects of share-based compensation issued to non-employees by making the guidance consistent with the accounting for employee share-based compensation. The adoption of this guidance had no material impact on the consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The updated guidance requires measurement and recognition of expected credit losses for financial assets, including trade and other receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This is different from the current guidance as this will require immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets. Generally, the pronouncement requires a modified retrospective method of adoption. This guidance is effective for fiscal years and interim periods within those years beginning after January 2023, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements when adopted.

In March 2020, issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedients for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The standard is effective for all entities as of March 12, 2020 through December 31, 2022. An entity can elect to apply the amendments as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to that date that the financial statements are available to be issued. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements when adopted.

Note 3 — Real Estate

The Company’s real estate assets, net as of December 31, 2020 and 2019 consisted of the following, in thousands:

	December 31,
	2020	2019
Land	$16,816	$16,816
Buildings and improvements	56,381	52,880
In-place lease value intangible	7,477	7,477
	80,674	77,173
Less accumulated depreciation and amortization	(10,849)	(4,691)
Total real estate assets, net	$69,825	$72,482

Depreciation expense for the years ended December 31, 2020 and 2019 was $3,650,000 and $1,790,000, respectively.

The Company identifies and records the value of acquired lease intangibles at the property acquisition date. Such intangibles include the value of acquired in-place leases and above and below-market leases. Acquired lease intangibles are amortized over the leases' remaining terms. With respect to all properties owned by the Company, the Company considers all of the in-place leases to be market rate leases.

The amount of total in-place lease intangible asset and the respective accumulated amortization are as follows, in thousands:

	December 31,
	2020	2019
In-place lease value intangible	$7,477	$7,477
Less: In-place leases – accumulated amortization	(4,951)	$(2,443)
Acquired lease intangible assets, net	$2,526	$5,034

The estimated aggregate future amortization amounts from acquired lease intangibles are as follows, thousands:

December 31,	In-place lease amortization
2021	$(1,696)
2022	(747)
2023	(83)
2024	—
2025	—
Thereafter	—
Total	$(2,526)

Amortization expense for the years ended December 31, 2020 and 2019 was $2,508,000 and $1,691,000 respectively.

Acquisition fees incurred were $168,000 and $1,128,000 for the years ended December 31, 2020 and 2019, respectively. The acquisition fee has been capitalized and added to the real estate assets, at cost, in the accompanying consolidated balance sheets. Asset management fees incurred were $553,000 and $309,000 for the years ended December 31, 2020 and 2019, respectively. Asset management fees are captioned as such in the accompanying consolidated statements of operations.

On December 29, 2020, the Company completed its acquisition of tenant-in-common interests representing an ownership of approximately 83% of an office building located at 3100 Weslayan, Houston, Texas. The property comprises approximately 78,289 rentable square feet and is commonly referred to as Weslayan. The remaining 17% TIC ownership is owned by Allen Hartman. The tenant-in-common interests were acquired from unrelated third parties, for cash consideration of $3,758,000, and reflects the Company's share of the underlying net assets and liabilities of Weslayan. In connection with the Weslayan TIC purchase, the Company became party to a loan agreement where it is jointly and severally liable with the other TIC owner, Allen Hartman. The Weslayan property is collateral for the loan. As of December 31, 2020, the loan had an outstanding principal balance of $3,997,000 and a current interest rate of 4.66%. The maturity date of the loan is August 6, 2024. Installments of principal and interest are payable monthly. The Company incurred $168,000 of acquisition fees from our Advisor from the purchase. The Company exercises significant influence as a result of the Weslayan TIC ownership interest, but the company does not have financial and operating control. Weslayan is accounted for as an equity method investment and presented on the consolidated balance sheet within the "Investment in tenant in common interest, net" line item.

On November 21, 2019, the Company acquired a fee simple interest in two properties located in Houston, Texas: the first, two three-story office buildings comprising approximately 91,215 rentable square feet, each building commonly referred to as Park Ten I and II and collectively as Park Ten Place; the second, a three-story office building comprising approximately 130,828 square feet, commonly referred to as Timberway.

The properties were acquired from an unrelated third party for a purchase price of $19,600,000, exclusive of closing costs. The Company financed the acquisitions of Park Ten Place and Timberway with proceeds from the Company’s public offering and funds available under the Company's master credit facility.

An acquisition fee of approximately $490,000 was earned by Advisor in connection with the acquisition of Park Ten Place and Timberway.

The following table summarizes the fair value of the assets acquired and the liabilities assumed based upon the Company’s purchase price allocation of the Park Ten place and Timberway, in thousands:

Assets acquired:
Real estate assets	$20,090
Total assets	$20,090
Liabilities assumed:
Real estate property taxes	(506)
Escrow-TI-LC	(406)
Prepaid rents	(46)
Security deposits	(196)
Total liabilities assumed	$(1,154)
Fair value of net assets acquired	$18,936

On October 1, 2019, the Company acquired a fee simple interest in three properties located in Houston, Texas: the first, a six-story office building comprising approximately 102,893 square feet, commonly referred to as the 1400 Broadfield Building; the second, a five-story office building comprising approximately 83,760 square feet, commonly referred to as the 16420 Park Ten Building; and the third, a three-story office building comprising approximately 67,581 square feet, commonly referred to as the 7915 FM 1960 Building.

The properties were acquired from an unrelated third party, for a purchase price of $20,550,000, exclusive of closing costs. The Company financed the acquisition of the three properties with proceeds from the Company’s public offering.

An acquisition fee of approximately $513,750 was earned by Advisor in connection with the acquisition of 1400 Broadfield, 16420 Park Ten and 7915 FM 1960.

The following table summarizes the fair value of the assets acquired and the liabilities assumed based upon the Company’s purchase price allocation of the 1400 Broadfield, 16420 Park Ten and 7915 FM 1960, in thousands:

Assets acquired:
Real estate assets	$21,064
Total assets	21,064
Liabilities assumed:
Real estate Property Taxes	(460)
Prepaid rents	(17)
Security deposits	(285)
Total liabilities assumed	(762)
Fair value of net assets acquired	$20,302

On January 10, 2019, the Company acquired a fee simple interest in an office building containing approximately 78,922 square feet of office space located in Houston, Texas. The property is commonly known as 11211 Katy Freeway. The 11211 Katy Freeway was acquired from an unrelated third-party seller, for a purchase price, as amended, of $4,370,786, exclusive of closing costs. The Company financed the acquisition of 11211 Katy Freeway with proceeds from the Company’s public offering and loan proceeds from the Company's master credit facility.

An acquisition fee of approximately $123,750 was earned by Hartman XXI Advisors LLC in connection with the purchase of 11211 Katy Freeway.

The following table summarizes the fair value of the assets acquired and the liabilities assumed based upon the Company’s purchase price allocation of the 11211 Katy Freeway property acquisition, in thousands:

Assets acquired:
Real estate assets	$4,494
Total assets	4,494
Liabilities assumed:
Prepaid rents	(16)
Security deposits	(53)
Total liabilities assumed	$(69)
Fair value of net assets acquired	$4,425

Note 4 — Investment in unconsolidated entities

Effective March 1, 2019, the Company's board of directors approved the exchange of 3.42% of the Company's 5.89% ownership interest in Hartman SPE, LLC for 700,302 shares of common stock of Hartman Short Term Income Properties XX, Inc. The exchange reduced the Company’s ownership interest in Hartman SPE, LLC from 5.89% to 2.47%.

On April 14, 2020, the Company made a tender offer to shareholders of Hartman Income REIT, Inc. ("HIREIT") to acquire up to 500,000 shares of HIREIT common stock at a price of $4.00 per share. On May 1, 2020, the Company extended the term of the tender offer until May 13, 2020 and modified the offer to purchase up 500,000 shares of HIREIT common stock at a price of $5.00 per share.

As of September 24, 2020 the Company completed the acquisition of 661,940 HIREIT common shares and 80,000 Hartman Income REIT Operating Partnership ("HIROP") OP units for consideration of $3,709,703.

The HIREIT common shares and HIROP OP units acquired were converted to 497,926 Hartman XX common shares and 60,178 Hartman XX Operating Partnership OP units in connection with the merger of those entities effective July 1, 2020.

The Company's investment in Hartman SPE, LLC and Hartman XX do not have a readily determinable fair value and are recorded at cost minus impairment. The aggregate carrying amount for the investments is $11,734,000. The Company did not receive any distributions from Hartman SPE, LLC for the year ended December 31, 2020. The Company recognized dividend

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

income of $605,000 and $409,000, respectively from Hartman Short Term Income Properties XX, Inc. for the year ended December 31, 2020 and 2019.

Note 5 — Accrued Rent and Accounts Receivable, net

Accrued rent and accounts receivable, net, consisted of the following, in thousands:

	December 31,
	2020	2019
Tenant receivables	$1,167	$714
Accrued rent	829	322
Allowance for uncollectible accounts	(147)	(72)
Accrued rents and accounts receivable, net	$1,849	$964

As of December 31, 2020 and 2019, the Company had an allowance for uncollectible accounts of $147,000 and $72,000, respectively, related to tenant receivables that the Company has specifically identified as potentially uncollectible based on assessment of each tenant’s credit-worthiness. For the years ended December 31, 2020 and 2019, the Company recorded bad debt expense in the amount of $75,000 and $7,000, respectively. Bad debt expense and any related recoveries are included in property operating expenses in the accompanying consolidated statements of operations.

Note 6 — Future Minimum Rents

The Company leases the majority of its properties under noncancellable operating leases which provide for minimum base rentals. A summary of minimum future rentals to be received (exclusive of renewals, tenant reimbursements, and contingent rentals) under noncancellable operating leases in existence at December 31, 2020 is as follows, in thousands:

December 31,	Minimum Future Rents
2021	$10,364
2022	7,032
2023	5,736
2024	3,654
2025	1,981
Thereafter	768
Total	$29,535

Note 7 — Notes Payable, net

The following table summarizes the Company's outstanding notes payable, net in thousands:

			December 31,
Property/Facility	Current Maturity	Rate (1)	2020	2019
Richardson Tech Center (2)	March 2021	L + 275 bps	$2,520	$2,520
Master Credit Facility Agreement -EWB (3)	December 2021	P - 50 bps	20,000	16,000
Master Credit Facility Agreement - EWB (4)	March 2023	P - 50 bps	12,925	—
			35,445	18,520
Less unamortized deferred loan costs			(232)	(203)
			$35,213	$18,317

(1) One-month LIBOR ("L"); Prime ("P")
(2) Payable in monthly installments of interest only until the maturity date. The interest rate for the Richardson Tech Center note as of December 31, 2020 was 2.89%. On March 26, 2021 the Company entered into an amendment with the lender extending the maturity date to March 14, 2022. Principal and interest installments of $12,345 are payable monthly until the amended maturity date. Refer to Note 15 for additional information.

(3) The Company is a party to a $20 million master credit facility agreement ("MCFA") with East West Bank. The borrowing base of the MCFA may be adjusted from time to time subject to the lender’s underwriting with respect to real property collateral which secure the amount available to be borrowed. As of December 31, 2020 the MCFA is secured by the Spectrum Building, the 11211 Katy Freeway Building, the 1400 Broadfield Building, the 16420 Park Ten Building and the 7915 FM 1960 Building. The interest rate as of December 31, 2020 was 2.75%. The outstanding balance under the MCFA was $20,000,000 as of December 31, 2020 and the amount available to be borrowed was $0.

(4) On March 10, 2020, the Company entered into a second $20 million master credit facility agreement ("MCFA II") with East West Bank. The Village Pointe and Accesso Portfolio properties are collateral security for the credit facility. The initial loan availability under the credit agreement is $13,925,000. The credit agreement matures on March 9, 2023. The interest rate as of December 31, 2020 was 2.75%. After the initial interest period, the interest rate resets to Prime minus 50 basis points. The outstanding balance under the MCFA II was $12,925,000 as of December 31, 2020 and the amount available to be borrowed was $1,000,000.

Interest expense for the years ended December 31, 2020 and 2019 was $1,005,000 and $568,000, respectively, including $169,000 and $108,000 of deferred loan cost amortization. Unamortized deferred loan costs were $232,000 and $203,000 as of December 31, 2020 and 2019, respectively. Interest expense of $84,000 and $61,000 was payable as of December 31, 2020 and 2019, respectively, and is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Note 8 — Related Party Arrangements

The Advisor is a wholly owned subsidiary of Hartman Advisors, LLC. The Property Manager is Hartman Income REIT Management, Inc., which was a wholly owned by Hartman Income REIT, Inc. Effective July 1, 2020 Hartman Advisors, LLC and Hartman Income REIT Management, Inc. are wholly owned by Hartman Short Term Income Properties XX, Inc.

The Advisor and certain affiliates of the Advisor will receive fees and compensation in connection with the Offering, and the acquisition, management and sale of the Company’s real estate investments.  In addition, in exchange for $1,000, the OP has issued the Advisor a separate, special limited partnership interest, in the form of Special Limited Partnership Interests.  See Note 13 (“Special Limited Partnership Interest”) below.

The Advisor receives reimbursement for organizational and offering expenses incurred on the Company’s behalf, but only to the extent that such reimbursements do not exceed actual expenses incurred by the Advisor and would not cause the cumulative selling commission, the dealer manager fee and other organization and offering expenses borne by the Company to exceed 15% of gross offering proceeds from the sale of shares in the Offering.

The Advisor, or its affiliates, will receive an acquisition fee equal to 2.5% of the cost of each investment the Company acquires, which includes the amount actually paid or allocated to fund the purchase, development, construction or improvement of each investment, including acquisition expenses and any debt attributable to each investment. The Advisor earned from the Company acquisition fees of $168,000 and $1,128,000, respectively, for the years ended December 31, 2020 and 2019.

The Advisor, or its affiliates, will receive a debt financing fee equal to 1.0% of the amount available under any loan or line of credit originated or assumed, directly or indirectly, in connection with the acquisition, development, construction, improvement of properties or other permitted investments, which will be in addition to the acquisition fee paid to the Advisor. No debt financing fees were earned by Advisor for the years ended December 31, 2020 and 2019.

The Company pays the Property Manager, an affiliate of the Advisor, property management fees equal to 3% of the effective gross revenues of the managed property. The Company pays and expects to pay the Property Manager leasing fees in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property, provided that such fees will only be paid if a majority of the Company’s board of directors, including a majority of its independent directors, determines that such fees are fair and reasonable in relation to the services being performed. The Property Manager may subcontract the performance of its property management and leasing duties to third parties and the Property Manager will pay a portion of its property management fee to the third parties with whom it subcontracts for these services. The Company will reimburse the costs and expenses incurred by the Property Manager on the Company’s behalf, including the wages and salaries and other employee-related expenses of all employees of the Property Manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and travel and other out-of-pocket expenses that are directly

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
related to the management of specific properties.  Other charges, including fees and expenses of third-party professionals and consultants, will be reimbursed, subject to the limitations on fees and reimbursements contained in the Charter.

If the Property Manager provides construction management services related to the improvement or finishing of tenant space in the Company’s real estate properties, the Company pays the Property Manager a construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, that the Company will only pay a construction management fee if a majority of the Company’s board of directors, including a majority of its independent directors, determines that such construction management fee is fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.

The Company pays the Advisor a monthly asset management fee equal to one-twelfth of 0.75% of the higher of (i) the cost or (ii) the value of all real estate investments the Company acquires.

If Advisor or affiliate provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of one or more assets, the Company will pay the Advisor a disposition fee equal to (1) in the case of the sale of real property, the lesser of: (A) one-half of the aggregate brokerage commission paid (including the disposition fee) or, if none is paid, the amount that customarily would be paid, or (B) 3% of the sales price of each property sold, and (2) in the case of the sale of any asset other than real property, 3% of the sales price of such asset.

The Company will reimburse the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that, commencing four fiscal quarters after the Company’s acquisition of its first asset, the Company will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of the Company’s average invested assets (as defined in the Charter), or (2) 25% of the Company’s net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period.  Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

On November 1, 2019, the Company issued an unsecured promissory note to Hartman XX, an affiliate of the Advisor and the Property Manager, in the face amount of $10,000,000 with an interest rate of 10% annually. The outstanding balance of the note is $2,789,000 and $4,400,000 as of December 31, 2020 and 2019, respectively. The maturity date of the note is October 31, 2021.

Effective August 4, 2020, the Company transferred the balance due from Hartman Short Term Income Properties XX, Inc. in the amount of $8,200,000 together with additional advances in the amount of $2,412,000 for a total of $10,611,000, to a newly formed taxable REIT subsidiary, Hartman vREIT XXI TRS, Inc. The total amount is represented by two underlying notes from Hartman Retail III Holdings LLC and Hartman Ashford Bayou LLC. Each of the notes receivable bear interest at an annual interest rate of 10%. The maturity date of the notes is December 31, 2021.

VIEs are defined as entities with a level of invested equity that is not sufficient to fund future operations on a stand-alone basis, or whose equity holders lack certain characteristics of a controlling financial interest. For identified VIEs, an assessment must be made to determine which party to the VIE, if any, has both the power to direct the activities of the VIE that most significantly impacts the performance of the VIE and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company is not deemed to be the primary beneficiary of Hartman Retail III Holdings LLC or Hartman Ashford Bayou LL, each of which qualifies as a VIE. Accordingly, the assets and liabilities and revenues and expenses of Retail III Holdings and Ashford Bayou have not been included in the accompanying consolidated financial statements.

For the years ended December 31, 2020 and 2019, the Company incurred property management fees and reimbursable costs of $1,323,000 and $725,000 payable to the Property Manager and asset management fees of $553,000 and $309,000 payable to the Advisor. Property management fees and reimbursable costs paid to the Property Manager are included in property operating expenses in the accompanying consolidated statements of operations. Asset management fees paid to the Advisor are included in asset management fees in the accompanying consolidated statements of operations.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company pays construction management fees and leasing commissions to the Property Manager in connection with the construction management and leasing of the Company's properties. For the years December 31, 2020 and 2019, the company incurred construction management fees of $264,000 and $91,000, respectively and $917,000 and $272,000, respectively, for leasing commissions. Construction management fees are capitalized and included in real estate in the consolidated balance sheets. Leasing commissions are capitalized and reported net of the amortized amount in the balance sheets.

As of December 31, 2020, the Company had $126,000 due to the Advisor and $581,000 due from Hartman Short Term Income Properties XX, Inc., $1,323,000 due to the Property Manager and $448,000, due from other Hartman affiliates. As of December 31, 2019, the Company had $106,000 due to the Advisor and $417,000 due from Hartman Short Term Income Properties XX, Inc., $229,000 due from the Property Manager and $10,000 due to other Hartman affiliates.

Note 9 — Loss Per Share

Basic loss per share is computed using net loss attributable to common stockholders and the weighted average number of common shares outstanding.

	December 31,
	2020	2019
Numerator:
Net loss attributable to common stockholders (in thousands)	$(2,002)	$(1,085)
Denominator:
Basic weighted average shares outstanding (in thousands)	8,691	6,075
Basic loss per common share	$(0.23)	$(0.18)

Note 10 — Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing in the taxable year ended December 31, 2017.  If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90 percent of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP.)  REITs are subject to a number of other organizational and operational requirements.  Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. Prior to qualifying to be taxed as a REIT, the Company is subject to normal federal and state corporation income taxes.

The Company is required to recognize in its consolidated financial statements the financial effects of a tax position only if it is determined that it is more likely than not that the tax position will not be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.Management has reviewed the Company’s tax positions and is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination. Accordingly, the Company has not recognized a liability related to uncertain tax positions.

Taxable income (loss) differs from net income (loss) for financial reporting purposes principally due to differences in the timing of recognition of interest, real estate taxes, depreciation and amortization and rental revenue.

For Federal income tax purposes, the cash distributed to stockholders was characterized as follows for the years ended December 31:

	2020	2019
Ordinary income (unaudited)	35.7%	52.4%
Return of capital (unaudited)	64.3%	47.6%
Capital gains distribution (unaudited)	—%	—%
Total	100.0%	100.0%

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A provision for Texas Franchise tax under the Texas Margin Tax Bill in the amount of $62,000 and $33,000 was recorded in the consolidated financial statements for the years ended December 31, 2020 and 2019 respectively, with a corresponding charge to real estate taxes and insurance.

Note 11 — Stockholders’ Equity

Under the Charter, the Company has the authority to issue 900,000,000 shares of common stock, $0.01 per share par value, and 50,000,000 shares of preferred stock with a par value of $0.01 per share. The Company’s board of directors is authorized to amend the Charter, without the approval of the Company’s stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

On May 12, 2020, the board of directors authorized the classification and designation of Class I and Class S common stock. As of December 31, 2020, 900,000,000 shares of capital stock were classified as common stock, par value $0.01 per share, 270,000,000 of which were classified and designated as Class A common stock (“Class A Shares”), 280,000,000 were classified and designated as Class S common stock ("Class S Shares"), 280,000,000 of which were classified as Class I common stock ("Class I Shares"), and 70,000,000 were designated as Class T Common stock (“Class T Shares”). The additional share classes have been included in an amendment to the Company's registration statement and prospectus which was declared effective by the Securities and Exchange Commission on July 27, 2020.

Common Stock

Shares of Class A and Class T common stock entitle the holders to one vote per share on all matters which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Company’s board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. Neither Class A or Class T common stock have any preferences or preemptive conversion or exchange rights.

At inception, the Company sold 22,100 shares of common stock to Hartman Advisors, LLC at a purchase price of $9.05 per share for an aggregate purchase price of $200,005, which was paid in cash.

Preferred Stock

The board of directors, with the approval of a majority of the entire board of directors and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series. If the Company were to create and issue preferred stock or convertible stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock or convertible stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities and the removal of incumbent management. As of December 31, 2020, 50,000,000 shares were classified as preferred stock, par value $0.01 per share.
Stock-Based Compensation

The Company awards vested restricted common shares to non-employee directors as compensation in part for their service as members of the board of directors of the Company. These shares are fully vested when granted. These shares may not be sold while an independent director is serving on the board of directors. For the years ended December 31, 2020 and 2019 the Company granted 6,311 and 2,500 shares, respectively of restricted common stock to independent directors as compensation for services. The Company recognized $65,000 and $29,000 as stock-based compensation expense for the years ended December 31, 2020 and 2019, respectively, based upon the offering price of $10.30 and $11.70 , respectively per common share.

Distributions

The following table reflects total distributions paid in cash and issued in shares of our common stock for the periods indicated, in thousands:

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Period	Cash	DRP & Stock	Total
First Quarter 2020	$771	$543	$1,314
Second Quarter 2020	790	605	1,395
Third Quarter 2020	798	605	1,403
Fourth Quarter 2020	821	620	1,441
Total	$3,180	$2,373	$5,553
First Quarter 2019	$305	$388	$693
Second Quarter 2019	388	484	872
Third Quarter 2019	498	646	1,144
Fourth Quarter 2019	746	629	1,375
Total	$1,937	$2,147	$4,084

Note 12 — Incentive Plans

The Company has adopted a long-term incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to employees, directors and consultants and those of the Company’s affiliates. The Incentive Award Plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of the Company and the Company’s affiliates’ selected by the board of directors for participation in the Incentive Award Plan. Stock options and shares of restricted common stock granted under the Incentive Award Plan will not, in the aggregate, exceed an amount equal to 5.0% of the outstanding shares of the Company’s common stock on the date of grant or award of any such stock options or shares of restricted stock. Stock options may not have an exercise price that is less than the fair market value of a share of the Company’s common stock on the date of grant. Shares of common stock will be authorized and reserved for issuance under the Incentive Award Plan.

The Company has adopted an independent directors’ compensation plan (the “Independent Directors Compensation Plan”) pursuant to which each of the Company’s independent directors will be entitled, subject to the plan’s conditions and restrictions, to receive an initial grant of 3,000 shares of restricted stock when the Company raises the minimum offering amount of $1,000,000 in the Offering. Each new independent director that subsequently joins the Company’s board of directors will receive a grant of 3,000 shares of restricted stock upon his or her election to the Company’s board of directors. The shares of restricted common stock granted to independent directors fully vest upon the completion of the annual term for which the director was elected. Subject to certain conditions, the non-vested shares of restricted stock granted pursuant to the Independent Directors Compensation Plan will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company.  No awards have been granted under the Incentive Award Plan as of December 31, 2020. Awards under the Independent Directors Compensation Plan for the years ended December 31, 2020 and 2019, respectively, consisted of 6,311 and 2,500 restricted, Class A common shares to our independent directors, valued at $10.30 and $11.70 per share based on the Offering price.  The stock-based compensation expense is included in general and administrative expense in the accompanying consolidated statements of operations.

HARTMAN vREIT XXI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Special Limited Partnership Interest

Pursuant to the limited partnership agreement for the OP, SLP LLC, the holder of the Special Limited Partnership Interest, will be entitled to receive distributions equal to 15.0% of the OP’s net sales proceeds from the disposition of assets, but only after the Company’s stockholders have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. In addition, the holder or the Special Limited Partnership Interest is entitled to receive a payment upon the redemption of the Special Limited Partnership Interests. Pursuant to the limited partnership agreement for the OP, the Special Limited Partnership Interests will be redeemed upon: (1) the listing of the Company’s common stock on a national securities exchange; (2) the occurrence of certain events that result in the termination or non-renewal of the Company’s advisory agreement with the Advisor (“Advisory Agreement”) other than by the Company for “cause” (as defined in the Advisory Agreement); or (3) the termination of the Advisory Agreement by the Company for cause. In the event of the listing of the Company’s shares of common stock or a termination of the Advisory Agreement other than by the Company for cause, the Special Limited Partnership Interests will be redeemed for an aggregate amount equal to the amount that the holder of the Special Limited Partnership Interests would have been entitled to receive, as described above, if the OP had disposed of all of its assets at their fair market value and all liabilities of the OP had been satisfied in full according to their terms as of the date of the event triggering the redemption. Payment of the redemption price to the holder of the Special Limited Partnership Interests will be paid, at the holder’s discretion, in the form of (i) limited partnership interests in the OP, (ii) shares of the Company’s common stock, or (iii) a non-interest bearing promissory note. If the event triggering the redemption is a listing of the Company’s shares on a national securities exchange only, the fair market value of the assets of the OP will be calculated taking into account the average share price of the Company’s shares for a specified period. If the event triggering the redemption is an underwritten public offering of the Company’s shares, the fair market value will take into account the valuation of the shares as determined by the initial public offering price in such offering. If the triggering event of the redemption is the termination or non-renewal of the Advisory Agreement other than by the Company for cause for any other reason, the fair market value of the assets of the OP will be calculated based on an appraisal or valuation of the Company’s assets. In the event of the termination or non-renewal of the Advisory Agreement by the Company for cause, all of the Special Limited Partnership Interests will be redeemed by the OP for the aggregate price of $1.

Note 14 – Commitments and Contingencies

Economic Dependency

The Company is dependent on the Sponsor and the Advisor for certain services that are essential to the Company, including the identification, evaluation, negotiation, purchase and disposition of properties, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other providers.

Litigation

The Company is subject to various claims and legal actions that arise in the ordinary course of business. Management of the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position of the Company.

Contingencies

Recent events related to the COVID-19 pandemic and the actions taken to contain it have created substantial uncertainty for all businesses, including the Company. The Company’s consolidated financial statements as of and for the year ended December 31, 2020 have been prepared in light of these circumstances. Management has determined that there has been no impairment on real estate assets.. However, circumstances related to the COVID-19 pandemic may result in recording impairments in future periods.

Note 15 – Subsequent Events
On November 6, 2020, the board of directors of the Company and the board of directors of Hartman XX each approved the merger of the Hartman XX with and into the Company. On January 26, 2021, the respective boards determined to delay the merger transaction.

Effective January 26, 2021, the sale price of our Class A, Class S, Class I and Class T common shares to the public is $11.38, $10.61, $10.23 and $10.89 per share, respectively, representing the net asset value per share as determined by the board of directors plus the applicable sales commissions and managing broker dealer fees. The sale price of all classes of common shares to our shareholders pursuant to the distribution reinvestment plan is $10.23 per share.

On March 26, 2021, the Company entered into Loan Modification Agreement No. 1 exercising its first extension option of the Richardson Tech Center loan agreement to extend the loan maturity date to March 14, 2022. Under the terms of the amendment, principal and interest installments of $12,345 are payable monthly until the maturity date, where the Company may exercise its second extension option if certain terms and conditions are met.

SCHEDULE III - REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020

(in thousands)

			Initial Cost to the Company
Property	Date Acquired	Date of Construction	Land	Building and Improvements	In-place lease value intangible	Total	Post – acquisition Improvements
Village Pointe	2/8/2017	1982	$1,762	$4,380	$1,084	$7,226	$188
Richardson Tech Center	3/14/2018	1987	$1,260	$2,999	$906	$5,165	$510
Spectrum Building	12/27/2018	1986	$2,631	$12,862	$1,458	$16,951	$712
11211 Katy Freeway	1/10/2019	1976	$874	$2,926	$694	$4,494	$2,194
1400 Broadfield	10/1/2019	1982	$2,395	$6,208	$978	$9,581	$482
16420 Park Ten	10/1/2019	1982	$1,878	$5,115	$518	$7,511	$380
7915 FM 1960	10/1/2019	1982	$993	$2,808	$171	$3,972	$378
Timberway II	11/21/2019	1982	$2,973	$8,029	$889	$11,891	$414
One Park Ten	11/21/2019	1982	$769	$2,197	$109	$3,075	$208
Two Park Ten	11/21/2019	1982	$1,281	$3,174	$670	$5,125	$217
Total			$16,816	$50,698	$7,477	$74,991	$5,683

	Gross Carrying Amount at December 31, 2020
Property	Land	Building and Improvements	In-place lease value intangible	Total	Accumulated Depreciation and Amortization	Net Book Carrying Value	Encumbrances (1)
Village Pointe	$1,762	$4,567	$1,084	$7,413	$(1,766)	$5,647
Richardson Tech Center	$1,260	$3,510	$906	$5,676	$(1,411)	$4,265	$2,520
Spectrum Building	$2,631	$13,574	$1,457	$17,662	$(2,386)	$15,276
11211 Katy Freeway	$874	$5,120	$694	$6,688	$(1,320)	$5,368
1400 Broadfield	$2,395	$6,690	$978	$10,063	$(1,114)	$8,949
16420 Park Ten	$1,878	$5,495	$518	$7,891	$(780)	$7,111
7915 FM 1960	$993	$3,186	$171	$4,350	$(475)	$3,875
Timberway II	$2,973	$8,443	$889	$12,305	$(933)	$11,372
One Park Ten	$769	$2,406	$109	$3,284	$(195)	$3,089
Two Park Ten	$1,281	$3,390	$671	$5,342	$(469)	$4,873
Total	$16,816	$56,381	$7,477	$80,674	$(10,849)	$69,825	$2,520

(1)    Specific encumbrances represent mortgage loans secured by the property indicated. See also Note 7.

	Years ended December 31,
	2020	2019
Balance at beginning of period	$77,173	$29,674
Additions during the period:
Acquisitions	—	45,649
Improvements	3,501	1,850
Balance at end of period	$80,674	$77,173